                                                  RULE NO. 424(b)(2)
                                                  REGISTRATION NO. 333-42831
                                                                   333-42831-01

PROSPECTUS

                                 CARSON, INC.

                               OFFER TO EXCHANGE
LOGO

             10 3/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B
                      ($100,000,000 PRINCIPAL AMOUNT) FOR

             10 3/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES A
                  ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON FEBRUARY 19, 1998, UNLESS EXTENDED

                                ---------------
  Carson, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"; together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $100,000,000 of its 10 3/8% Senior Subordinated Notes Due 2007, Series B (the "Exchange Notes") for up to an aggregate principal amount of $100,000,000 of its outstanding 10 3/8% Senior Subordinated Notes Due 2007, Series A (the "Existing Notes"). The Exchange Notes and the Existing Notes are hereinafter collectively referred to as the "Notes." The terms of the Exchange Notes are identical in all material respects to those of the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes. The Exchange Notes will be issued pursuant to, and be entitled to the benefits of, the Indenture (as defined) governing the Existing Notes.

  The Exchange Notes will bear interest at the rate of 10 3/8% per annum, payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 1998. The Exchange Notes will mature on November 1, 2007. Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no such interest has been paid on the Existing Notes, from the date of original issue of the Existing Notes. Interest on the Existing Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes in exchange therefor.

  On or after November 1, 2002, the Company may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to November 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 110.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding after each such redemption and that any such redemption occurs within 90 days of such Equity Offering. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Risk Factors--Possible Inability to Make A Change of Control Offer" and "Description of the Exchange Notes--Change of Control." In addition, prior to a specified reorganization of the Company, the Company will be required to make an offer to purchase all of the outstanding Exchange Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase plus the Applicable Premium (as defined). See "Description of the Exchange Notes--Merger or Consolidation" and "Risk Factors--Ability to Reorganize as a Foreign Corporation."

  The Exchange Notes will be guaranteed (the "Guarantees") on a senior subordinated basis by Carson Products Company, a Delaware subsidiary of the Company, and certain other Restricted Subsidiaries (as defined) of the Company (collectively, the "Guarantors"). The Exchange Notes and the Guarantees will be general unsecured obligations of the Company and the Guarantors, respectively. The Exchange Notes will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, including indebtedness under the New Credit Facility (as defined), and pari passu or senior in right of payment to any existing and future Subordinated Indebtedness (as defined) of the Company. The Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including indebtedness under the New Credit Facility, and pari passu or senior in right of payment to any existing and future Subordinated Indebtedness of the Guarantors. As of September 30, 1997, on a pro forma basis after giving effect to the sale of the Existing Notes, the aggregate principal amount of Senior Indebtedness of the Company and the Restricted Subsidiaries to which the Notes and the Guarantees would have been subordinated would have been approximately $0.6 million. After giving effect to the New Credit Facility, the Company and the Restricted Subsidiaries would have had additional borrowing availability of approximately $75.0 million as of September 30, 1997, subject to certain
                                                       (Continued on next page)

                                ---------------

  SEE "RISK FACTORS", WHICH BEGINS AT PAGE 12, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                                ---------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 COMMISSION  OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE ACCURACY  OR
  ADEQUACY  OF THIS  PROSPECTUS. ANY  REPRESENTATION  TO THE  CONTRARY IS  A
   CRIMINAL OFFENSE.

                                ---------------
               The date of this Prospectus is January 22, 1998.

(Continued from cover)

borrowing base and other limitations. The Indenture will permit the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of the Exchange Notes" and "Description of the New Credit Facility."

  The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Guarantors contained in the Registration Rights Agreement dated November 6, 1997 (the "Registration Rights Agreement") by and among the Company, Carson Products Company, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Initial Purchasers (the "Initial Purchasers"), with respect to the initial sale of the Existing Notes.

  The Company will accept for exchange any and all Existing Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on February 19, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m. New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer, and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return the Existing Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Existing Notes may be tendered only in integral multiples of $1,000.

  The Company is offering the Exchange Notes in reliance on certain interpretive letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties in unrelated transactions. Based upon such interpretive letters, the Company is of the view that holders of Existing Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) who exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and is not engaged in and does not intend to engage in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Existing Notes if such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution." If a holder of Existing Notes does not exchange such Existing Notes for Exchange Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of Exchange Notes."

  Prior to the Exchange Offer, there has been no public market for the Existing Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes, or the price at which holders would be able to sell the Exchange Notes. If a market for the Exchange Notes should develop, such Exchange Notes could trade at a discount from their principal amount. The Initial Purchasers have advised the Company that they currently intend to make a market for the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice.

  The Company will not receive any proceeds from the Exchange Offer. Pursuant to the Registration Rights Agreement, the Company or the Guarantors will pay all the expenses incident to the Exchange Offer. See "The Exchange Offer."

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the Exchange Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company or the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information may be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, DC 20549; and at the Commission's regional offices in Chicago (Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661-2511), and in New York (7 World Trade Center, 13th Floor, New York, NY 10048). Copies of such material may be obtained from the Public Reference Section of the Commission 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates or through the Commission's web site (http://www.sec.gov).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, all references herein to the "Company" or "Carson" refer to Carson, Inc. (the parent holding company of Carson Products Company), Aminco, Inc. (the "Predecessor") and their direct and indirect subsidiaries. Unless otherwise indicated, industry data and market-related data regarding the Company's products in this Prospectus are based on sales information collected from store register scanners at a sampling of food store chains, drug store chains and mass merchandisers in the United States and published by Information Resources Inc. ("IRI"). In addition, IRI does not track sales of products at beauty and barber supply stores ("B&Bs"), a significant distribution channel for the Company's ethnic hair care products. Therefore, the IRI information is limited in scope with respect to the Company's ethnic personal care products. While the Company believes this information to be reliable, the Company has not independently verified the data contained therein. All references herein to statement of operations data on a pro forma basis give effect to the Cutex Acquisition (as defined) as if such acquisition had occurred at the beginning of the period presented. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Overview."

                                  THE COMPANY

GENERAL

  The Company is a leading manufacturer and marketer in the United States of selected personal care products for both the ethnic market and the mass market. The Company believes that it is one of the leading global manufacturers and marketers of ethnic hair care products for persons of African descent. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market. The Company has the number one retail market position in three of the four ethnic hair care segments in the United States in which it currently competes, according to IRI. The Company currently sells over 70 different products specifically formulated to address the unique physiological characteristics of persons of African descent under six principal brand names: Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural, Magic and Let's Jam. The majority of the Company's net sales have historically been derived from hair relaxers and texturizers, which are used to chemically treat and straighten hair (constituting approximately 42.1% of the Company's net sales in the twelve months ended September 30, 1997), hair color, men's depilatory products and hair care maintenance products, primarily for persons of African descent. In addition, the Company is expanding its product offerings to other segments of the ethnic personal care market, including cosmetics and skin care products.

  The Company is also a leading marketer of nail care products to the U.S. mass market under the Cutex brand name. Cutex is the leading brand of nail polish remover, with an estimated 31.8% market share in the twelve months ended June 1997, according to IRI. Other products marketed under the Cutex brand name include nail enamel, nail care treatments and the newly introduced women's depilatory product, Naturally Soft Body Creme. Carson acquired the rights to use the Cutex brand name in the United States and Puerto Rico in April 1997 (the "Cutex Acquisition"). The Cutex Acquisition is expected to create an entree into the U.S. mass market for products developed by Carson and increase the Company's overall distribution strength.

  During the twelve months ended September 30, 1997, the Company generated, on a pro forma basis, net sales of $109.1 million and earnings before interest, taxes, depreciation and amortization, excluding nonrecurring incentive compensation charges ("Adjusted EBITDA") of $21.4 million. International net sales represented 28.2% of total historical net sales for the twelve months ended September 30, 1997. International net sales grew 51.5% in the twelve months ended September 30, 1997 compared to the twelve months ended September 30, 1996. Since the fiscal year ended March 31, 1996 (the year in which the Predecessor was acquired) through September 30, 1997, the Company experienced net sales and Adjusted EBITDA compound annual growth of 28.1% and 15.3%, respectively. See "The Company--Background." The Company's Class A common stock is listed on the New York Stock Exchange (the "NYSE") and the shares of the Company's South African subsidiary, Carson Holdings Limited ("Carson South Africa"), are listed on the Johannesburg Stock Exchange.

COMPETITIVE STRENGTHS

  The Company had the number one U.S. retail market position in three of the four ethnic hair care categories in which it competes (hair relaxers and texturizers, hair color and men's depilatory products) for the twelve months ended June 1997, according to IRI. The acquisition of the Let's Jam brand name in April 1997 added one of the leading brands in the fourth category, ethnic hair care maintenance products. According to IRI, the Cutex brand name had the number one market position in the United States in nail polish remover in the same period. The Company attributes its leading market positions to a number of competitive strengths, including its strong brand names, dedicated sales force, broad distribution, research and development capabilities and experienced management team.

  . Strong Brands. The Company currently sells its products under seven principal brand names: Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural, Magic, Let's Jam and Cutex. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market for African-Americans and Cutex is the leading brand name for nail polish removers in the U.S. mass market. The Company believes that the strength of its brands is based upon product quality and value, properly targeted advertising, package design, reputation for innovation and focused commitment to the unique needs of its consumers.

  . Experienced Sales Force and Broad Distribution. The Company believes that it has the largest direct sales force serving the U.S. retail ethnic hair care market. The Company also utilizes the experienced sales force of AM Cosmetics, Inc., an affiliate of the Company ("AM Cosmetics"), in the U.S. mass market. Both of these sales forces enhance the Company's ability to further penetrate its markets with current and new products. In the United States, the Company benefits from having its extensive product line distributed broadly through several principal channels including mass merchandisers, major food and drug chains, discount chains and B&Bs (e.g., Alberto-Culver Company's Sally's Beauty Supply stores and members of the National Beauty Supply Dealers Association).

  . Focused Research and Development. The Company believes that its tradition of technological innovation and its focused research and development ("R&D") effort are important to maintaining its market leadership position. Three of the ethnic hair care industry's most significant innovations were introduced by the Company: the first hair color developed exclusively for hair of persons of African descent
     (1972), the first no-lye relaxer (1978), which provided a safe relaxer product for home use and the Fail Safe technology for no-lye relaxers
     (1993), the only relaxer system to eliminate problems associated with imprecise mixing, which the Company believes is the most common cause of consumer complaints regarding relaxers. In addition, Carson has recently introduced a women's depilatory product, Cutex Naturally Soft Body Creme, which the Company believes eliminates many of the negative features usually associated with women's hair removers. The Company, through its affiliation with AM Cosmetics, also recently developed Dark & Lovely Cosmetics, which the Company believes is the first hypoallergenic, premium quality ethnic cosmetics line.

  . Experienced Management Team. Since 1995, a team of seasoned senior executives with extensive experience in the ethnic market and consumer products industry has been recruited to build on the Company's strong position in the global ethnic hair care market. As Chairman and Chief Executive Officer, Dr. Leroy Keith, former President of Morehouse College, entrepreneur and prominent member of the African-American community, provides the Company with leadership and vision. Joyce M. Roche, President and Chief Operating Officer, has over 20 years of experience in the health and beauty aids industry, including positions as Senior Vice President of Marketing and Vice President of Global Marketing at Avon Products, Inc. ("Avon") and Director of Marketing at Revlon, Inc. ("Revlon"). Robert W. Pierce, Executive Vice President of Finance and Chief Financial Officer, has over 20 years of experience in the health and beauty aids industry, most recently as chief financial officer of Maybelline, Inc.

GROWTH STRATEGY

  By adhering to the following strategies, the Company believes that it is well positioned to grow both internally and through acquisitions, in order to enhance its market positions in both the ethnic and mass markets for personal care products:

  . Increase Share of Existing Markets. The Company seeks to increase its market share in existing markets through product innovation and ongoing upgrading of existing products. The Company has been on an aggressive schedule of new product introductions or existing product upgrades with 19 stock-keeping units ("SKUs") having been introduced from January 1, 1996 through June 30, 1997 and an additional five SKUs expected to be introduced during the remainder of 1997, in addition to Let's Jam products, Dark & Lovely Cosmetics and Carson Compositions professional hair care products.

  . Leverage Brands into Cosmetics and Other New Product Categories. The Company believes that its flagship Dark & Lovely brand name is transferable to other ethnic health and beauty aids categories, including cosmetics and skin care products. The Company recently introduced a new line of cosmetics targeted to women of color under its Dark & Lovely brand name which it began to ship in June 1997. Similarly, the Company used the Cutex brand name to introduce its new women's depilatory product, Naturally Soft Body Creme, which began to ship in October 1997.

  . Continue International Expansion. The Company believes it is poised for continued growth in its international markets, particularly Africa, Brazil and the Caribbean, each of which has a significant concentration of consumers of African descent. The Company's key strategic initiatives to achieve this international growth include, depending on the market, local manufacturing and distribution, introduction of new products and new product categories and selected acquisitions to increase market presence. The Company currently markets its entire product line (excluding Cutex products) in over 60 countries worldwide under the same brand names as it uses in the United States. International sales in the twelve months ended September 30, 1997 of $28.0 million represented 28.2% of the Company's net sales for such period and increased 51.5% compared to the twelve months ended September 30, 1996.

  . Enter the U.S. Professional Salon Market. The Company has developed a new professional ethnic hair care product line under the Carson Compositions brand name that will offer certain technological advantages compared to ethnic hair care products currently offered in salons, as well as a complementary line of hair care maintenance products for exclusive purchase in salons. The Carson Compositions line will be comprised of 54 SKUs in the relaxer, hair color and maintenance categories. The Company estimates that there are in excess of 28,000 African-American hair care salons in the United States comprising an approximately $2.1 billion market in 1995, according to Salon Information Systems, Inc. The Company is engaged in market research and expects to enter the U.S. salon market in the fourth quarter of 1997.

  . Capitalize on Selective Acquisition Opportunities. In addition to internally generated growth, the Company continually considers the selective acquisition of related brands and businesses which would increase the Company's market share or expand and complement its product lines. In 1997, the Company acquired the right to use the Cutex brand name and certain related assets in the United States and Puerto Rico, the Let's Jam hair styling products brand name and certain related assets, the Nu-Me cosmetics and skin care brand name and certain related assets, the Restore Plus hair care brand name and certain related assets and the Seasilk toiletries brand name and certain related assets. See "Unaudited Pro Forma Consolidated Financial Data." There can be no assurance that additional suitable acquisition or joint venture candidates can be identified, or if an acquisition is completed, that the operations will be successfully integrated or otherwise not have an adverse effect on the Company.

                          BACKGROUND AND ACQUISITIONS

  The Company is a publicly-traded Delaware corporation listed on the NYSE. On August 23, 1995, DNL Savannah Acquisition Corp. ("Acquisition Corp."), a Delaware corporation and a wholly-owned subsidiary of the Company, acquired all of the stock of the Predecessor (the "Aminco Acquisition"). Acquisition Corp. was formed by Morningside Capital Group, L.L.C., a Connecticut limited liability company ("Morningside"), as financial sponsor, on behalf of an investor group consisting of DNL Partners, Limited Partnership ("DNL Partners"), a partnership formed by Dr. Leroy Keith, the principals of Morningside and the lenders providing the acquisition financing. The Predecessor was acquired for a purchase price of approximately $95 million (inclusive of transaction costs), funded primarily with Company debt. The principal shareholder of the Predecessor, Mr. A. Minis, Jr., owned and controlled the Predecessor since 1951 when he purchased it from its original founders and owners who had started the business in 1901 with a single product--Magic men's depilatory powder. Concurrent with the Aminco Acquisition, Acquisition Corp. merged into the Company's subsidiary, Carson Products Company ("Carson Products").

  On April 8, 1997, the Company acquired the complete Let's Jam product line from New Image Laboratories, Inc. in a cash transaction valued at $5.6 million. Let's Jam Shining and Conditioning Gel, one of the leading styling products in the ethnic hair styling category in the United States, is used to treat the unique hair care needs of persons of African descent. Other Let's Jam products include conditioners, shampoo and spritzes, also for persons of African descent. From the time of the acquisition through September 30, 1997, the Company recorded an aggregate of $1.2 million of net sales from the total Let's Jam product line.

  On April 30, 1997, the Company consummated the Cutex Acquisition. Through an Asset Purchase Agreement with Conopco, Inc. d/b/a Chesebrough-Pond's USA Co. ("Chesebrough-Pond's USA"), the Company acquired the rights to sell, distribute, package, manufacture and market in the United States and Puerto Rico (i) Cutex nail polish remover and (ii) Cutex nail enamel, nail care treatment products and nail care implements, which had been marketed under license by Jean Philippe Fragrances, Inc. ("Jean Philippe"). The aggregate purchase price was approximately $41.4 million, with funds provided by additional long-term debt. Net product sales of the Cutex nail polish remover line approximated $18.2 million, excluding any results from the sale of nail enamel or other products sold under license by Jean Philippe, for the twelve months ended December 31, 1996. From the time of the acquisition through September 30, 1997, the Company recorded an aggregate of $12.1 million of net sales from Cutex nail polish remover, nail enamel, nail care treatment products and nail care implements.

  In the first half of 1997, Carson South Africa, through its wholly-owned subsidiary, consummated three acquisitions in the African personal care industry including the African Nu-Me Cosmetics, Restore Plus and Seasilk brand names and certain related assets. The total purchase price including fees for these three acquisitions was approximately $1.5 million, comprised of $0.7 million in cash and 500,000 shares of Carson South Africa common stock.

  Carson South Africa announced on November 13, 1997 that it had completed the acquisition of A&J Cosmetics, a toiletries company. A&J Cosmetics manufactures and owns the Sadie brand of toiletry products, which has been selling in the ethnic market for over 20 years and competes primarily in the roll-on deodorant market. Carson South Africa will fund the acquisition with the issuance of shares of its common stock. The purchase consideration payable for the acquisition is approximately $10.3 million, with an additional purchase price contingency of up to $2.4 million based upon the after tax profit of the business for the year ended December 31, 1998. Approximately $5.9 million of the purchase price is payable on January 31, 1998, approximately $4.4 million is payable on or before January 3, 1999 and the remainder (subject to adjustment) is payable by no later than March 31, 1999.

                               THE EXCHANGE OFFER

Securities Offered......  $100,000,000 aggregate principal amount of 10 3/8%
                          Senior Subordinated Notes due 2007, Series B. The terms of the Exchange Notes and the Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

Registration Rights       The Company, Carson Products and the Initial
 Agreement..............  Purchasers entered into a Registration Rights
                          Agreement which grants the holders of the Existing
                          Notes certain exchange and registration rights. The
                          Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

The Exchange Offer......  The Company is offering to exchange up to
                          $100,000,000 aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes") for up to $100,000,000 aggregate principal amount of its outstanding 10 3/8% Senior Subordinated Notes due 2007, Series A (the "Existing Notes"). Existing Notes may be exchanged only in integral multiples of $1,000.

Expiration Date;
 Withdrawal of            The Exchange Offer will expire at 5:00 p.m., New York
 Tenders................  City time, on February 19, 1998, or such later date and time to which it may be extended by the Company.
                          The tender of Existing Notes pursuant to the Exchange
                          Offer may be withdrawn at any time prior to the Expiration Date. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions to
 the Exchange Offer.....  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

Procedures for
 Tendering Existing       Each holder of Existing Notes wishing to accept the
 Notes..................  Exchange Offer must complete, sign and date the
                          Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities
                          Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Guaranteed Delivery       Holders of Notes who wish to tender their Existing
 Procedures.............  Notes and whose Existing Notes are not immediately available or who cannot deliver their Existing Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                          Agent prior to the Expiration Date, must tender their Existing Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                          Guaranteed Delivery Procedures."

Registration              The Company has agreed to use its best efforts to
 Requirements...........  consummate by March 5, 1998 the registered Exchange
                          Offer pursuant to which holders of the Existing Notes will be offered an opportunity to exchange their Existing Notes for the Exchange Notes which will be issued without legends restricting the transfer thereof. In the event the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or in certain other circumstances, the Company has agreed to file a Shelf Registration Statement covering resales of the Existing Notes and to use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep such Shelf Registration
                          Statement effective until two years after the effective date thereof.

Certain Federal Income
 Tax Considerations.....  The exchange of Notes pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds.........  The Company will not receive any proceeds from the
                          Exchange Offer.

Exchange Agent..........  Marine Midland Bank will act as Exchange Agent in connection with the Exchange Offer (the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer-- Exchange Agent."

  The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the Exchange Notes will not be eligible for PORTAL trading.

                          TERMS OF THE EXCHANGE NOTES

  The terms of the Exchange Notes and the Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

Principal Amount........  $100,000,000.

Maturity Date...........  November 1, 2007.

Interest Payment          Interest on the Exchange Notes will accrue at the
 Dates..................  rate of 10 3/8% per annum, payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 1998. Holders of the Exchange Notes will also receive accrued interest from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no such interest has been paid on the Existing
                          Notes, from the date of original issue of the Existing Notes. Interest on the Existing Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Optional Redemption.....  On or after November 1, 2002, the Company may redeem the Exchange Notes, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to November 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 110.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding after each such redemption. See "Description of the Exchange Notes-- Redemption of Notes--Optional Redemption."

Ranking.................  The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the New Credit Facility, and pari passu or senior in right of payment to any future subordinated indebtedness of the Company. As of September 30, 1997, on a pro forma basis after giving effect to the sale of the Existing Notes, the aggregate principal amount of Senior Indebtedness of the Company and the Restricted Subsidiaries to which the Exchange Notes and the Guarantees would have been subordinated would have been approximately $0.8 million. After giving effect to the New Credit Facility, the Company and the Restricted Subsidiaries would have had additional borrowing availability of approximately $75.0 million as of September 30, 1997, subject to certain borrowing base and other limitations. The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of the Exchange Notes--Certain Covenants" and "Description of the New Credit Facility."

Guarantees..............  The Exchange Notes will be guaranteed (the
                          "Guarantees") on an unsecured, senior subordinated basis by Carson Products and certain of the Company's other Restricted Subsidiaries (collectively, the "Guarantors"). The Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors to the same extent that the Exchange Notes are subordinated to Senior Indebtedness of the Company.

Certain Offers to         Upon a Change of Control, the Company will be
 Purchase...............  required to make an offer to purchase all of the outstanding Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of the Exchange Notes--Change of Control." In addition, prior to certain specified reorganizations of the Company, the Company will be required to make an offer to purchase all of the outstanding Exchange
                          Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase plus the Applicable Premium. See
                          "Description of the Exchange Notes--Merger or Consolidation" and "Risk Factors--Ability to
                          Reorganize as a Foreign Corporation."

Certain Covenants.......  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to: (i) incur additional indebtedness; (ii) repay certain other indebtedness;
                          (iii) pay dividends or make certain other distributions; (iv) repurchase equity interests; (v) consummate certain asset sales; (vi) enter into certain transactions with affiliates; (vii) enter into sale and leaseback transactions; (viii) incur liens; (ix) merge or consolidate with any other person; (x) enter into certain guarantees of indebtedness; or (xi) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company or a Restricted Subsidiary. In addition, under certain circumstances, the Company will be required to make an offer to purchase the Exchange Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined). See "Description of the Exchange Notes."

                                  RISK FACTORS

  An investment in the Exchange Notes involves certain risks associated with the Company's business and the industry in which it competes, including (i) risks relating to substantial leverage and debt service; (ii) the subordination of the Exchange Notes and the Guarantees and risks relating to the Company's holding company structure; (iii) risks inherent in the Company's growth strategy; (iv) quarterly fluctuation of operating results; (v) the Company's reliance on certain third party manufacturers; (vi) the Company's reliance on certain of its suppliers; (vii) the Company's dependence on its trademarks in its current and future markets; (viii) the increased risk of disruption of the business because of the concentration of the Company's manufacturing operations in Savannah, Georgia; (ix) social, political and economic risks that may affect the Company's foreign operations or cause foreign currency fluctuations; (x) competition; (xi) changes in distribution channels; (xii) the effect on the Company of compliance with consumer laws and government regulation; (xiii) reliance on key managers; (xiv) control of the Company by certain existing stockholders; (xv) the uncertainty of forward-looking information; (xvi) risks relating to the cost of future compliance with environmental requirements;
(xvii) risks related to the mandatory offer to repurchase the Exchange Notes upon a Change of Control; (xviii) risks relating to the Company's ability to reorganize as a foreign corporation; (xix) fraudulent transfer considerations; and (xx) the absence of a public market for the Exchange Notes. Failure to exchange Existing Notes for Exchange Notes also involves certain risks. For a more detailed discussion of these and certain other risks, see "Risk Factors."

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA
                    (DOLLARS IN THOUSANDS, EXCEPT FOOTNOTES)

  Set forth below are summary consolidated historical and pro forma financial data of the Predecessor and the Company as of the dates and for the periods shown. Effective December 31, 1996, the Company changed the end of its fiscal year from March 31 to December 31. References herein to the "Transition Period" refer to the nine months ended December 31, 1996. The summary consolidated historical financial data of the Predecessor as of March 31, 1993 and 1994 and for the fiscal years ended March 31, 1993 and 1994 were derived from audited consolidated historical financial statements of the Predecessor not included in this Prospectus. The summary consolidated historical financial data of the Predecessor as of March 31, 1995 and for the fiscal year ended March 31, 1995 were derived from the audited consolidated balance sheet not included in this Prospectus and the audited historical statements of income and of cash flows of the Predecessor for such periods appearing elsewhere in this Prospectus. The summary consolidated historical financial data for the fiscal year ended March 31, 1996 were derived from the audited consolidated historical financial statements of the Predecessor for the period from April 1, 1995 to August 22, 1995 and from the audited consolidated historical financial statements of the Company for the period from August 23, 1995 through March 31, 1996, each appearing elsewhere in this Prospectus. The summary consolidated historical financial data of the Company as of December 31, 1996 and for the Transition Period were derived from the audited consolidated historical financial statements of the Company appearing elsewhere in this Prospectus. The summary consolidated historical financial data of the Company as of and for the nine months ended September 30, 1996 and 1997 were derived from the unaudited consolidated historical financial statements of the Company appearing elsewhere in this Prospectus. The summary pro forma consolidated financial data for the nine months ended December 31, 1996 and the nine months and twelve months ended September 30, 1997 were derived from the Unaudited Pro Forma Consolidated Financial Data of the Company, together with the notes thereto. The summary consolidated historical data of the Company as of and for the nine months ended September 30, 1996 and 1997 are unaudited; however, in the opinion of management, all such unaudited data include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results for the entire fiscal year or any other interim period. Because of the revaluation of the assets and liabilities and related impact to the statement of operations, the financial statements of the Predecessor for the periods prior to August 23, 1995 are not strictly comparable to those of the Company subsequent to that date. The summary consolidated historical financial data should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Predecessor and the Company and accompanying notes thereto appearing elsewhere in this Prospectus.

                              PREDECESSOR(A)          COMBINED(A)          COMPANY(A)
                          --------------------------  ----------- -----------------------------
                                                                   TRANSITION
                                                                     PERIOD
                                                                      FROM
                                                                    APRIL 1,     NINE MONTHS
                                                                    1996 TO         ENDED
                              FISCAL YEAR ENDED MARCH 31,         DECEMBER 31,  SEPTEMBER 30,
                          --------------------------------------- ------------ ----------------
                           1993      1994     1995       1996         1996      1996     1997
                          -------   -------  -------  ----------- ------------ -------  -------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $49,335   $50,108  $58,126    $68,319     $59,938    $56,488  $77,791
Cost of goods sold(b)...   21,585    24,222   25,692     30,319      26,940     24,853   35,431
                          -------   -------  -------    -------     -------    -------  -------
Gross profit............   27,750    25,886   32,434     38,000      32,998     31,635   42,360
Marketing and selling
 expense................   14,863    14,639   17,888     17,048      15,692     13,283   19,602
General and administra-
 tive expense...........    5,453     6,834    5,246      7,337       5,836      6,658    9,005
Incentive
 compensation(c)........      --        --       --         --        7,123      7,123      --
Depreciation and amorti-
 zation.................      695       828    1,085      1,833       1,896      1,830    2,686
                          -------   -------  -------    -------     -------    -------  -------
Operating income........    6,739     3,585    8,215     11,782       2,451      2,741   11,067
Interest expense........     (115)      (97)    (136)    (4,543)     (4,545)    (5,523)  (3,924)
Net income (loss).......    4,586     1,511    5,438      5,038      (6,783)    (4,093)   4,441
OTHER DATA:
Adjusted EBITDA(d)......  $ 7,434   $ 4,521  $ 9,450    $13,800     $11,533    $11,875  $13,644
Non-acquisition related
 capital expenditures...    1,330     1,515      974      1,845       3,805      3,895    5,108
Net sales growth(e).....     (1.2)%     1.6%    16.0%      17.5%       18.6%      13.3%    37.7%
Adjusted EBITDA
 growth(e)..............    (14.1)    (39.2)   109.0       46.0        17.2       36.7     14.9
Gross profit as a per-
 centage of net sales...     56.2      51.7     55.8       55.6        55.1       56.0     54.5
Adjusted EBITDA as a
 percentage of net
 sales..................     15.1       9.0     16.3       20.2        19.2       21.0     17.5

                                               PRO FORMA(F) (G)
                          ----------------------------------------------------------
                             NINE MONTHS         NINE MONTHS        TWELVE MONTHS
                          ENDED DECEMBER 31, ENDED SEPTEMBER 30, ENDED SEPTEMBER 30,
                                 1996               1997                1997
                          ------------------ ------------------- -------------------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............       $74,781             $82,997            $109,100(g)
Cost of goods sold(b)...        33,286              37,738              49,884
                               -------             -------            --------
Gross profit............        41,495              45,259              59,216(g)
Marketing and selling
 expense................        17,958              20,449              27,081
General and administra-
 tive expense...........         5,836               9,005              10,768
Incentive
 compensation(c)........         7,123                 --                  --
Depreciation and amorti-
 zation.................         2,721               3,273               4,149
                               -------             -------            --------
Operating income........         7,857              12,532              17,218
Interest expense........        (7,840)             (7,830)            (10,467)
(Loss) income from con-
 tinuing operations.....        (1,947)              3,043               4,310
OTHER DATA:
Adjusted EBITDA(d)......       $17,701             $15,696            $ 21,367(g)
Non-acquisition related
 capital expenditures
 ("CAPEX")..............         3,805               5,108               5,879
Net sales growth(e).....          48.0%               46.9%               50.6%
Adjusted EBITDA
 growth(e)..............          79.9                32.2                46.8
Gross profit as a per-
 centage of net sales...          55.5                54.5                53.4
Adjusted EBITDA as a
 percentage of net
 sales..................          23.7                18.9                19.8
Ratio of Adjusted EBITDA
 to interest expense....                                                   2.0x(g)
Ratio of Adjusted EBITDA
 less CAPEX to interest
 expense................                                                   1.5(g)
Ratio of net debt to Ad-
 justed EBITDA(h).......                                                   4.2(g)

                                                           SEPTEMBER 30, 1997
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(I)
                                                         -------- --------------
BALANCE SHEET DATA:
Cash and cash equivalents............................... $  4,987     11,130
Working capital.........................................   28,976     39,838
Total assets............................................  170,849    179,924
Total debt (including current maturities)...............   87,918    100,642
Stockholders' equity....................................   58,905     56,975

--------
(a) The fiscal year ended March 31, 1996 reflects data of the Company and its subsidiaries and of the Predecessor, all of the stock of which was acquired by the Company on August 23, 1995. The periods prior to and including August 22, 1995 reflect data of the Predecessor exclusively. See "The Company--Background." Because of the revaluation of the assets and liabilities acquired and the related impact to the statement of operations, the financial statements of the Predecessor for the periods prior to August 23, 1995 are not strictly comparable to those of the Company subsequent to that date. The combined presentation is not in conformity with generally accepted accounting principles but is included for comparative purposes.
(b) During the second quarter of 1997, the Company changed its method of valuing inventories in the United States from the lower of last-in, first-out (LIFO) cost or market to the lower of first-in, first-out (FIFO) cost or market. To the extent material, the effect of this change has been reflected in all periods presented in these financial statements. See Note 15 of Notes to Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.
(c) The Company recognized $7.1 million of non-recurring incentive compensation charges during the nine-month period ended December 31, 1996 relating to costs under certain long-term incentive compensation agreements and the purchase of shares prior to its initial public offering by several outside directors and certain members of senior management and for the shares of Carson South Africa awarded to certain members of its management. Approximately $6.3 million of these charges were incurred in the six months ended December 31, 1996.
(d) EBITDA represents earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA represents EBITDA before nonrecurring incentive compensation charges. While Adjusted EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. Adjusted EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.
(e) Current pro forma period versus the year earlier actual comparable prior period.
(f) The pro forma consolidated data gives effect to the Cutex Acquisition, the sale of the Existing Notes, the application of the net proceeds therefrom and the refinancing of the Existing Bank Credit Facility with the New Credit Facility.
(g) The pro forma consolidated data presented excludes all pre-acquisition results of Let's Jam hair styling products (acquired by the Company during April 1997) and Jean Philippe (which produced under license Cutex branded nail enamel and related products). In the five month period ended September 30, 1997 since the acquisitions, the Company generated net sales of $4.3 million, gross profit of $2.2 million and EBITDA of $1.7 million from Let's Jam products and Cutex products previously sold by Jean Philippe. There is no assurance that the Company will continue to achieve the same rate of performance.
(h) Represents the ratio of total debt (including current portion) less cash and cash equivalents to Adjusted EBITDA.
(i) Adjustments include the repayment of all borrowings outstanding under the Existing Bank Credit Facility of $87.3 million. Additional proceeds from the sale of the Existing Notes, net of expenses related to the New Credit Facility and the sale of the Existing Notes, are included in cash. See "Use of Proceeds."

                                 RISK FACTORS

  Holders of Existing Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before deciding to accept the Exchange Offer.

LEVERAGE AND DEBT SERVICE

  After the sale of the Existing Notes and application of the proceeds therefrom, the Company has substantial indebtedness and debt service obligations. At September 30, 1997, on a pro forma basis after giving effect to the sale of the Existing Notes and the use of proceeds described herein, the Company's total long-term indebtedness, on a consolidated basis, would have been approximately $100.6 million. After giving effect to the New Credit Facility, the Company and the Restricted Subsidiaries would have had additional borrowing availability of approximately $75.0 million as of September 30, 1997, subject to certain borrowing base and other limitations. See "Description of the New Credit Facility." In addition, subject to the restrictions under the New Credit Facility and the Indenture, the Company may incur additional indebtedness, including Senior Indebtedness, from time to time. See "Description of the Exchange Notes--Certain Covenants--Limitation on Incurrence of Indebtedness."

  The level of the Company's leverage may have important consequences for the Company, including: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired or such financing may not be on terms favorable to the Company; (ii) a portion of the Company's cash flow will be used to pay the Company's interest expense and under certain conditions to repay indebtedness, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (v) the Company's leverage may limit its flexibility to react to changes in its operating environment or economic conditions, making it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or obtain additional financing, as needed, would have a material adverse effect on the Company.

  The Company's ability to pay principal of, and interest and Liquidated Damages, if any, on the Exchange Notes and to satisfy its other debt obligations will depend upon the future operating performance of its subsidiaries, which may be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, if the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all.

  The New Credit Facility contains restrictive covenants, including limitations on the incurrence of additional liens or indebtedness, which may limit the Company's operating flexibility. The New Credit Facility also requires the Company to satisfy certain financial condition tests, including total interest coverage ratios, fixed charge coverage ratios and leverage ratios. The Company's ability to meet those tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Credit Facility and the Indenture. Upon the occurrence of an event of default under the New Credit Facility, the lenders thereunder could elect to declare all amounts outstanding under the New Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. Any indebtedness outstanding under the New Credit Facility is secured by liens on all accounts receivable, inventory, property, plant and equipment and other personal, intellectual and real property of the Company and certain of the Company's subsidiaries and is guaranteed by the Company and certain of its present and future subsidiaries. If the New Credit Facility and the Exchange Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full the Exchange Notes. See "Description of the New Credit Facility."

SUBORDINATION OF THE EXCHANGE NOTES AND THE GUARANTEES; HOLDING COMPANY
STRUCTURE

  The Exchange Notes and the Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company and the Guarantors, respectively, including all obligations under the New Credit Facility. In the event of a bankruptcy, liquidation or reorganization of the Company or a Guarantor or in the event of acceleration of any indebtedness of the Company or a Guarantor upon the occurrence of any event of default, the assets of the Company or such Guarantor, as the case may be, would be available to pay obligations on the Exchange Notes and the Guarantees only after the Senior Indebtedness of the Company and the Guarantors, respectively, has been paid in full. The Indenture limits, but does not prohibit, the incurrence by the Company and its Restricted Subsidiaries of additional Senior Indebtedness. At September 30, 1997, after giving pro forma effect to the sale of the Existing Notes, the Company and the Restricted Subsidiaries, on a consolidated basis, would have had approximately $0.6 million in principal amount of Senior Indebtedness outstanding and would have had additional borrowing availability under the New Credit Facility of approximately $75.0 million, subject to the certain borrowing base and other limitations.

  The Company is structured as a holding company which owns, directly or indirectly, the stock of its operating subsidiaries. As a holding company, the Company's cash flow and ability to service its debt obligations, including its obligations under the Exchange Notes, are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Company in the form of dividends, loans, advances or other intercompany transfers of funds. Under the terms of the Indenture, the Company's subsidiaries may incur certain indebtedness pursuant to agreements that may restrict the ability of such subsidiaries to make such dividends or other intercompany transfers necessary to service the Company's obligations, including its obligations under the Exchange Notes, the Indenture and the Registration Rights Agreement. Any failure by the Company to satisfy its obligations with respect to the Exchange Notes upon maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and the New Credit Facility and could cause a default under agreements governing other indebtedness of the Company and its subsidiaries. See "Description of the Exchange Notes--Certain Covenants" and "Description of the Exchange Notes--Events of Default and Remedies."

RISK OF INABILITY TO SUCCESSFULLY IMPLEMENT GROWTH STRATEGY

  The Company's growth strategy is to (i) increase its share of existing markets, (ii) leverage brands into new product categories, (iii) continue international expansion, (iv) enter the U.S. professional salon market and (v) continue to capitalize on selective acquisition opportunities. The Company's continued ability to implement its growth strategy successfully will be dependent on business, financial and other factors beyond the Company's control, including prevailing economic conditions, changes in consumer preferences and changes in the competitive environment. There can be no assurance that the Company will continue to be successful in the implementation of its growth strategy. See "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company appearing elsewhere herein.

  The Company's ability to anticipate changes in market and industry trends and to successfully develop and introduce new and enhanced products on a timely basis will be a critical factor in its ability to grow and remain competitive. There can be no assurance that new products and product enhancements will be completed on a timely basis or will enjoy market acceptance following their introduction. In addition, the anticipated development schedules for new or improved products are inherently difficult to predict and are subject to delay or change as a result of component part manufacturing delay, longer than anticipated R&D or market research, shifting priorities in response to customers' requirements and competitors' new product introductions. Moreover, the Company expects that it will devote substantial resources to R&D efforts, including quality control, and marketing to raise consumer awareness of new products. The costs of such efforts are likely to be expensed as they are incurred, notwithstanding that the benefits, if any, from such efforts (in the form of increased revenues or decreased product costs) may not be reflected until subsequent periods. See "Business--Research and Development and Quality Control."

  The Company's growth will be partially dependent upon its ability to increase its manufacturing capacity. The Company is currently operating at near capacity in its Savannah facility and at capacity in its South Africa facility. However, the Company is in the process of reconfiguring its production lines, as well as outsourcing the manufacture of certain of its products, in Savannah and expanding its physical space in South Africa in order to increase the capacity of such facilities. While the Company believes its sources of financing are adequate to fund its current level of operations, the Company will need to seek additional debt or equity financing if it makes significant expansions or acquisitions. Future growth will be dependent, in part, upon the capital resources available to the Company from time to time. There can be no assurance that such additional financing, if required, will be available in amounts and on terms satisfactory to the Company, if at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Another element of the Company's growth strategy is to continue to capitalize on selective acquisition opportunities. However, there can be no assurance that suitable acquisition or joint venture candidates can be identified, or that, if identified, adequate financing sources will be available on terms satisfactory to the Company. There can be no assurance that the operations of the Company's recent or future acquisitions will be successfully integrated with those of the Company or that such acquisitions will not otherwise have an adverse effect on the Company.

  If the Company is unable to increase its share of existing and international markets, leverage brands into new product categories, penetrate the U.S. professional salon market or continue to capitalize on selective acquisition opportunities, such failure could have a material adverse effect on the Company's business, results of operations and financial condition.

OPERATING RESULTS MAY FLUCTUATE QUARTERLY

  The Company's operating results historically have varied, and in the future may vary, significantly from quarter to quarter, in part because of changes in the Company's product mix, buying patterns of ethnic product distributors, the timing of, and costs related to, acquisitions, aggressive competition, and timing of promotions. Historically, the Company has typically experienced its slowest quarter in the three months ending December 31. The Company's operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with new or improved product introductions and market trends may limit management's ability to accurately forecast short-term results of operations.

RELIANCE ON THIRD PARTY MANUFACTURERS

  The Company relies on a limited number of contractors to manufacture its products to the Company's specifications. For example, the Company currently relies on AM Cosmetics to manufacture the Dark & Lovely line of cosmetics and Cutex nail enamels, Chesebrough-Pond's USA to manufacture the Cutex nail polish remover products and Cosmetics Essence, Inc. ("CEI") to manufacture the Company's shampoos and conditioners as well as the Let's Jam line. In the event that any of the Company's subcontractors were to experience financial, operational, production, supply or quality assurance difficulties which could result in a reduction or interruption in supply to the Company or would otherwise fail to meet the Company's manufacturing requirements, the Company's business, financial condition and results of operations could be materially adversely affected. There can be no assurance that the Company's current or alternative third party manufacturers will be able to meet the Company's future requirements or that such manufacturing services will continue to be available to the Company on favorable terms, or at all. To the extent the Company would be required to find replacements for AM Cosmetics, Chesebrough-Pond's, CEI or its other manufacturers, a change in manufacturers could result in cost increases and time delays in deliveries of finished assemblies, which could have a material adverse effect on the Company's business, results of operations and financial condition, and possibly on its relationships with customers. See "Business--Manufacturing."

RELIANCE ON SUPPLIERS

  The Company purchases raw materials from third-party suppliers for use in its manufacturing operations. The Company does not have any long-term written contracts with suppliers. Although the Company believes that other suppliers are available who can produce similar materials and products, there can be no guarantee that such materials would be available to the Company on an immediate basis if needed, or at prices similar to those now paid by the Company. From time to time, the Company has experienced delays in shipments from suppliers in the ordinary course of operations, but none of such delays has had a material adverse effect on the Company's business, results of operations or financial condition. Guanidine carbonate is an essential raw material used in the manufacturing of no-lye relaxer products and has been purchased by the Company for over 15 years from the one principal supplier to all manufacturers of no-lye relaxers, located in Austria. The Company maintains a stock of guanidine carbonate at its Savannah facility which could satisfy its requirements for approximately four to six months of future production. The Company has begun to source smaller amounts of guanidine carbonate of comparable quality from other suppliers. In the event that the Company is unable to obtain sufficient guanidine carbonate from its current principal supplier, the Company believes that sufficient quantities of guanidine carbonate could be obtained from these alternative suppliers on comparable terms before its reserves run out. However, the failure to timely secure an alternative source of guanidine carbonate in sufficient quantities and at a price satisfactory to the Company would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Manufacturing."

DEPENDENCE ON TRADEMARKS FOR CURRENT AND FUTURE MARKETS

  The market for the Company's products is significantly dependent upon the goodwill engendered by its trademarks and trade names. Trademark protection is therefore material to the Company's business. Although the Company's material trademarks and trade names are registered or in the process of being registered in the United States and, other than Cutex, in the principal foreign countries in which the Company sells its products, there can be no assurance that the Company will be successful in asserting trademark or trade name protection for its significant marks and names in the United States or other markets, and the costs to the Company of such efforts may be substantial. See "Business--Trademarks and Patents."

CONCENTRATED MANUFACTURING OPERATIONS INCREASE RISK OF DISRUPTION

  The Company manufactures its products domestically at its facility in Savannah, Georgia, and internationally at its facilities in Midrand, South Africa and Accra, Ghana (the Accra facility began production in June 1997). Any prolonged disruption to the operations of any such facility, whether due to labor difficulties, destruction of or damage to the facility, severe weather conditions or other reasons, could have a material adverse effect on the Company's business, results of operations and financial condition. For example, hurricanes caused the evacuation of the City of Savannah for two days during September 1996, resulting in shortfalls in production at the Company's Savannah facility. The Company maintains business interruption insurance in an amount which it deems reasonable to cover the occurrence of such events; however, there can be no assurance that the proceeds of any such insurance would be sufficient to meet the Company's needs if such an event were to occur. See "Business--Facilities."

SOCIAL, POLITICAL AND ECONOMIC RISKS AFFECTING FOREIGN OPERATIONS AND EFFECTS OF FOREIGN CURRENCY FLUCTUATIONS

  The Company's products are sold in more than 60 countries and territories outside the United States and the Company has a manufacturing facility in Midrand, South Africa as well as in Savannah, Georgia and Accra, Ghana. For the twelve months ended September 30, 1997, approximately 28.2% of the Company's net sales and approximately 43.0% of the Company's operating income were derived from outside the United States, including domestic exports and sales by the Company's South African operations. All of the Company's sales are in dollars with the exception of sales to South Africa, Botswana, Lesotho, Namibia and Swaziland which are denominated in South African Rand. A significant component of the Company's business strategy is to expand its international operations. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations, including changes in the laws and policies that govern foreign investment in countries where it has operations as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment. In addition, the Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates, which may favorably or adversely affect reported earnings and accordingly, the comparability of period-to-period results of operations. The Company does not currently engage in hedging activities to minimize its exposure to such fluctuations. Changes in currency exchange rates may affect the relative prices at which the Company and foreign competitors sell their products in the same market. There can be no assurance as to the future effect of any such changes in social, political and economic conditions on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company--Corporate Structure."

COMPETITION

  The U.S. ethnic hair care market for African-Americans is competitive and highly fragmented with a number of market participants that focus specifically on this market. The five largest companies generated approximately 49.1% of industry sales in the U.S. retail ethnic hair care market in the twelve months ended June 1997 with the remainder being generated by a number of smaller companies, according to IRI. In the U.S. retail market segments for nail enamel/treatments and for nail polish remover, the five largest companies generated approximately 69.0% and 59.5%, respectively, of industry sales for the twelve months ended June 1997, according to IRI. In the U.S. retail market for cosmetics, including the ethnic cosmetics market, the five largest companies generated approximately 75.4% of industry sales for the twelve months ended June 1997, according to IRI. In the U.S. retail market for women's depilatory products, the five largest companies generated approximately 78.7% of industry sales for the twelve months ended June 1997, according to IRI.

  Some of the Company's competitors are mass market companies which are larger and have substantially greater financial and other resources than the Company. Competitive market conditions could materially and adversely affect the Company's business, results of operations and financial condition if the Company were required to reduce product prices to remain competitive or experienced decreased sales volume. The Company plans to increase sales internationally. Expanding the Company's share of international markets will require the Company to address competitive factors similar to those it faces in the United States, as well as comply with any local regulatory requirements. See "Business--Competition."

CHANGES IN DISTRIBUTION CHANNELS

  The Company relies upon five principal distribution channels in the U.S. retail personal care market to sell its products, including mass merchandisers, major food and drug chains, discount chains and B&Bs. Chain stores and distributors in the United States and in foreign markets have periodically experienced consolidation and other ownership changes and may in the future consolidate, undergo restructurings or realign their affiliations which could decrease the number of stores that sell the Company's products or increase the ownership concentration within the retail industry. A significant portion of the Company's products sold by chain stores is purchased through ethnic product distributors. Some of these distributors may be thinly capitalized and unable to withstand changes in business conditions. If a significant distributor of the Company's products performs poorly and is unable to pay for purchased products, or reorganizes or liquidates and is unable to continue selling the Company's products, the Company's business, results of operations and financial condition could be materially adversely affected. While such changes in distribution channels to date have not had a material adverse effect on the Company's business, results of operations and financial condition, there can be no assurance as to the future effect of any such changes. See "Business--Distribution and Sales."

COMPLIANCE WITH CONSUMER LAWS AND GOVERNMENT REGULATIONS

  The Company is subject to the U.S. Food, Drug and Cosmetics Act, the U.S. Consumer Product Safety Act, the U.S. Federal Hazardous Substance Act and to the jurisdiction of the U.S. Consumer Product Safety Commission as well as product safety laws in foreign jurisdictions. Such regulations subject the Company to the possibility of requirements to repurchase or recall products found to be defective and the possibility of fines or penalties. The U.S. Food and Drug Administration ("FDA") has promulgated certain regulations concerning product ingredients, product labeling and product claims. In addition, the U.S. Federal Trade Commission ("FTC") regulates product claims. The Company is subject to consumer laws in foreign countries where its products are sold. Existing and future FDA, FTC and foreign regulations could impact distribution and sales of certain of the Company's products. See "Business--Consumer Laws, Government and Industry Regulations."

RELIANCE ON KEY MANAGEMENT

  The Company's executive officers have extensive experience serving the consumer products industry and the ethnic market. If, for any reason, key members of senior management, including Dr. Leroy Keith, Joyce M. Roche, Dennis E. Smith, Miriam Muley and Robert W. Pierce (see "Management"), do not continue to be active in management, the Company's business, results of operations or financial condition could be adversely affected. All of these key senior management employees have employment contracts, which generally contain non-compete clauses, with the Company as described in "Management-- Compensation of Executive Officers-Employment Agreements," but there can be no assurance that such individuals will remain with the Company.

CONTROL BY CERTAIN EXISTING STOCKHOLDERS

  DNL Partners beneficially owns approximately 46.1% of the total shares of Common Stock of the Company and has 75.8% of the combined voting power of the outstanding Common Stock of the Company. Accordingly, DNL Partners has sufficient voting power to elect the Company's Board of Directors and to control the vote on all matters submitted to a vote of stockholders, including extraordinary transactions such as mergers, sales of all or substantially all of the Company's assets or going private transactions. Such concentration of ownership may have the effect of delaying or preventing certain types of transactions involving an actual or potential change in control of the Company. See "Principal Stockholders and Management Ownership."

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

  Certain statements contained in this Prospectus, including in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" may contain forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, (i) the Company's plans to introduce new products and product enhancements, (ii) the Company's plans to expand its international operations, (iii) the Company's plans to penetrate the ethnic cosmetics product category, (iv) the Company's plans to enter the U.S. professional salon market for ethnic hair care products, (v) the Company's plans to make selective acquisitions, (vi) the Company's marketing, distribution and manufacturing expansion plans and (vii) the Company's expectation and estimates as to future financial performance, including growth in net sales, cash flows from operations, improved results from acquisitions and capital expenditures. Readers are urged to consider statements which use the terms "believes," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipated" or "anticipates" to be uncertain and forward-looking. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. In addition to factors that may be described in this "Risk Factors" section and elsewhere in this Prospectus and in the Company's Commission filings, the following factors, among others, could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the Company: (a) the Company's success in implementing its growth strategy, including its success in arranging financing where required, (b) the nature and extent of future competition in the Company's principal marketing areas, and (c) political, economic and demographic developments in the United States,

Africa, Brazil, the Caribbean, Europe and other countries where the Company now does business or in the future may do business.

COST OF FUTURE COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS MAY BE MATERIAL

  The Company is subject to federal, state, local and foreign environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), impose strict, retroactive and joint and several liability upon persons responsible for releases of hazardous substances.

  Based upon its experience to date, the Company believes that the future cost of compliance with existing environmental requirements, and liability for known environmental claims pursuant to such requirements, will not have a material adverse effect on the Company's business, results of operations or financial condition. However, future events, such as new information, changes in existing requirements or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. See "Business-- Environmental Matters."

POSSIBLE INABILITY TO MAKE A CHANGE OF CONTROL OFFER

  In the event of a Change of Control (as defined in the Indenture), the Company will be required to offer (a "Change of Control Offer") to purchase all of the outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase. However, the Company expects that prepayment of the Notes following a Change of Control would constitute a default under the New Credit Facility. The exercise by the holders of the Notes of their right to require the Company to purchase the Notes upon a Change of Control could also cause a default under other indebtedness of the Company, even if the Change of Control itself does not, because of the financial effect of such purchase on the Company. The Company's ability to pay cash to the holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that in the event of a Change of Control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness to pay the required purchase price for all the Notes tendered by holders upon a Change of Control. In the event that a Change of Control occurs, the Company would likely be required to refinance any indebtedness outstanding under the New Credit Facility and the Notes. There can be no assurance that the Company would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company. See "Description of the Exchange Notes--Change of Control."

ABILITY TO REORGANIZE AS A FOREIGN CORPORATION

  The Indenture permits the Company to consolidate with, merge into or otherwise dispose of all or substantially all of its assets to Carson South Africa. If the Company were to consummate such a disposition, the Exchange Notes would become obligations of Carson South Africa, a South African company approximately 28% of whose shares are traded on the Johannesburg Stock Exchange. Prior to any such disposition the Company will be required to make an offer to purchase all of the outstanding Notes at a specified price and comply with certain other conditions. See "Description of the Exchange Notes-- Merger or Consolidation."

FRAUDULENT TRANSFER CONSIDERATIONS

  The Company's obligations on the Exchange Notes will be guaranteed on a joint and several basis by the Guarantors. The Company and the initial Guarantor believe that the Guarantees, when incurred, will be incurred for proper purposes and in good faith. Notwithstanding the Company's and the Guarantor's beliefs, however, under fraudulent transfer law, if a court were to find, in a lawsuit by an unpaid creditor or representative of creditors of the Company or a Guarantor, that the Company or such Guarantor received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the Exchange Notes and the Guarantees, respectively, and, at the time of such incurrence, the Company or such Guarantor (i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital, (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature, or (iv) intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, such court could, among other things, (a) void all or a portion of the Company's or such Guarantor's obligations to the holders of the Exchange Notes and the Guarantees and/or (b) subordinate the Company's obligations to the holders of the Exchange Notes and the Guarantees to other existing and future indebtedness of the Company or such Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Exchange Notes and the Guarantees. The measure of insolvency for purposes of determining whether a transfer is voidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency. To the extent that proceeds from the sale of the Existing Notes were used to repay existing indebtedness of a Guarantor, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented thereby.

  On the basis of its historical financial information, its recent operating history as discussed in "Management's Discussion and Analysis of Results of Operations and Financial Condition" and other factors, the Company believes that, after giving effect to the sale of the Existing Notes and the issuance of the Exchange Notes, the Company and the initial Guarantor were and will be solvent, did and will have sufficient capital for the business in which they are engaged and did not and will not have incurred debts beyond their ability to pay such debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions.

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

  The Exchange Notes generally will be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there is currently no public market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the NASDAQ National Market. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and, if commenced, may discontinue such market making at any time. There can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of the Company. Prospective investors in the Exchange Notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time. See "Description of the Exchange Notes--Existing Notes; Registration Rights; Liquidated Damages".

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Existing Notes who do not exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. No holder of Existing Notes will be entitled to receive any Liquidated Damages with respect to such Existing

Notes, if a holder of such Existing Notes was, at any time while the Exchange Offer is pending, eligible to exchange, and did not validly tender, such Existing Notes for Exchange Notes in the Exchange Offer. The Company expects that substantially all of the Existing Notes will be exchanged for Exchange Notes pursuant to the Exchange Offer, which will negatively affect the market for the Existing Notes. Based on interpretations by the staff of the Commission, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests in writing. See "The Exchange Offer" and "Description of the Exchange Notes-- Existing Notes; Registration Rights; Liquidated Damages."

                                  THE COMPANY

GENERAL

  The Company is a leading manufacturer and marketer in the United States of selected personal care products for both the ethnic market and the mass market. The Company believes that it is one of the leading global manufacturers and marketers of ethnic hair care products for persons of African descent. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market. The Company has the number one retail market position in three of the four ethnic hair care segments in the United States in which it currently competes, according to IRI. The Company currently sells over 70 products specifically formulated to address the unique physiological characteristics of persons of African descent under six principal brand names: Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural, Magic and Let's Jam. The majority of the Company's net sales have historically been derived from hair relaxers and texturizers, which are used to chemically treat and straighten hair (constituting approximately 42.1% of the Company's net sales in the twelve months ended September 30, 1997), hair color, men's depilatory products and hair care maintenance products, primarily for persons of African descent. In addition, the Company is expanding its product offerings to other segments of the ethnic personal care market, including cosmetics and skin care products.

  The Company is also a leading marketer of nail care products to the U.S. mass market under the Cutex brand name. Cutex is the leading brand of nail polish remover products, with an estimated 31.8% market share in the twelve months ended June 1997, according to IRI. Other products marketed under the Cutex brand name include nail enamel, nail care treatments and the newly introduced women's depilatory product, Naturally Soft Body Creme. Carson acquired the rights to use the Cutex brand name in the United States and Puerto Rico in April 1997. The Cutex Acquisition is expected to create an entree into the U.S. mass market for products developed by Carson and increase the Company's overall distribution strength.

  The Company markets its products in the United States with its own experienced direct sales force. The Company also currently markets its products in more than 60 countries outside of the United States, primarily through local distributors. International net sales represented 28.2% of the Company's net sales for the twelve months ended September 30, 1997.

BACKGROUND

  The Company is a publicly-traded Delaware corporation listed on the NYSE. The Company (formerly DNL Savannah Holding Corp.) was established in May 1995. On August 23, 1995, Acquisition Corp., a wholly-owned subsidiary of the Company, acquired all of the stock of the Predecessor. Acquisition Corp. was formed by Morningside, as financial sponsor, on behalf of an investor group consisting of DNL Partners, Dr. Leroy Keith and the lenders providing the acquisition financing.

CORPORATE STRUCTURE

  The following chart sets forth the corporate structure of the Company. Except as noted below, each of the Company's direct and indirect subsidiaries are wholly-owned.*

                                     LOGO
--------
*  Does not include inactive subsidiaries.

  Carson Holdings Limited, a South African company incorporated on February 14, 1996, is currently 72.22% owned by Carson Products. Carson Products (Proprietary) Limited ("Carson Products S.A."), a South African registered company, which is wholly-owned by Carson South Africa, serves as the operating company for the Company's South African operations. On July 3, 1996, Carson South Africa sold 25% of its shares to the public in an initial public offering on the Johannesburg Stock Exchange, which raised approximately $4.2 million in net proceeds. At the same time an additional 1.875% of Carson South Africa shares were issued to certain employees, directors and officers of the Company involved in the South Africa operations. The net proceeds were used by Carson South Africa to purchase a manufacturing facility and related equipment as well as to provide funds for the Company's strategic initiatives in Africa. In June 1997, Carson South Africa completed a rights offering of its shares to its existing shareholders (including Carson Products), which generated cash proceeds of $1.5 million (net of $4.2 million invested by Carson Products in order to maintain its ownership percentage at approximately the same level). Carson Products West Africa Limited is a wholly-owned subsidiary of Carson South Africa and is a Ghana registered company incorporated on October 9, 1996. Carson Products East Africa (EPZ) Limited is also a wholly-owned subsidiary of Carson South Africa and is a Kenya registered company incorporated on July 8, 1997.

  Carson Products S.A. has been in operation for the past four years and manufactures and distributes ethnic hair care products under license from Carson Products. In-house manufacturing of products, previously carried out through a contract manufacturer, began in March 1996. Pursuant to a distribution agreement with Carson Products dated May 14, 1996, Carson Products S.A. has the exclusive right to distribute and sell the Company's entire product line (other than Cutex products) throughout the African continent and has the right to supply the Company's products to the European market in an amount up to 20% of the Company's budgeted European sales. The initial term of the agreement expires on April 1, 2001; however, the agreement continues indefinitely thereafter until terminated by either party upon 12 months written notice. Carson Products S.A. has a license agreement with Carson Products dated April 7, 1994 whereby Carson Products S.A. has licensed certain of the products of the Company (currently totalling over 60 products). In conjunction with the South African initial public offering, the license agreement was amended to provide that, commencing on April 1, 1998, Carson Products S.A. will pay to Carson Products a royalty in the amount of 3.0% of the net sales price of all licensed products sold. The amount of the royalty increases to 3.5% on April 1, 1999 and 4.0% on April 1, 2000 until the termination of the agreement. The initial term of the agreement expires on April 1, 1999; however, the agreement continues indefinitely thereafter until terminated by either party upon twelve months written notice. This agreement is being amended to reflect the Company's expanded product line.

  The Company's principal executive offices are located at 64 Ross Road, Savannah Industrial Park, Savannah, GA 31405, and its telephone number is
(912) 651-3400.

                     USE OF PROCEEDS OF THE EXCHANGE NOTES

  This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Existing Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Existing Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Existing Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company. The net proceeds from the sale of the Existing Notes, after underwriting discounts and commissions and expenses related to the Offering, were approximately $96.5 million. The Company used a portion of such net proceeds (i) to repay in full the debt outstanding under its then existing senior bank credit facility (the "Existing Bank Credit Facility") (approximately $87.3 million as of September 30, 1997), plus accrued and unpaid interest thereon, and (ii) to pay transaction fees and expenses related to the New Credit Facility. The remaining net proceeds will be used for working capital and general corporate purposes, including acquisitions. The Company does not currently have any outstanding agreements or commitments to make any acquisitions or enter into any joint ventures.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  Pursuant to the Registration Rights Agreement, the Company and Carson Products have agreed (i) to file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after November 6, 1997 (the "Issue Date"), (ii) that the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement (as defined) declared effective by the Commission on or prior to 180 days after the Issue Date, (iii) that unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its reasonable best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) that if obligated to file a Shelf Registration Statement, the Company will use its reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation arises. See "Description of the Exchange Notes--Existing Notes; Registration Rights; Liquidated Damages."

  If (a) the Company and Carson Products fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will be obligated to pay Liquidated Damages, if any, to each Holder of Notes constituting Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes constituting Notes held by such Holder. The amount of the Liquidated Damages, if any, will increase by an additional $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages, if any, of $.50 per week per $1,000 principal amount of such Notes. All accrued Liquidated Damages, if any, will be paid by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement) to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages, if any, will cease. See "Description of Exchange Notes--Existing Notes; Registration Rights; Liquidated Damages."

RESALE OF EXCHANGE NOTES

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Existing Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Existing Notes surrendered pursuant to the Exchange Offer. Existing Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes will be the same as the form and terms of the Existing Notes except the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Existing Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Existing Notes, such that both series will be treated as a single class of debt securities under the Indenture.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered for exchange.

  As of the date of this Prospectus, $100.0 million aggregate principal amount of the Existing Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Existing Notes. There will be no fixed record date for determining registered holders of Existing Notes entitled to participate in the Exchange Offer.

  The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Existing Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Registration Rights Agreement. Notwithstanding the foregoing, no holder of Existing Notes will be entitled to receive any Liquidated Damages with respect to such Existing Notes, if a holder of such Existing Notes was, at any time while the Exchange Offer is pending, eligible to exchange, and did not validly tender, such Existing Notes for Exchange Notes in the Exchange Offer.

  The Company will be deemed to have accepted for exchange properly tendered Existing Notes when, as and if the Company gives oral or written notice thereof to the Exchange Agent and complies with the provisions of Section 6 of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain Conditions to the Exchange Offer."

  Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" means 5:00 p.m., New York City time on February 19, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Existing Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" has not been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Existing Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate of 10 3/8% per annum, payable semi-annually on each May 1 and November 1 of each year, commencing May 1, 1998. Holders of Exchange Notes will receive accrued interest from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no such interest has been paid on the Existing Notes, from the date of original issuance of the Existing Notes. Interest on the Existing Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any Exchange Notes for, any Existing Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Existing Notes for exchange, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

    (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

    (c) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer as contemplated hereby.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Existing Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

PROCEDURES FOR TENDERING

  Only a holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Exchange Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under""--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

  The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF EXISTING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Existing Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered holder of Existing Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined below) unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Existing Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Existing Notes and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent, the Trustee, nor any other person will incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In all cases, issuance of Exchange Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of the Existing Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available or (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Existing Notes and the principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Existing Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a form of Notice of Guaranteed Delivery will be sent to holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn (including the principal amount of such Existing Notes), and (where certificates for Existing Notes have been transmitted) specify the name in which such Existing Notes were registered, if different from that of the withdrawing holder. If certificates for Existing Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Existing Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination will be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

  Marine Midland Bank has been appointed as Exchange Agent of the Exchange Offer. Questions and request for assistance, request for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                              MARINE MIDLAND BANK


                                                      By Facsimile:
     By Mail, By Overnight                  (For Eligible Institutions Only)
      Courier or By Hand:


                                                     (212) 658-2292
      Marine Midland Bank

     140 Broadway, Level A                        Confirm by Telephone:
 New York, New York 10005-1180                       (212) 658-5931

  Attention: Corporate Trust
          Operations         For Information Call:
                                (800) 662-9844

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Existing Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

TRANSFER TAXES

  Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                                CAPITALIZATION

                   (DOLLARS IN THOUSANDS, EXCEPT FOOTNOTES)

  The following table sets forth the cash, short-term debt and the consolidated capitalization of the Company at September 30, 1997 and as adjusted to give effect to the sale of the Existing Notes, the application of the net proceeds therefrom and the replacement of the Existing Bank Credit Facility with the New Credit Facility. This table should be read in conjunction with the Consolidated Financial Statements of the Company and accompanying notes thereto appearing elsewhere in this Prospectus. See "Use of Proceeds" and "Selected Consolidated Historical Financial Data."

                                                          SEPTEMBER 30, 1997
                                                         ---------------------
                                                          ACTUAL   AS ADJUSTED
                                                         --------  -----------
Cash.................................................... $  4,987   $ 11,130(a)
                                                         ========   ========
Current portion of long-term debt....................... $  3,000   $    --
                                                         ========   ========
Long-term debt:
Existing Bank Credit Facility:
  A Term loans.......................................... $ 21,250   $    --
  B Term loans..........................................   49,250        --
  Revolving line of credit..............................   13,776        --
New Credit Facility(b):
  Term loans............................................      --
  Revolving line of credit..............................      --
Senior Subordinated Notes...............................      --     100,000
Other...................................................      642        642
                                                         --------   --------
    Total long-term debt................................   84,918    100,642
                                                         --------   --------
Stockholders' equity:
  Common stock, Class A, B and C par value $.01 per
   share (165,000,000 shares authorized, 14,984,182
   shares issued and outstanding).......................      150        150
Paid-in capital.........................................   62,899     62,899
Retained earnings (deficit)(c)..........................   (1,234)    (3,164)
Foreign currency translation adjustment.................   (1,473)    (1,473)
Notes receivable, net of discount.......................   (1,437)    (1,437)
                                                         --------   --------
    Total stockholders' equity..........................   58,905     56,975
                                                         --------   --------
    Total capitalization................................ $143,823   $157,617
                                                         ========   ========

--------
(a) Estimated based on cash remaining after repayment of amounts outstanding under the Existing Bank Credit Facility as of September 30, 1997. Such amount will be reduced to the extent cash is used in operations or additional indebtedness is incurred by the Company after September 30, 1997.
(b) Concurrently with the consummation of the sale of the Existing Notes, the Company entered into the New Credit Facility. The New Credit Facility includes a $25.0 million revolving credit facility subject to borrowing base limitations and a $50.0 million acquisition term loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" and "Description of the New Credit Facility."
(c) Debt issuance costs with respect to the Existing Bank Credit Facility of approximately $2.0 million, net of related tax benefits, were written off due to the retirement of such debt with a portion of the net proceeds from the sale of the Existing Notes. See "Use of Proceeds."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                    (DOLLARS IN THOUSANDS, EXCEPT FOOTNOTES)

  The unaudited pro forma consolidated financial data are based on the historical consolidated financial statements for the Predecessor and the Company and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma consolidated statements of operations are presented as if the Cutex Acquisition, the sale of the Existing Notes and the application of the proceeds thereof had occurred as of the beginning of each period presented. The unaudited pro forma consolidated statements of operations do not purport to be representative of the Company's actual results of operations had the events described above occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma consolidated financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto appearing elsewhere in this Prospectus.

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996

                           COMPANY     CUTEX    ACQUISITION              OFFERING
                          HISTORICAL HISTORICAL ADJUSTMENTS   SUBTOTAL  ADJUSTMENTS    PRO FORMA
                          ---------- ---------- -----------   --------  -----------    ---------
Net sales...............   $59,938    $15,313     $  (470)(1) $74,781     $  --         $74,781
Cost of goods sold......    26,940      7,732      (1,386)(2)  33,286                    33,286
                           -------    -------     -------     -------     ------        -------
Gross profit............    32,998      7,581         916      41,495                    41,495
                           -------    -------     -------     -------     ------        -------
Marketing and selling
 expense................    15,692        655       1,113 (3)  17,460                    17,460
                                                      498 (4)     498                       498
General and administra-
 tive expense...........     5,836                              5,836                     5,836
Incentive compensation..     7,123                              7,123                     7,123
Depreciation and amorti-
 zation.................     1,896                    766 (5)   2,662       (337)(9)      2,325
                                                      276 (6)     276       (115)(10)     (115)
                                                                            (276)(11)         0
                                                                             190 (12)       190
                                                                             321 (13)       321
                           -------    -------     -------     -------     ------        -------
Operating income........     2,451      6,926      (1,737)      7,640        217          7,857
                           -------    -------     -------     -------     ------        -------
Interest expense, net...    (4,545)                (2,692)(7)  (7,237)     7,178 (14)      (59)
                                                                          (7,781)(15)    (7,781)
Other income, net.......       565                                565                       565
                           -------    -------     -------     -------     ------        -------
(Loss) income before in-
 come tax...............    (1,529)     6,926      (4,429)        968       (386)           582
Provision for income
 tax....................     1,727                    949 (8)   2,676       (147)(16)     2,529
                           -------    -------     -------     -------     ------        -------
Net (loss) income from
 continuing operations..   $(3,256)   $ 6,926     $(5,378)    $(1,708)    $ (239)       $(1,947)
                           =======    =======     =======     =======     ======        =======
Earnings (loss) per com-
 mon share from continu-
 ing operations.........   $ (0.25)                           $ (0.13)                  $ (0.15)
Weighted average common
 shares outstanding.....    12,715                             12,715                    12,715
Other Data:
Adjusted EBITDA.........   $11,533    $ 6,926                 $17,701                   $17,701
Non-acquisition related
 capital expenditures...     3,805                              3,805                     3,805
Gross profit as a per-
 centage of net sales...      55.1%      49.5%                   55.5%                     55.5%
Adjusted EBITDA as a
 percentage of net
 sales..................      19.2       45.2                    23.7                      23.7

                     See accompanying pro forma footnotes.

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                         CUTEX
                                       HISTORICAL
                                        FOR THE
                                      FOUR MONTHS
                           COMPANY       ENDED      ACQUISITION              OFFERING
                          HISTORICAL APRIL 30, 1997 ADJUSTMENTS   SUBTOTAL  ADJUSTMENTS    PRO FORMA
                          ---------- -------------- -----------   --------  -----------    ---------
Net sales...............   $77,791       $5,387       $  (181)(1) $82,997     $   --        $82,997
Cost of goods sold......    35,431        2,834          (527)(2)  37,738                    37,738
                           -------       ------       -------     -------     -------       -------
Gross profit............    42,360        2,553           346      45,259                    45,259
                           -------       ------       -------     -------     -------       -------
Marketing and selling
 expense................    19,602          224           390 (3)  20,216                    20,216
                                                          233 (4)     233                       233
General and administra-
 tive expense...........     9,005                                  9,005                     9,005
Depreciation and amorti-
 zation.................     2,686                        340 (5)   3,026        (111)(9)     2,915
                                                          123 (6)     123        (276)(11)     (153)
                                                                                  190 (12)      190
                                                                                  321 (13)      321
                           -------       ------       -------     -------     -------       -------
Operating income........    11,067        2,329          (740)     12,656        (124)       12,532
                           -------       ------       -------     -------     -------       -------
Interest expense, net...    (3,924)                    (1,191)(7)  (5,115)      5,066 (14)      (49)
                                                                               (7,781)(15)   (7,781)
Other income, net.......       608                                    608                       608
                           -------       ------       -------     -------     -------       -------
Income before income
 tax....................     7,751        2,329        (1,931)      8,149      (2,839)        5,310
Provision for income
 tax....................     3,310                        170 (8)   3,480      (1,213)(16)    2,267
                           -------       ------       -------     -------     -------       -------
Net income from continu-
 ing operations.........   $ 4,441       $2,329       $(2,101)    $ 4,669     $(1,626)      $ 3,043
                           =======       ======       =======     =======     =======       =======
Earnings per common
 share from continuing
operations..............   $  0.30                                $  0.31                   $  0.20
Weighted average common
 shares outstanding.....    15,005                                 15,005                    15,005
Other Data:
Adjusted EBITDA.........   $13,644       $2,329       $  (277)    $15,696                   $15,696
Non-acquisition related
 capital expenditures...     5,108                                  5,108                     5,108
Gross profit as a per-
 centage of net sales...      54.5%        47.4%                     54.5%                     54.5%
Adjusted EBITDA as a
 percentage of net
 sales..................      17.5         43.2                      18.9%                     18.9%


                     See accompanying pro forma footnotes.

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997

                                         CUTEX
                                       HISTORICAL
                                     FOR THE SEVEN
                           COMPANY    MONTHS ENDED  ACQUISITION              OFFERING
                          HISTORICAL APRIL 30, 1997 ADJUSTMENTS   SUBTOTAL  ADJUSTMENTS     PRO FORMA
                          ---------- -------------- -----------   --------  -----------     ---------
Net sales...............   $99,033      $10,308       $  (241)(1) $109,100   $    --        $109,100
Cost of goods sold......    45,501        5,416        (1,033)(2)   49,884                    49,884
                           -------      -------       -------     --------   --------       --------
Gross profit............    53,532        4,892           792       59,216                    59,216
                           -------      -------       -------     --------   --------       --------
Marketing and selling
 expense................    25,463          430           754 (3)   26,647                    26,647
                                                          434 (4)      434                       434
General and administra-
 tive expense...........    10,768                                  10,768                    10,768
Incentive compensation..       --                                      --                        --
Depreciation and amorti-
 zation.................     3,308                        596 (5)    3,904       (168)(9)      3,736
                                                                                 (115)(10)      (115)
                                                          215 (6)      215       (368)(11)      (153)
                                                                                  253 (12)       253
                                                                                  428 (13)       428
                           -------      -------       -------     --------   --------       --------
Operating income........    13,993        4,462        (1,207)      17,248        (30)        17,218
                           -------      -------       -------     --------   --------       --------
Interest expense, net...    (4,740)           0        (2,097)(7)   (6,837)     6,744 (14)       (93)
                                                                              (10,374)(15)   (10,374)
Other income, net.......       770            0                        770                       770
                           -------      -------       -------     --------   --------       --------
Income before income
 tax....................    10,023        4,462        (3,304)      11,181     (3,660)         7,521
Provision for income
 tax....................     3,979            0           795 (8)    4,774     (1,563)(16)     3,211
                           -------      -------       -------     --------   --------       --------
Net (loss) income from
 continuing operations..   $ 6,044      $ 4,462       $(4,099)    $  6,407   $ (2,097)      $  4,310
                           =======      =======       =======     ========   ========       ========
Earnings (loss) per
 common share from
 continuing operations..   $  0.40                                $   0.43                  $   0.29
Weighted average common
 shares outstanding.....    15,012                                  15,012                    15,012
Other Data:
Adjusted EBITDA.........   $17,301      $ 4,462       $  (396)    $ 21,367                  $ 21,367
Non-acquisition related
 capital expenditures
 ("CAPEX")..............     5,879                                   5,879                     5,879
Gross profit as a per-
 centage of net sales...      54.3%        47.5%                      54.3%                     54.3%
Adjusted EBITDA as a
 percentage of net
 sales..................      19.8         43.3                       19.8                      19.8
Ratio of Adjusted EBITDA
 to interest expense....                                                                        2.0x
Ratio of Adjusted EBITDA
 less CAPEX to
 interest...............                                                                         1.5
Ratio of net debt to Ad-
 justed EBITDA..........                                                                         4.2

                     See accompanying pro forma footnotes.

                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                             AS OF SEPTEMBER 30, 1997
                                           ----------------------------------
                                                      OFFERING         PRO
                                            ACTUAL   ADJUSTMENTS      FORMA
                                           --------  -----------     --------
                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............... $  4,987   $  6,143 (17)  $ 11,130
  Accounts receivable.....................   26,259                    26,259
  Inventories.............................   18,413                    18,413
  Other current assets....................      723                       723
                                           --------   --------       --------
    Total current assets..................   50,382      6,143         56,525
PROPERTY, PLANT AND EQUIPMENT, net of
 accumulated depreciation.................   19,314                    19,314
INVESTMENTS...............................    3,483                     3,483
INTANGIBLE ASSETS, net....................   91,473                    91,473
OTHER ASSETS..............................    6,197      2,025 (12)     8,222
                                                         4,275 (13)     4,275
                                                        (3,368)(18)    (3,368)
                                           --------   --------       --------
TOTAL ASSETS.............................. $170,849   $  9,075       $179,924
                                           ========   ========       ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................ $  8,382   $    --        $  8,382
  Accrued expenses........................   10,024     (1,719)(18)     8,305
  Current maturities of long-term debt....    3,000     (3,000)(18)       --
                                           --------   --------       --------
    Total current liabilities.............   21,406     (4,719)        16,687
LONG-TERM DEBT:
Existing Bank Credit Facility
  Term A loan.............................   21,250    (21,250)(19)       --
  Term B loan.............................   49,250    (49,250)(19)       --
  Revolving credit agreement..............   13,776    (13,776)(19)       --
  Other...................................      642                       642
New Credit Facility
  Term loans..............................      --         --             --
  Revolving credit agreement..............      --         --             --
  Senior Subordinated Notes...............      --     100,000 (18)   100,000
                                           --------   --------       --------
    Total long-term debt..................   84,918     15,724        100,642
DEFERRED INCOME TAXES AND OTHER LIABILI-
 TIES.....................................    1,701                     1,701
MINORITY INTEREST IN SUBSIDIARY...........    3,919                     3,919
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock.........................      --                        --
  Common stock............................      150                       150
  Paid-in capital.........................   62,899                    62,899
  Note receivable, net of discount........   (1,437)                   (1,437)
  (Accumulated deficit) retained earn-
   ings...................................   (1,234)    (1,930)(18)    (3,164)
  Foreign currency translation adjust-
   ment...................................   (1,473)                   (1,473)
                                           --------   --------       --------
    Total stockholders' equity............   58,905     (1,930)        56,975
                                           --------   --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUI-
 TY....................................... $170,849   $  9,075       $179,924
                                           ========   ========       ========

                     See accompanying pro forma footnotes.

          NOTES TO PRO FORMA CONSOLIDATED FINANCIAL DATA (UNAUDITED)

 Background and Basis of Presentation

  During March 1997, the Company entered into an Asset Purchase Agreement with Conopco, Inc. d/b/a Chesebrough-Pond's USA Co. in order to acquire the rights to manufacture and market Cutex nail polish remover, nail enamel, nail care treatment products and nail care implements in the United States and Puerto Rico. The purchase price approximated $41.4 million including amounts paid to Chesebrough-Pond's USA of $37.5 million, inventory acquired from Chesebrough-Pond's USA of $600,000 and inventory acquired from Jean Philippe of $3.3 million. In addition, the Company incurred debt-related acquisition costs of approximately $2.6 million and other direct acquisition fees and expenses of $1.4 million. This acquisition is accounted for under the purchase method of accounting. Funds were provided by additional long-term debt and the transaction was completed on April 30, 1997.

  During March 1997, the Company entered into an Asset Repurchase Agreement with Jean Philippe, the entity that previously held the license to package, distribute and sell nail enamel and nail care treatment products, nail care implements and lipstick under the Cutex trademark in the United States and Puerto Rico. In connection with the termination on April 30, 1997 of the license agreement between Conopco, Inc. and Jean Philippe by Carson as successor in interest to Conopco, Inc., Carson acquired certain assets of Jean Philippe used in connection with the Cutex license agreement.

  On April 8, 1997, the Company acquired the complete Let's Jam product line from New Image Laboratories, Inc. in a cash transaction valued at $5.6 million. The pro forma consolidated data presented excludes all pre-acquisition results of Let's Jam hair styling products due to immateriality and excludes all pre-acquisition results of Jean Philippe. In the five month period ended September 30, 1997 since the acquisitions, the Company generated net sales of $4.3 million, gross profit of $2.2 million and EBITDA of $1.7 million from Let's Jam products and the Cutex products previously sold by Jean Philippe. There is no assurance that the Company will continue to achieve the same rate of performance.

  EBITDA represents earnings before interest, taxes, depreciation and amortization and Adjusted EBITDA represents EBITDA before nonrecurring incentive compensation charges. While EBITDA and Adjusted EBITDA should not be construed as substitutes for operating earnings (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as measures of the Company's performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as measures of the Company's ability to meet cash needs, the Company believes that EBITDA and Adjusted EBITDA are measures commonly reported and widely used by investors and other interested parties as measures of a company's operating performance and debt service ability because they assist in comparing performance on consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, this information has been disclosed in this Prospectus to permit a more complete comparative analysis of the Company's operating performance relative to other companies and of the Company's debt servicing ability. However, EBITDA and Adjusted EBITDA may not be comparable in all instances to other similar types of measures used. No historical information with respect to depreciation and amortization is available for Cutex; accordingly, Adjusted EBITDA for Cutex equals operating income.

  The historical financial information has been derived from the Company's Consolidated Financial Statements appearing elsewhere in this Prospectus.

 Acquisition Adjustments

  (1) As a result of the termination of the Jean Philippe license agreement upon the Cutex Acquisition, the Company has recorded a pro forma reduction in net sales equal to the royalty fee paid to Chesebrough-Pond's USA by Jean Philippe, in accordance with the license agreement. Jean Philippe manufactured and marketed

Cutex branded nail enamel, nail care implements and lipsticks under a licensing agreement with Chesebrough-Pond's USA. All financial results of Jean Philippe have been excluded from the Company's pro forma results, including the payment of royalties to Chesebrough-Pond's USA. Concurrent with the Cutex Acquisition, the Company began to directly market and distribute the Cutex branded nail enamel, nail care implements and lipsticks previously sold by Jean Philippe.

  (2) The Company entered into a manufacturing agreement with Chesebrough-Pond's USA to manufacture nail polish remover at standard contractual costs and manufacturing overhead rates. As a result, a pro forma adjustment has been included to lower cost of goods sold to equal the total cost of units sold using these new contractual rates.

  (3) The Company entered into an agreement with AM Cosmetics, a related party, to sell products under the Cutex brand name. See "Relationships and Related Transactions--AM Cosmetics." As a result, a pro forma adjustment has been included to increase selling expense by the contractual rate of 7.5% of net sales of Cutex products.

  (4) The Company entered into a transitional services agreement for accounting services, order processing and similar services with Chesebrough-Pond's USA. As a result, a pro forma adjustment has been included to increase selling expense in accordance with this agreement.

  (5) Goodwill of approximately $40.9 million was recorded as a result of the Cutex Acquisition and is being amortized over a period of 40 years. The Company is currently performing a valuation of the Cutex assets acquired. As a result, the amount assigned to goodwill and the amortization of intangibles may change based upon the results of this valuation.

  (6) Debt issue costs associated with the Cutex Acquisition of $2.6 million are being amortized over the life of the debt of seven years.

  (7) A pro forma adjustment has been included to record incremental interest expense at the Company's actual borrowing rates on $44.3 million of debt used to finance the Cutex Acquisition.

  (8) The net effect of the Cutex Acquisition and the related pro forma adjustments has been taxed at the Company's historical marginal tax rate.

 Offering Adjustments

  (9) Amortization of debt issue costs recorded on the Existing Bank Credit Facility has been reversed. These debt issue costs were written off and reported as an extraordinary loss upon issuance of the Existing Notes.

  (10) Amortization of the discount on the senior subordinated notes, PIK subordinated notes and junior subordinated notes issued in connection with the Aminco Acquisition has been reversed. These notes were repaid using the proceeds of the Company's initial public offering in October 1996.

  (11) Amortization of debt issue costs recorded as a result of the Cutex Acquisition has been reversed. These debt issue costs were written off and reported as an extraordinary loss upon issuance of the Existing Notes.

  (12) Concurrently with the consummation of the sale of the Existing Notes, Carson Products and the Company entered into a New Credit Facility with Credit Agricole Indosuez, as agent and a lender, which include (i) a $50.0 million acquisition term loan (the "Term Loan Facility") and (ii) a $25.0 million revolving credit facility (the "Revolving Credit Facility"). The final maturity date for each of the Term Loan Facility and the Revolving Credit Facility is October 2006 and 2003, respectively. Borrowings under the Term Loan Facility and the Revolving Credit Facility will generally bear interest at the Base Rate (as defined in the Credit Agreement relating to the New Credit Facility) plus 1.0% and the Base Rate plus 0.5%, respectively, or at Carson Products' option, the Eurodollar Rate (as defined in the Credit Agreement) plus 2.5% and the Eurodollar Rate plus 2.0%, respectively. Debt issue costs related to the New Credit Facility of $2.0 million have been recorded and are being amortized over the estimated life of the debt.

  (13) Debt issue costs associated with the sale of the Existing Notes were approximately $4.3 million and are being amortized over the ten year life of the Existing Notes.

  (14) Interest expense recorded on the Existing Bank Credit Facility has been reversed.

  (15) Interest expense associated with the Existing Notes has been recorded at the rate of 10 3/8%.

  (16) The effect of the adjustments related to the sale of the Existing Notes has been taxed at the Company's historical marginal tax rate.

  (17) Represents cash proceeds, net of expenses related to the sale of the Existing Notes and the New Credit Facility, received from the Existing Notes.

  (18) Represents the issuance of the Existing Notes. Debt issuance costs with respect to the Existing Bank Credit Facility of approximately $2.0 million, net of related tax benefits, was written off due to the retirement of such debt with a portion of the net proceeds from the sale of the Existing Notes.

  (19) Represents repayment of existing indebtedness with a portion of the sale of the Existing Notes and debt issue costs associated with the sale of the Existing Notes and the New Credit Facility of $4.3 million and $2.0 million, respectively. Debt repayment includes the following:

   Current maturities.................................................. $ 3,000
   Term A loan.........................................................  21,250
   Term B loan.........................................................  49,250
   Revolving credit agreement..........................................  13,776
                                                                        -------
     Total repayment of existing indebtedness.......................... $87,276
                                                                        =======

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                   (DOLLARS IN THOUSANDS, EXCEPT FOOTNOTES)

  Set forth below are selected consolidated historical financial data of the Predecessor and the Company as of the dates and for the periods shown. Effective December 31, 1996, the Company changed the end of its fiscal year from March 31 to December 31. References herein to the "Transition Period" refer to the nine months ended December 31, 1996. The selected consolidated historical financial data of the Predecessor as of March 31, 1993 and 1994 and for the fiscal years ended March 31, 1993 and 1994 were derived from audited consolidated historical financial statements of the Predecessor not included in this Prospectus. The selected consolidated historical financial data of the Predecessor as of March 31, 1995 and for the fiscal year ended March 31, 1995 and for the period from April 1, 1995 through August 22, 1995 were derived from the audited consolidated historical balance sheet not included in this Prospectus and the audited historical statements of income and of cash flows of the Predecessor for such periods appearing elsewhere in this Prospectus. The selected consolidated historical financial data of the Company as of March 31, 1996 and for the period from August 23, 1995 through March 31, 1996 and for the Transition Period were derived from the audited consolidated historical financial statements of the Company for such periods appearing elsewhere in this Prospectus. The selected consolidated historical data of the Company as of December 31, 1996 were derived from the audited financial statements of the Company appearing elsewhere in this Prospectus. The selected consolidated historical financial data of the Company as of and for the nine months ended September 30, 1996 and 1997 were derived from the unaudited consolidated historical financial statements of the Company appearing elsewhere in this Prospectus. The selected consolidated historical financial data of the Company for the nine months ended September 30, 1996 and 1997 are unaudited; however, in the opinion of management such unaudited data include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results for the entire fiscal year or any other interim period. Because of the revaluation of the assets and liabilities and related impact to the statement of operations, the financial statements of the Predecessor for the periods prior to August 22, 1995 are not strictly comparable to those of the Company subsequent to that date. The selected consolidated historical financial data should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Predecessor and the Company and accompanying notes thereto appearing elsewhere in this Prospectus.

                                       PREDECESSOR(A)                                COMPANY(A)
                          -------------------------------------------- ----------------------------------------
                                                                                                 NINE MONTHS
                                                                                   TRANSITION       ENDED
                           FISCAL YEAR ENDED MARCH 31,     FULL FISCAL YEAR 1996     PERIOD     SEPTEMBER 30,
                          -------------------------------  ----------------------    FROM      ----------------
                                                                       AUGUST 23    APRIL 1,
                                                           APRIL 1 TO  1995  TO     1996 TO
                                                           AUGUST 22,  MARCH 31,  DECEMBER 31,
DECEMBER 31, 1996           1993       1994       1995        1995        1996        1996      1996     1997
-----------------         ---------  ---------  ---------  ----------- ---------- ------------ -------  -------
Statement of Operations
 Data:
Net sales...............  $  49,335  $  50,108  $  58,126    $26,854    $41,465     $59,938    $56,488  $77,791
Cost of goods sold(b)...     21,585     24,222     25,692     11,513     18,806      26,940     24,853   35,431
                          ---------  ---------  ---------    -------    -------     -------    -------  -------
Gross profit............     27,750     25,886     32,434     15,341     22,659      32,998     31,635   42,360
Marketing and selling
 expense................     14,863     14,639     17,888      7,467      9,581      15,692     13,283   19,602
General and administra-
 tive expense...........      5,453      6,834      5,246      2,276      5,061       5,836      6,658    9,005
Incentive
 compensation(c)........        --         --         --         --         --        7,123      7,123      --
Depreciation and amorti-
 zation.................        695        828      1,085        502      1,331       1,896      1,830    2,686
                          ---------  ---------  ---------    -------    -------     -------    -------  -------
Operating income........      6,739      3,585      8,215      5,096      6,686       2,451      2,741   11,067
Interest expense........       (115)       (97)      (136)       (56)    (4,487)     (4,545)    (5,523)  (3,924)
Net income (loss).......      4,586      1,511      5,438      3,934      1,104      (6,783)    (4,093)   4,441

                                  PREDECESSOR(A)                            COMPANY(A)
                         ------------------------------------ ---------------------------------------
                                                                                        NINE MONTHS
                          FISCAL YEAR ENDED                               TRANSITION       ENDED
                              MARCH 31,           FULL FISCAL YEAR 1996     PERIOD     SEPTEMBER 30,
                         -----------------------  ----------------------    FROM      ---------------
                                                              AUGUST 23    APRIL 1,
                                                  APRIL 1 TO  1995  TO    1996 TO
                                                  AUGUST 22,  MARCH 31,  DECEMBER 31,
DECEMBER 31, 1996         1993     1994    1995      1995        1996        1996      1996    1997
-----------------        ------   ------  ------  ----------- ---------- ------------ ------- -------
OTHER DATA:
Adjusted EBITDA(d)...... $7,434   $4,521  $9,450    $5,601      $8,199     $11,533    $11,875 $13,644
Non-acquisition related
 capital expenditures...  1,330    1,515     974       375       1,470       3,805      3,895   5,108
Net sales growth(e).....   (1.2)%    1.6%   16.0%      N/A         N/A        18.6%      13.3    37.7
Adjusted EBITDA
 growth(e)..............  (14.1)   (39.2)  109.0       N/A         N/A        17.2       36.7    14.9
Ratio of earnings to
 fixed charges(f).......   66.6     44.2    66.2     111.3         1.5         0.7        0.7     2.8

                               PREDECESSOR                      COMPANY
                         ----------------------- -------------------------------------
                                MARCH 31,
                         ----------------------- MARCH 31,  DECEMBER 31, SEPTEMBER 30,
                          1993    1994    1995      1996        1996         1997
                         ------- ------- ------- ---------- ------------ -------------
BALANCE SHEET DATA:
Working capital......... $14,256 $11,267 $15,140  $13,855     $15,852      $ 28,976
Total assets............  37,572  38,609  43,863   87,980      97,529       170,849
Total debt (including
 current maturities)....     288     --      --    66,788      27,101        87,918
Stockholders' equity....  30,473  29,313  34,358    9,775      54,215        58,905

--------
(a) The period beginning August 23, 1995 reflects data of the Company and its subsidiaries. The periods prior to and including August 22, 1995 reflect data of the Predecessor, all of the stock of which was acquired by the Company on August 23, 1995. See "The Company--Background." Because of the revaluation of the assets and liabilities acquired and the related impact to the statement of operations, the financial statements of the Predecessor for the periods prior to August 23, 1995 are not strictly comparable to those of the Company subsequent to that date.
(b) During the second quarter of 1997, the Company changed its method of valuing inventories in the United States from the lower of last-in, first-out (LIFO) cost or market to the lower of first-in, first-out (FIFO) cost or market. To the extent material, the effect of this change has been reflected in all periods presented in these financial statements. See Note 15 of Notes to Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.
(c) The Company recognized $7.1 million of non-recurring incentive compensation charges during the nine-month period ended December 31, 1996 relating to costs under certain long-term incentive compensation agreements and the purchase of shares prior to its initial public offering by several outside directors and certain members of senior management and for the shares of Carson South Africa awarded to certain members of its management. Approximately $6.3 million of these charges were incurred in the six months ended December 31, 1996.
(d) EBITDA represents earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA represents EBITDA before nonrecurring incentive compensation charges. While Adjusted EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. Adjusted EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.
(e) Current period versus the year earlier comparable prior period.
(f) Earnings represents pre-tax income from continuing operations plus interest expense and amortization of debt issuance costs. Fixed charges represents interest expense or capitalized interest and amortization of debt issuance costs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is a leading manufacturer and marketer in the United States of selected personal care products for both the ethnic market and the mass market. The Company currently sells over 70 different products specifically formulated to address the unique physiological characteristics of persons of African descent in the United States and more than 60 other countries under six principal brand names. The majority of the Company's net sales have historically been derived from four categories of the ethnic health and beauty aids market: hair relaxers and texturizers (which constituted approximately 42.1% of the Company's net sales in the twelve months ended September 30,
1997), hair color, men's depilatory products and hair care maintenance products. The Company is also a leading marketer of nail care products to the U.S. mass market under the Cutex brand name.

  In the nine months ended September 30, 1997, 28.2% of the net sales of the Company were to customers outside the United States. The following table presents the Company net sales by geographic region for such period:

      NET SALES TO:                                    (IN THOUSANDS) % OF TOTAL
      -------------                                    -------------- ----------
      United States...................................    $55,895        71.8
      Africa..........................................     13,360        17.2
      Other...........................................      8,536        11.0
                                                          -------        ----
        Total.........................................    $77,791         100%
                                                          =======        ====

  With the exception of sales by Carson Products S.A. to South Africa, Botswana, Lesotho, Namibia and Swaziland which are denominated in South African Rand, all of the Company's sales are made in U.S. Dollars. The Company does not view the exposure to Rand exchange rate fluctuations as significant because the South African subsidiary incurs all of its costs in Rand. Assets and liabilities of the Company's South African operations are translated for consolidation purposes from South African Rand into U.S. Dollars at the rate of currency exchange at the end of the fiscal period. Revenues and expenses are translated at average monthly prevailing exchange rates. Resulting translation differences are recognized as a component of stockholders' equity. Adjustments resulting from translations have historically been immaterial to the Company's financial statements.

  In the first half of 1997, Carson South Africa consummated, through Carson Products, S.A., three acquisitions in the African personal care industry including the African Nu-Me Cosmetics, Restore Plus and Seasilk brand names and certain related assets. The total purchase price, including fees, for these three acquisitions was approximately $1.5 million, comprised of $0.7 million in cash and 500,000 shares of Carson South Africa common stock. These acquisitions are accounted for under the purchase method of accounting.

  During March 1997, the Company entered into an Asset Purchase Agreement with Conopco, Inc. d/b/a Chesebrough-Pond's USA Co. in order to acquire the rights to sell, distribute, package, manufacture and market Cutex nail polish remover, nail enamel, nail care treatment products and nail care implements in the United States and Puerto Rico. The purchase price was approximately $41.4 million, with funds provided by additional long-term debt, and the transaction was completed on April 30, 1997. Net product sales of Chesebrough-Pond's USA Cutex line approximated $18.2 million, excluding any results from the sale of nail enamel or other products under license by Jean Philippe, for the twelve months ended December 31, 1996. This acquisition is accounted for under the purchase method of accounting.

  During March 1997, the Company entered into an Asset Repurchase Agreement with Jean Philippe. In connection with the termination of the license agreement between Conopco, Inc. and Jean Philippe by Carson as successor in interest to Conopco, Inc., Carson acquired certain assets of Jean Philippe used to package, distribute and sell nail enamel and nail care treatment products, nail care implements and lipstick under the Cutex trademark in the United States and Puerto Rico on April 30, 1997. Immediately upon consummation of the Jean Philippe Repurchase Agreement on April 30, 1997, the license agreement with Jean Philippe was terminated. In the five months ended September 1997, the Company generated net sales of approximately $3.1 million and operating profit of approximately $669,000 from the product previously distributed by Jean Philippe.

  During April 1997, the Company completed the acquisition of the Let's Jam product line from New Image Laboratories, Inc. This acquisition added one of the leading hair care maintenance brands in the ethnic retail market to the Company's portfolio of brands. The purchase price was approximately $5.6 million in cash, subject to post-closing adjustments, funded primarily by additional long-term debt. This acquisition is accounted for under the purchase method of accounting.

  Carson South Africa announced on November 13, 1997 that it had completed the acquisition of A&J Cosmetics, a toiletries company. A&J Cosmetics manufactures and owns the Sadie brand of toiletry products, which has been selling in the ethnic market for over 20 years and competes primarily in the roll-on deodorant market. Carson South Africa will fund the acquisition with the issuance of shares of its common stock. The purchase consideration payable for the acquisition is approximately $10.3 million, with an additional purchase price contingency of up to $2.4 million based upon the after tax profit of the business for the year ended December 31, 1998. Approximately $5.9 million of the purchase price is payable on January 31, 1998, approximately $4.4 million is payable on or before January 3, 1999 and the remainder (subject to adjustment) is payable by no later than March 31, 1999.

EFFECT OF RECENT ACQUISITIONS ON RESULTS OF OPERATIONS

  The consummation of recent acquisitions affected the Company's results of operations in certain significant respects. The Cutex Acquisition and the other recent acquisitions have been reflected using purchase accounting, with the excess of the purchase price over the fair value of the identifiable net assets being classified as goodwill. Therefore, depreciation and amortization expense increased for periods following each such acquisition, and interest expense also increased following the Cutex Acquisition due to increased debt used to finance the Cutex Acquisition. Similarly, the Aminco Acquisition was reflected using purchase accounting with the purchase price being allocated to the Company's identifiable assets and liabilities based on fair values at the date of acquisition, which was August 23, 1995. The excess of the purchase price over the fair value of the Company's identifiable net assets has been classified as goodwill. The depreciation and amortization expense of the Company are significantly higher than the corresponding amounts for the Predecessor. Additionally, interest expense increased due to debt used to finance the Aminco Acquisition. Due to these increased expenses, the financial statements of the Predecessor are not strictly comparable to those of the Company for subsequent periods. However, the following table combines historical fiscal 1996 data for the Predecessor and the Company in order to facilitate discussion of financial results.

RESULTS OF OPERATIONS

                         STATEMENT OF OPERATIONS DATA

                         PREDECESSOR (A)      COMBINED (A)                COMPANY (A)
                         --------------- ---------------------- --------------------------------
                             FISCAL       FISCAL       NINE         NINE       NINE      NINE
                              YEAR         YEAR       MONTHS       MONTHS     MONTHS    MONTHS
                              ENDED        ENDED      ENDED        ENDED       ENDED     ENDED
                            MARCH 31,    MARCH 31, DECEMBER 31, DECEMBER 31, SEPT. 30, SEPT. 30,
                              1995         1996        1995         1996       1996      1997
                         --------------- --------- ------------ ------------ --------- ---------
Data As a Percentage of
 Net Sales:
Net sales...............      100.0%       100.0%     100.0%       100.0%      100.0%    100.0%
Cost of goods sold(b)...       44.2         44.4       44.2         44.9        44.0      45.5
                              -----        -----      -----        -----       -----     -----
Gross profit............       55.8         55.6       55.8         55.1        56.0      54.5
Marketing and selling
 expense................       30.8         25.0       26.9         26.2        23.5      25.2
General and
 administrative
 expense................        9.0         10.7        9.4          9.7        11.8      11.6
Incentive
 compensation(c)........        --           --         --          11.9        12.6       --
Depreciation and
 amortization...........        1.9          2.7        2.5          3.2         3.2       3.5
                              -----        -----      -----        -----       -----     -----
Operating income........       14.1%        17.2%      17.0%         4.1%        4.9      14.2
EBITDA(d)...............       16.3         20.2       19.5          7.4         8.4      17.5
Adjusted EBITDA(d)......       16.3         20.2       19.5         19.2        21.0      17.5

--------
(a) The statement of operations of the Predecessor for the period from April 1, 1995 to August 22, 1995 is combined with the statement of operations of the Company for the period August 23, 1995 to March 31, 1996. The statement of operations of the Predecessor for the period from April 1, 1995 to August 22, 1995 is combined with the statement of operations of the Company for the period August 23, 1995 to December 31, 1995. The combined presentation is not in conformity with generally accepted accounting principles but is included for comparative purposes.
(b) During the second quarter of 1997, the Company changed its method of valuing inventories in the United States from the lower of last-in, first-out (LIFO) cost or market to the lower of first-in, first-out (FIFO) cost or market. To the extent material, the effect of this change has been reflected in all periods presented in these financial statements. See Note 15 of Notes to Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.
(c) The Company recognized $7.1 million of non-recurring incentive compensation charges during the nine-month period ended December 31, 1996 relating to costs under certain long-term incentive compensation agreements and the purchase of shares prior to its initial public offering by several outside directors and certain members of senior management and for the shares of Carson South Africa awarded to certain members of its management. Approximately $6.3 million of these charges were incurred in the six months ended December 31, 1996.
(d) EBITDA represents earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA represents EBITDA before nonrecurring incentive compensation charges. While EBITDA and Adjusted EBITDA should not be construed as substitutes for net income or better indicators of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, they are included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA and Adjusted EBITDA are not necessarily measures of the Company's ability to fund its cash needs.

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales. Consolidated net sales increased 37.7% to $77.8 million in the nine months ended September 30, 1997 from $56.5 million in the comparable period in 1996. This increase is primarily a result of incremental net sales related to the Cutex and Let's Jam acquisitions of $12.1 million and $1.2 million, respectively. Dark & Lovely Cosmetics generated year to date net sales of $854,000. Sales of the Company's domestic core business, ethnic hair care products, amounted to $41.7 million, a decrease of approximately 0.9% for the nine months ended September 30, 1997 compared to the same period in 1996, reflecting industry softness due in part to drug chain consolidation. International sales including South Africa increased by 52.5% for the nine months ended September 30, 1997. Carson South Africa continued to demonstrate strong results with an increase in net sales of 104.2% to $12.9 million in the nine months ended September 30, 1997 from $6.3 million in the comparable period of 1996.

  Gross Profit. Gross profit increased to $42.4 million in the nine months ended September 30, 1997 from $31.6 million in the nine months ended September 30, 1996. Gross profit margin decreased to 54.4% from 56.0% for the nine months ended September 30, 1997 compared to the same period in 1996. Gross margin continues to be affected by inefficiencies in the logistics and manufacturing processes, due in part to complexities associated with the rapid growth in number of stock keeping units, multiple inventory locations and difficulties in coordination with new outsource manufacturers. During the third quarter the Company hired a Senior Vice President, with extensive experience in consumer products manufacturing and logistics, who has assumed responsibility for all operations at the Savannah plant. Additionally, in October, the Company hired an experienced director of materials management who will have full responsibility for procurement and warehousing of inventories. Management believes it is taking the appropriate steps to address the operational inefficiencies and to improve related customer service performance.

  Marketing and Selling Expenses. Marketing and selling expenses increased to $19.6 million in the nine months ended September 30, 1997 from $13.3 million in the nine months ended September 30, 1996, an increase of 47.6%. As a percentage of net sales, these expenses increased to 25.2% from 23.5% during this period. This increased spending is a result of increased advertising and promotional spending as well as higher selling expenses associated with Cutex. Advertising spending in 1997 is higher in part because the Company changed advertising agencies early in 1996, and had ceased most advertising during first and second quarters while awaiting new creative material.

  General and Administrative Expenses. Excluding a nonrecurring incentive compensation charge of $7.1 million recorded in the nine months ended September 30, 1997, general and administrative expenses increased to $11.7 million in 1997 from $8.5 million in 1996, an increase of 37.7%. This increase is due in part to increased amortization related to recent acquisitions combined with increased professional fees and personnel costs associated with the enhancement of infrastructure needed to support the Company's growth. As a percentage of net sales, general and administrative expenses were level at 15.0% during this period.

  Operating Income. As a result of the above changes, operating income increased to $11.1 million in the nine months ended September 30, 1997 from $2.7 million in the nine months ended September 30, 1996.

  Interest Expense. Interest expense decreased to $3.9 million in the nine months ended September 30, 1997 from $5.5 million in the nine months ended September 30, 1996. The decreased interest expense is a result of the use of the proceeds from the Company's initial public offering to retire certain debt, offset in part by interest on the additional borrowings used to finance the Cutex acquisition.

  Other Income. Other income increased in the nine months ended September 30, 1997 compared to the same period in 1996 primarily as a result of the management contract entered into in June 1996 with AM Cosmetics. Under the terms of the investment and the management agreement, the Company is entitled to a 12% paid-in-kind dividend on its $3.0 million preferred stock investment in AM Cosmetics. In addition, as a result of the management contract, the Company receives a minimum annual management fee of $500,000. Other income includes the effects of these transactions since June 1996.

  Provision for Income Taxes. The provision for income taxes increased to $3.3 million from $1.8 million during this period. The effective tax rate was 42.7% for the nine months ended September 30, 1997. This rate is not comparable to the 1996 rate due to nonrecurring incentive compensation charges recorded in the second and third quarters of 1996 which were not fully deductible for tax purposes.

 Company Nine Months Ended December 31, 1996 Compared to Combined Nine Months Ended December 31, 1995

  The Company is comparing its actual historical results of operations for the nine months ended December 31, 1996 to a Predecessor period of April 1, 1995 to August 22, 1995 combined with a Company period of

August 23, 1995 to December 31, 1995. This combined presentation is not in conformity with generally accepted accounting principles but is included for comparative purposes only.

  Net Sales. Net sales increased from $50.5 million for the combined nine-month period ended December 31, 1995 to $59.9 million for the nine-month period ended December 31, 1996, an increase of 18.6%. In the United States, relaxers and texturizers, hair color and hair care maintenance products each generated net sales increases. Carson South Africa continued to demonstrate strong results with an increase in net sales of 69.2% from $5.2 million for the combined nine-month period ended December 31, 1995 to $8.8 million for the nine-month period ended December 31, 1996.

  Gross Profit. Gross profit increased from $28.2 million for the combined nine-month period ended December 31, 1995 to $33.0 million for the nine-month period ended December 31, 1996, an increase of 17.0%. This increase was almost entirely due to the increase in net sales. Gross margin decreased from 55.8% for the combined nine-month period ended December 31, 1995 to 55.1% for the nine-month period ended December 31, 1996, primarily due to an inventory adjustment related to repackaging and reformulation of several product lines.

  Marketing and Selling Expenses. Marketing and selling expenses increased from $13.6 million for the combined nine-month period ended December 31, 1995 to $15.7 million for the nine-month period ended December 31, 1996, an increase of 15.4%. The increase in marketing and selling expenses was almost entirely a result of the increase in net sales. As a percentage of net sales, marketing and selling expenses decreased from 26.9% to 26.2% during this period, primarily as a result of the timing of advertising and promotional expenses.

  General and Administrative Expenses. General and administrative expenses increased from $4.8 million for the combined nine-month period ended December 31, 1995 to $5.8 million for the nine-month period ended December 31, 1996, an increase of 20.8%. As a percentage of net sales, general and administrative expenses increased from 9.4% to 9.7% during this period. This increase in general and administrative expenses as a percentage of net sales was a function of several factors relating to the Aminco Acquisition and the new management structure. First, the new management team included the addition of several new senior executives and the promotion of certain key executives that increased personnel costs which management believed was necessary to support the future growth of the Company. Second, the Company entered into a management agreement with Morningside which provides strategic consulting advice to the Company for a fee of $0.4 million per annum. Third, travel expenses increased significantly due to the new management's focus on international markets which required extensive travel. Finally bank fees and professional fees increased due to the new credit agreements relating to the debt incurred to finance the Aminco Acquisition.

  Incentive Compensation Expenses. The Company recognized $7.1 million of incentive compensation expenses during the nine-month period ended December 31, 1996 relating to costs under certain long-term incentive compensation agreements and the purchase of shares prior to the initial public offering by several outside directors and certain members of senior management and for the shares of Carson South Africa awarded to certain members of its management. No similar costs were previously recorded.

  Depreciation and Amortization. Depreciation and amortization expense increased from $1.3 million for the combined nine-month period ended December 31, 1995 to $1.9 million for the nine-month period ended December 31, 1996. As a percentage of net sales, depreciation and amortization expense increased from 2.5% to 3.2% during this period. This increase was primarily due to goodwill amortization which resulted from the application of purchase accounting. The increase in amortization due to the Aminco Acquisition was partially offset by a change in the way the Company accounts for package design costs. Prior to the Aminco Acquisition, the Predecessor capitalized package design costs and amortized them over a four year period. Since the Aminco Acquisition, the Company has expensed package design costs as incurred.

  Operating Income and EBITDA. As a result of the above changes, operating income decreased from $8.6 million for the combined nine-month period ended December 31, 1995 to $2.5 million for the nine-month period ended December 31, 1996. EBITDA decreased from $9.8 million to $4.4 million during this period.

  Interest Expense. Interest expense increased substantially from $2.7 million for the combined nine-month period ended December 31, 1995 to $4.5 million for the nine-month period ended December 31, 1996, as a result of the new debt incurred to finance the acquisition.

  Other Income. Other income decreased as a result of the elimination of royalty income associated with the Caribbean. The Company now handles Caribbean sales through its in-house sales organization. Investment income decreased because most of the Predecessor's investments were liquidated in conjunction with the acquisition. Additionally, in June of 1996, the Company made an investment and entered into a management contract with AM Cosmetics. Under the terms of the investment and the management agreement, the Company is entitled to a 12% paid in kind dividend on its $3.0 million investment and an annual management fee of the greater of $0.5 million or 1% of net sales.

  Provision for Taxes. The provision for taxes decreased from $2.8 million to $1.7 million during this period. The effective tax rate is not proportionate to the statutory rates as a result of the majority of the incentive compensation charge not being deductible for income tax purposes.

 Combined Twelve Months Ended March 31, 1996 Compared to Predecessor Fiscal Year Ended March 31, 1995

  The Company is comparing the Predecessor's actual historical results of operations for the year ended March 31, 1995 to a Predecessor period of April 1, 1995 to August 22, 1995 combined with a Company period of August 23, 1995 to March 31, 1996. This combined presentation is not in conformity with generally accepted accounting principles but is included for comparative purposes only.

  The Company changed its method of accounting for inventories from LIFO to FIFO. See Note 15 of Notes to Consolidated Financial Statements included elsewhere in this offering memorandum.

  Net Sales. Net sales increased from $58.1 million for fiscal 1995 to $68.3 million for fiscal 1996, an increase of 17.6%, as a result of positive market acceptance of new product formulation and new packaging and the efforts of the Company's in-house sales organization, which was established in April 1995. In the United States, relaxers and texturizers, hair color, men's depilatory products and hair care maintenance products all generated net sales increases. Carson South Africa continued to show strong growth with an increase in net sales of 80.4% from $3.6 million recorded for fiscal 1995 to $6.6 million for fiscal 1996, a function of both the rapid expansion of the African market and increasing market share. International sales excluding sales by Carson South Africa also increased, primarily due to European sales where the Company increased its sales representation.

  Gross Profit. Gross profit increased from $32.4 million for fiscal 1995 to $38.0 million for fiscal 1996, an increase of 17.2%. This increase was almost entirely due to the increase in net sales. Gross margin decreased slightly from 55.8% to 55.6% during this period.

  Marketing and Selling Expenses. Marketing and selling expenses decreased from $17.9 million for fiscal 1995 to $17.0 million for fiscal 1996, a decrease of 4.7% despite an increase in net sales of 17.6%. As a percentage of net sales, marketing and selling expenses decreased from 30.8% to 25.0% during this period. This decrease was due to the Company's decision to establish an in-house sales organization and terminate the majority of its sales broker relationships. In fiscal 1995, brokers were paid a commission which averaged slightly above 5%. The commission expense was almost entirely eliminated in fiscal 1996. This savings was offset in part by an increase in sales salaries and other payroll costs related to the new sales employees.

  General and Administrative Expenses. General and administrative expenses increased from $5.2 million for fiscal 1995 to $7.3 million for fiscal 1996, an increase of 39.9%. As a percentage of net sales, general and administrative expenses increased from 9.0% to 10.7% during this period. This increase in general and administrative expenses as a percentage of net sales was a function of several factors relating to the Aminco Acquisition and the new management structure. First, the new management team included the addition of several new senior executives and the promotion of certain key executives that increased personnel costs which management believed were necessary to support the future growth of the Company. Second, the Company entered into a management agreement with Morningside which provides strategic consulting advice to the Company for a fee of $0.4 million per annum. Third, travel expenses increased significantly due to the new management's focus on international markets which required extensive travel. Finally, bank fees and professional fees increased due to the new credit agreements relating to the debt incurred to finance the Aminco Acquisition.

  Depreciation and Amortization. Depreciation and amortization expense increased from $1.1 million for fiscal 1995 to $1.8 million for fiscal 1996. As a percentage of net sales, depreciation and amortization expense increased from 1.9% to 2.7% during this period. This increase was due to goodwill amortization which resulted from the application of purchase accounting. The increase in amortization due to the acquisition was partially offset by a change in the way the Company accounts for package design costs. Prior to the Aminco Acquisition, the Predecessor capitalized package design costs and amortized them over a four year period. Since the Aminco Acquisition, the Company has expensed package design costs as incurred. The application of purchase accounting related to the Aminco Acquisition did not have a material impact on the Company's depreciation expense.

  Operating Income and EBITDA. As a result of the above changes, operating income increased from approximately $8.2 million for fiscal 1995 to $11.8 million for fiscal 1996, an increase of 43.4%. As a percentage of net sales, operating income increased from 14.1% to 17.2% during this period. EBITDA increased from approximately $9.5 million to $13.8 million, an increase of 46.0% during this period.

  Interest Expense. Interest expense increased substantially from $0.1 million for fiscal 1995 to $4.5 million for fiscal 1996 as a result of the new debt incurred to finance the Aminco Acquisition.

  Other Income. Other income remained approximately the same for fiscal 1996 as compared to fiscal 1995. Investment income increased from $0.6 million for fiscal 1995 to $1.1 million for fiscal 1996 as the Predecessor realized gains on the liquidation of certain investment securities.

  Provision for Taxes. The provision for income taxes increased from $3.2 million for fiscal 1995 to $3.5 million for fiscal 1996, an increase of 10.9%. This increase occurred despite pre-tax income decreasing from $8.9 million in fiscal 1995 to $8.6 million for fiscal 1996 as a result of goodwill amortization of $0.7 million for fiscal 1996 that was not deductible for tax purposes. Accordingly, the effective tax rate increased from 35.8% to 41.1% during this period.

LIQUIDITY AND CAPITAL RESOURCES

  On June 26, 1996, Carson Products invested $3.0 million in Morningside AM Acquisition Corp., the parent of AM Cosmetics, a leading low-cost manufacturer of cosmetics. The investment was made through the purchase of $3.0 million of 12% cumulative, payment-in-kind preferred stock. The Company's consolidated statement of operations for periods subsequent to June 26, 1996 include the dividend income from this investment, although dividends are anticipated to be paid through the issuance of additional preferred stock. Therefore, it is anticipated that no cash will be generated from this investment in the near future. In connection with the investment, Carson Products entered into a management agreement and certain related sales agreements and manufacturing agreements with AM Cosmetics. See "Certain Relationships and Related Transactions--AM Cosmetics."

  The Company completed the offering of 4,818,500 shares of Class A common stock on the NYSE on October 18, 1996 at a price of $14.00 per share. Of these shares, 3,113,000 were sold by the Company with the balance sold by selling stockholders, none of which included any members of management or the principal investors. The Company used the net proceeds of such offering to repay certain indebtedness of Carson Products used to finance the Aminco Acquisition.

  Concurrent with the sale of the Existing Notes, the Company entered into the New Credit Facility which includes (i) a $50.0 million term loan to be used solely for the purpose of making acquisitions (the "Term Loan Facility") and
(ii) a $25.0 million revolving credit facility (the "Revolving Credit Facility"). The final maturity date for each of the Term Loan Facility and the Revolving Credit Facility is October 2006 and 2003, respectively. Borrowings under the Term Loan Facility and the Revolving Credit Facility will generally bear interest at the Base Rate (as defined in the Credit Agreement evidencing the New Credit Facility) plus 1.0% and the Base Rate plus 0.5%, respectively, or at Carson Products' option, the Eurodollar Rate (as defined in the Credit Agreement) plus 2.5% and the Eurodollar Rate plus 2.0%, respectively. The obligations of Carson Products under the New Credit Facility are secured by security interests in all accounts receivable, inventory, property, plant and equipment and other personal, intellectual and real property of the Company and its domestic subsidiaries, as well as by a pledge of the capital stock of Carson Products and its subsidiaries. The New Credit Facility is guaranteed by the Company and each present and future subsidiary of the Company (excluding Carson Products, which is the primary borrower, and certain foreign subsidiaries). The Credit Agreement contains customary covenants relating to, among other things, (i) maintenance by the Company of certain total interest coverage ratios, fixed charge coverage ratios and leverage ratios and (ii) restrictions on the incurrence of additional liens or indebtedness. The Credit Agreement also contains events of default customary for credit agreements of this type. See "Risk Factors--Leverage and Debt Service" and "Risk Factors-- Subordination of the Notes and the Guarantees; Holding Company Structure."

  The Revolving Credit Facility is available for working capital and other general corporate purposes. The Term Loan Facility is to be used to consummate permitted acquisitions, and will be available until November 6, 1998. The Company used a portion of the net proceeds received from the sale of the Existing Notes to repay all of the outstanding borrowings under the Existing Bank Credit Facility. See "Use of Proceeds" and "Capitalization."

  In the nine months ended September 30, 1997, net cash flow used in operations was $7.0 million largely as a result of a $5.9 million increase in inventory and a $10.0 million increase in accounts receivable offset in part by a $4.3 million increase in current liabilities. The increase in accounts receivable is primarily a result of collections through September 1997 of $5.7 million on total Cutex sales of $12.1 million. The Company believes that the slow collections on Cutex sales is a temporary phenomenon related to the transition of order entry, invoicing and cash collection by third parties on behalf of the Company. The majority of the increase in inventory is in finished goods and is in part attributable to increases in domestic core products finished goods inventory necessary to improve customer service performance.

  Net cash used in investing activities for the nine months ended September 30, 1997 totaled $54.5 million which consisted primarily of cash paid for acquisitions of business assets of $49.4 million and capital expenditures of $5.1 million.

  Net cash provided from financing activities for the nine months ended September 30, 1997 totaled $62.3 million primarily as a result of additional borrowings related to acquisitions. Additionally, the Company's South African subsidiary completed an equity rights offering which generated $1.5 million of cash, net of $4.2 million which was invested indirectly by the Company.

  Carson South Africa consummated a rights offering of additional shares of its common stock to its existing shareholders in June 1997 in order to raise capital to fund the physical expansion of the Midland, South Africa plant, complete the factory in Accra, Ghana, accelerate the development of recently acquired brands and provide additional working capital. The Company participated in the rights offering indirectly by having Carson Products subscribe for additional shares in the amount of approximately $19.0 million (approximately R4.2 million), and therefore its ownership percentage remained approximately the same. The rights offering raised approximately R25.9 million (approximately $5.7 million), including amounts paid by Carson Products.

  The Company's non-acquisition related capital expenditures for the nine months ended September 30, 1997, the Transition Period and the combined fiscal year ended March 31, 1996 were $5.1 million, $3.8 million and $1.8 million, respectively. The Company anticipates that such capital expenditures for the three months ended December 31, 1997 will be approximately $1.5 million.

  The Company believes that cash flow from operating activities, existing cash balances and available borrowings under its New Credit Facility will be sufficient to fund working capital requirements, capital expenditures and debt service requirements in the foreseeable future.

                                   BUSINESS

GENERAL

  The Company is a leading manufacturer and marketer in the United States of selected personal care products for the both the ethnic market and the mass market. The Company believes that it is one of the leading global manufacturers and marketers of ethnic hair care products for persons of African descent. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market. The Company has the number one retail market position in three of the four ethnic hair care segments in the United States in which it currently competes, according to IRI. The Company currently sells over 70 different products specifically formulated to address the unique physiological characteristics of persons of African descent under six principal brand names:
Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural, Magic and Let's Jam. The majority of the Company's net sales have historically been derived from hair relaxers and texturizers, which are used to chemically treat and straighten hair (constituting approximately 42.1% of the Company's net sales in the twelve months ended September, 1997), hair color, men's depilatory products and hair care maintenance products, primarily for persons of African descent. The Company's hair care products are specifically formulated to address the unique physiological characteristics of hair of persons of African descent, which typically include curliness and dryness. In addition, the Company is expanding its product offerings to other segments of the ethnic personal care market, including cosmetics and skin care products.

  The Company is also a leading marketer of nail care products to the U.S. mass market under the Cutex brand name. Cutex is the leading brand of nail polish remover, with an estimated 31.8% market share in the twelve months ended June 1997, according to IRI. Other products marketed under the Cutex brand name include nail enamel, nail care treatments and the newly introduced women's depilatory product, Naturally Soft Body Creme. Carson acquired the rights to use the Cutex brand name in the United States and Puerto Rico in April 1997. The Company believes that the Cutex product line complements its existing hair care and cosmetics product lines. The Cutex Acquisition is expected to create an entree into the U.S. mass market for products developed by Carson and increase the Company's overall distribution strength. The Company has contracted with AM Cosmetics to manufacture, market and distribute certain Cutex products to capitalize on AM Cosmetics's expertise in cosmetics and to limit operating and financial risk. Management believes that AM Cosmetics, an affiliate of the Company, is the largest manufacturer and distributor of nail enamel in the United States.

  In order to capitalize on new growth opportunities, the Company has assembled a team of seasoned senior executives with extensive experience serving the ethnic market and consumer products industry. As Chairman and Chief Executive Officer, Dr. Leroy Keith, former President of Morehouse College, entrepreneur and prominent member of the African-American community, provides the Company with leadership and vision. Joyce M. Roche, President and Chief Operating Officer, has over 20 years of experience in the health and beauty aids industry, including positions as Senior Vice President of Marketing and Vice President of Global Marketing at Avon and Director of Marketing at Revlon. Robert W. Pierce, Executive Vice President of Finance and Chief Financial Officer, has over 20 years of experience in the health and beauty aids industry, most recently as chief financial officer of Maybelline, Inc. Dennis Smith, Executive Vice President of Sales, has over 20 years of experience in the ethnic hair care industry, including senior management positions with a competitor and 14 years with the Company. Miriam Muley, Executive Vice President of Marketing, has over 17 years of consumer products industry experience, having held marketing positions at Avon, Bristol-Myers Squibb Company's Clairol division and Johnson & Johnson, and as a Vice President at Uniworld Group, a leading advertising agency targeting the African-American market segment.

  The Company has undertaken several important initiatives to enhance its position in the ethnic hair care marketplace. In 1996, the Company's R&D department finalized the development of several product innovations, including the Fail Safe and DL 2000 hair relaxer technologies and a full line of hair care maintenance products. The introduction of new and attractive product packaging for many of the Company's products was also completed in 1996. The in-house sales force formed in April 1995 was further expanded in 1996 with the addition of several experienced senior sales executives. In addition, the Company established its own manufacturing plant in South Africa by acquiring a former Pfizer facility, which began operations in early 1996, and recently completed a new manufacturing facility in Ghana. The Company established a distribution network, began training stylists through a strategic alliance with Servico Nacional de Aprendizagem (SENAC), a national professional services training organization, received governmental approvals for the sale of its complete line of hair care products and, in the first quarter of 1997, began shipping product to Brazil. The Company intends to use Brazil as a base for expanding to other South American and Central American countries.

  During the twelve months ended September 30, 1997, the Company generated, on a pro forma basis, net sales of $109.1 million and Adjusted EBITDA of $21.4 million. The Company also currently markets its products in 60 countries outside of the United States, primarily through local distributors. International net sales represented 28.2% of total historical net sales for the twelve months ended September 30, 1997. International net sales grew 51.5% in the twelve months ended September 30, 1997 versus the twelve months ended September 30, 1996. Over the approximate two-year period from the Aminco Acquisition on August 23, 1995 through September 30, 1997, the Company has experienced annualized net sales and Adjusted EBITDA growth of 28.1% and 15.3%, respectively.

INDUSTRY OVERVIEW

 Ethnic Hair Care Market

  The U.S. retail ethnic hair care market, principally targeting the distinct hair care needs of African-Americans, was estimated, according to a July 1995 report published by Packaged Facts, an independent market research company (the "Packaged Facts Report") to be a $1.2 billion retail business in 1995. According to 1995 U.S. Census Data ("Census Data") published by the U.S. Department of Commerce, the African-American population was approximately 34 million and represented 12.7% of the U.S. population. This segment of the U.S. population is projected by the U.S. Department of Commerce to grow significantly faster than the general population through the middle of the next century. The personal income of African-Americans doubled from 1980 to 1990 and their combined purchasing power was estimated to be approximately $260 billion in 1990, according to the Census Data. Moreover, the Packaged Facts Report indicates that African-American consumers generally spend up to three times as much of their disposable income on health and beauty products as Caucasian consumers. According to IRI, sales in the domestic market for ethnic hair care in the categories tracked by IRI declined by approximately 2.0% in the twelve months ended September 1997 compared to the twelve months ended September 1996.

  The U.S. retail ethnic hair care market for African-Americans is competitive and highly fragmented, with a number of market participants that focus specifically on this market. The five largest companies generated approximately 49.1% of industry sales for the twelve months ended September 1997 with the remainder being generated by a number of smaller companies, according to IRI. Most of the larger competitors in the ethnic hair care market are privately owned and compete only in this market. A few general market health and beauty aids companies produce a limited line of ethnic products.

  In addition to the retail segment of the U.S. ethnic hair care market, there are also professional ethnic hair care salons which the Company estimates to exceed 28,000 in the United States. According to market research studies commissioned by the Company in 1990, which have been updated annually through focus groups and other internal research conducted by the Company (collectively, "Company Market Research"), approximately 40% of African-American women patronize salons exclusively, 40% maintain their hair at home exclusively and 20% switch between salons and home hair care. The professional segment of the U.S. ethnic hair care market is also highly fragmented, with the leading competitor being a general market health and beauty aids company. The Company is engaged in market research and expects to enter the U.S. salon market in the fourth quarter of 1997. See "--Growth Strategy."

  On a global scale, the Company currently estimates that there are approximately 900 million people of African descent outside the United States, including an estimated 750 million people on the African continent,

100 million people in Brazil, 20 million people in the Caribbean, 10-15 million people in Europe and 10-13 million people in Central America. The Company's experience in developing regions, such as South Africa, the Caribbean and Brazil, indicates the percentage of women who patronize salons is dramatically higher in these developing markets than in developed markets such as the United States. These women tend to patronize salons because relaxer products are generally unavailable on a retail basis, professionals have the expertise, as well as ready access to hot water, which is necessary for effective use of relaxer products, and the local salon is often a social gathering place for its patrons. Although there is no independent market data to support the size of the international market, the Company believes that the international market is significant. For example, the Company estimates that in Southern Africa, with a Black population of approximately 100 million, manufacturers of ethnic hair care products generated approximately $40 million in sales in 1995. Southern Africa refers to Angola, Botswana, Lesotho, Malawi, Mozambique, Namibia, South Africa, Swaziland, Zambia and Zimbabwe.

  The major segments of the ethnic hair care market in which the Company competes are described below:

  . Hair Relaxers and Texturizers. Chemical hair relaxing is the process of permanently straightening curly hair. Texturizers generally work in a similar manner as relaxers to loosen curly hair, but do not straighten the hair completely. The amount of curl in any type of hair is determined by the abundance of disulfide bonds as well as the shape of the hair follicle from which the hair emerges, either straight, slightly curved or curly. Relaxed hair serves as the foundation for and facilitator of daily hair styling. Consequently, its popularity is not significantly related to current fashion trends. For the person with relaxed hair, relaxers represent a basic personal care product, similar to shampoos and conditioners for the general market. Further, the continual need for "touch-ups" approximately every six weeks requires the relaxer user to frequently purchase relaxers and related products.

    According to the Packaged Facts Report, over 50% of African-American women use chemical relaxers in their hair. For persons of African descent, chemical relaxation became popular in the 1940's with the introduction of sodium hydroxide or "lye" relaxer which was the sole product available until the Company invented and patented "no-lye," or guanidine carbonate hydroxide relaxers in 1978. In the retail market, no-lye relaxers are generally sold in kits which include a cream base component and a chemical activator component, which are mixed together to create the requisite chemical reaction. One of the most significant sources of consumer complaints in the industry is inconsistent results caused by mixing errors. Fail Safe technology, developed by the Company, eliminates such mixing problems. Although lye relaxers do not require mixing and tend to work faster than no-lye relaxers, they have a much higher risk of hair damage and skin irritation than no-lye relaxers. Until the Company invented no-lye relaxers, relaxing hair was relegated primarily to salons where it was applied by trained technicians for safety reasons. The introduction of Dark & Lovely no-lye relaxers by the Company offered an effective and less expensive in-home alternative which significantly changed the industry.

    As of June 1997, the U.S. retail ethnic women's and children's relaxer and texturizer segment was the largest category of U.S. retail ethnic hair care products, representing approximately 29.2% of the U.S. retail ethnic hair care market, according to IRI. The relaxer and texturizer market is highly fragmented with almost 50 brands available; however, according to IRI, the top five brands generated more than half of the sales volume in 1996, with the Company's Dark & Lovely brand having the largest share of the women's relaxer market with approximately 18.0% of the total sales in this segment, and all of Carson's relaxer products having an aggregate share of approximately 20.2% of total segment sales, according to IRI.

  . Hair Color. Hair coloring involves the addition of chemical coloring agents to the natural pigment of hair, or a lightening or "lifting" of the natural pigment followed by the addition of color to brighten hair. The hair of individuals of African descent has more pigment in the hair cortex than Caucasian hair. This type of hair also has a lower sulfur content, a slightly lower lipid content and possesses sulfur-containing bonds that have a different configuration than Caucasian hair. As a consequence of these characteristics, the pigment in hair of individuals of African descent reacts to coloring agents differently than Caucasian hair and chemically relaxed hair will react more quickly to lightening which can result in a brassy appearance. All of the Company's Dark & Lovely hair colors are formulated to react appropriately to the hair of individuals of African descent to ensure the delivery of the intended color without brassiness.

    The three major categories of hair color are: temporary, semi-permanent and permanent. Temporary hair colors are generally removed from the hair in the first or second shampooing. Temporary color is only deposited on the hair surface and for the most part, no chemical reactions take place, so it is safe to use immediately after relaxing. Temporary color can only deposit pigment, it cannot lighten the hair color. Semi-permanent hair colors are more resistant to removal and are formulated to last from four to six shampoos. They are applied without peroxide, so they do not change the basic structure of the hair and are also safe to use immediately after relaxing. Semi-permanent colors are only designed to add color to the hair. Permanent hair colors produce the most effective and durable coloration. Due to dye penetration of the cortex of the hair as well as the addition of peroxide, these colors can both lighten hair and deposit color. Therefore, permanent color offers the greatest range of shades. According to the Packaged Facts Report, approximately one quarter of all African-American women color their hair, with approximately one half of this group coloring their hair at home.

    As of June 1997, the U.S. retail ethnic hair color segment represented approximately 6.5% of the U.S. retail ethnic hair care market, according to IRI. For the twelve months ended June 1997, according to IRI, Dark & Lovely and Dark & Natural hair colors had a combined market share of approximately 84.9% of this segment. The Company believes that it has the leading market share in this segment. Three ethnic and two general market health and beauty aids companies produce hair color product lines specifically targeted to consumers of African descent.

  . Hair Care Maintenance Products. The physiological differences between the hair of individuals of African descent and Caucasian hair create the need for a variety of products to treat or "maintain" the hair and scalp. Hair is lubricated by the sebaceous gland which excretes oil that flows down and lubricates the hair shaft. While this generally happens in straight hair and in wavy hair, it is very difficult for oils to follow the curves and undulations of curly or kinky hair. The lack of oil causes curly or kinky hair to become very dry and brittle, leaving the hair with a matte, almost dull finish. This condition is the major reason that hair care maintenance products such as oil sheens, hair dress conditioners, comb-outs/detanglers and wave products are popular among individuals of African descent.

    Women, children and men of African descent use a variety of products in order to permanently change the structure of their hair. In most instances, chemical processes (e.g., relaxing and color treating hair) leave the hair more dry and brittle than it would be otherwise and can significantly damage hair if used improperly. Thus there is an even greater need to condition, replenish and protect hair before, after and in between treatments. In order to protect the hair, strengthen it and return it to a soft, shiny condition with a healthy-looking appearance, the consumer in this market has an even greater need for hair care maintenance products than her or his general market counterpart.

    Numerous ethnic hair care companies and several general market health and beauty aids companies sell hair care maintenance products to consumers of African descent. For the twelve months ended June 1997, according to IRI, Let's Jam recorded an approximately 4.7% market share in the highly fragmented hair dress category, which is the second largest category, representing approximately 18.5% of the U.S. ethnic hair care market.

  . Men's Depilatory Products. "Razor bumps," known medically as Pseudofolliculitis Barbae (PFB), is a condition which primarily affects men of African descent. Razor bumps are both caused and aggravated by shaving due to the way curly facial hairs grow on some men, because as their beards grow back after shaving with a razor, the sharp tip of each hair will continue curling until it grows back into the skin. Razor bumps may lead to an unpleasant appearance or even permanent disfigurement and can cause great discomfort during the shaving process. The incidence of men of African descent who suffer from some degree of razor bumps is estimated to range from 35% to 40% and, of this group, an estimated 50% seek some sort of relief, according to reports published in 1995 by the National Medical Association, a group of predominantly African-American physicians. The primary alternative to shaving is using a depilatory such as the Company's Magic product line. The advantage of depilatories is that they remove hair chemically by weakening and dissolving the hair so that it can be easily removed give a smooth, close, razorless shave. Because depilatories do not leave sharp tips on the ends of hair, they reduce the probability that hair will grow back into the skin.

    Two companies specializing in men's depilatories compete in this market in the United States, but the Company leads this segment with an approximately 73.7% market share for the twelve months ended June 1997, according to IRI.

 Ethnic Cosmetics Market

  The physiological differences between the skin of women of African descent and Caucasian women create the need for a variety of products specifically manufactured for women of African descent. The differences between the two groups stem from the wide variety of skin tones that are representative of women of African descent versus Caucasian women. First, the skin tones of women of African descent are captured in 33 distinct shades versus seven distinct shades for Caucasian women. This variety of skin tones makes it important for an ethnic cosmetics line to have a wide variety of shades to appeal to the broader range of consumers. Second, hyperpigmentation and hypopigmentation--or uneven skin tone--makes cosmetic selection more complex for women of color. Uneven skin tone is a problem experienced by many African-American women. Products that provide ample coverage are important to blend away uneven skin tone color and provide a smooth, even palette. Third, certain ingredients that are widely used in general market brands produce unacceptable results for women of African descent. These ingredients include titanium dioxide and zinc oxide, which produce a graying or whitening effect on darker skin tone; oil-based formulas, which tend to clog skin pores of women of African descent who have a greater tendency to have oily skin; and lanolin-based formulas which are not conducive to the skin condition of African-American women.

  In 1995, the Packaged Facts Report projected that the U.S. retail cosmetics segment would include approximately $251.0 million in sales of ethnic cosmetics products. Sales of ethnic cosmetics products were forecasted to grow at an annual rate of 15% in future years according to the same source.

 Personal Care Market

  . Nail Care Market. Nail care has been a rapidly growing segment in the cosmetics market, with an increase in sales volume of approximately 12.8% over the twelve months ended September 1997, according to IRI. Three segments, namely nail enamel/treatments and cuticle treatments, artificial nail products and nail polish removers (including dryers and thinners), make up the nail care market. According to IRI, for the twelve months ended June 1997 Cutex had a market share of approximately 31.8% and 3.9% of the nail polish remover and nail enamel/treatments segments, respectively.

  . Women's Depilatory Market. Current methods of removing unwanted hair include shaving with a razor (approximately 60%), waxing, and using a creme or lotion depilatory (approximately 15%). Shaving, while fast, easy and inexpensive, can cause nicks, cuts, razor burns and bumps. Shaving with a razor must be performed more often to maintain smooth skin. Waxing, while longer lasting, can be very painful and expensive if done in a salon on a regular basis. Depilatories offer longer lasting smoothness, and are safer and less likely to cause burns or bumps. Current depilatory products often contain an unpleasant odor and are not completely effective in removing unwanted hair.

    For the twelve months ended June 1997, the U.S. retail women's depilatory category was estimated at approximately $73.3 million in sales by IRI. Nair (with approximately 28.0% market share), Sally Hansen (with approximately 26.8% market share) and Neet (with approximately 7.5% market share) represent the principal brands, according to IRI, targeting women aged 18-44 years. Carson, with its almost century-old expertise in men's depilatories, is introducing its first women's depilatory product under the Cutex Naturally Soft Body Creme brand name. The Company believes it has an opportunity to penetrate this market with a product that delivers smooth, soft skin in less time than existing brands. In addition, the Company believes that the pleasant scent and ease of use of the brand should give it a competitive advantage.

COMPETITIVE STRENGTHS

  The Company had the number one U.S. retail market position in three of the four ethnic hair care categories in which it competes (hair relaxers and texturizers, hair color and men's depilatory products) for the twelve months ended June 1997, according to IRI. The acquisition of the Let's Jam brand name adds one of the leading brands in the fourth category, ethnic hair care maintenance products. According to the same source, the Cutex brand name had the number one market position in the United States in nail polish remover during the same period. The Company attributes its leading market positions to a number of competitive strengths, including its strong brand names, dedicated sales force, broad distribution, R&D capabilities and experienced management team.

  . Strong Brands. The Company currently sells its products under seven principal brand names: Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural, Magic, Let's Jam and Cutex. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market for African-Americans and Cutex is the leading brand name for nail polish removers in the U.S. mass market. The Company believes that the strength of its brands is based upon product quality and value, properly targeted advertising, package design, reputation for innovation and focused commitment to the unique needs of its consumers.

  . Experienced Sales Force and Broad Distribution. The Company believes that it has the largest direct sales force serving the U.S. retail ethnic hair care market. The Company also utilizes the experienced sales force of AM Cosmetics, an affiliate of the Company, in the U.S. mass market. Both of these sales forces enhance the Company's ability to further penetrate its markets with current and new products. The Company's competitors primarily use commissioned sales brokers, who tend to have conflicting brand loyalties and provide minimal marketing and sell-through support. In the United States, the Company benefits from having its extensive product line distributed broadly through several principal channels: mass merchandisers (e.g., WalMart, K-Mart), major drug chains (e.g., Walgreens, Eckerd's, CVS/Revco), food chains (e.g., Winn Dixie, Kroger), discount chains (e.g., Family Dollar, Dollar General), and B&Bs (e.g., Alberto-Culver Company's Sally's Beauty Supply stores and members of the National Beauty Supply Dealers Association). See "--Distribution and Sales." The Company believes that the Cutex Acquisition enhances the Company's overall distribution network.

  . Focused Research and Development. The Company believes that its tradition of technological innovation and its focused R&D effort are important to maintaining its market leadership position. Three of the ethnic hair care industry's most significant innovations were introduced by the Company: the first hair color developed exclusively for hair of persons of African descent (1972), the first no-lye relaxer (1978), which provided a safe relaxer product for home use, and the Fail Safe technology for no-lye relaxers (1993), the only relaxer system to eliminate problems associated with imprecise mixing, which the Company believes is the most common cause of consumer complaints regarding relaxers. In addition, Carson has recently introduced a women's depilatory product, Cutex Naturally Soft Body Creme, which the Company believes eliminates many of the negative features usually associated with women's hair removers. The Company, through its affiliation with AM Cosmetics, also developed Dark

     & Lovely Cosmetics, which the Company believes is the first hypoallergenic, premium quality ethnic cosmetics line, to be marketed through Carson's existing distribution channels.

  . Experienced Management Team. Since the Aminco Acquisition, a team of seasoned senior executives with extensive experience in the ethnic market and consumer products industry has been recruited to build on the Company's strong position in the global ethnic hair care market. As Chairman and Chief Executive Officer, Dr. Leroy Keith, former President of Morehouse College, entrepreneur and prominent member of the African-American community, provides the Company with leadership and vision. Joyce M. Roche, President and Chief Operating Officer, has over 20 years of experience in the health and beauty aids industry, including positions as Senior Vice President of Marketing and Vice President of Global Marketing at Avon and Director of Marketing at Revlon. Robert W. Pierce, Executive Vice President of Finance and Chief Financial Officer, has had 20 years of experience in the health and beauty aids industry, most recently as chief financial officer of Maybelline, Inc. Dennis Smith, Executive Vice President of Sales, has over 20 years of experience in the ethnic hair care industry, including senior management positions with a competitor and 14 years with the Company. Miriam Muley, Executive Vice President of Marketing, has over 17 years of consumer products industry experience, having held marketing positions at Avon, Bristol-Myers Squibb Company's Clairol division and Johnson & Johnson, and as a Vice President at Uniworld Group, a leading advertising agency targeting the African-American market segment. See "Management."

GROWTH STRATEGY

  By adhering to the following strategies, the Company believes that it is well positioned to grow both internally and through acquisitions, in order to enhance its market positions in both the ethnic and mass markets for personal care products:

  . Increase Share of Existing Markets. The Company seeks to increase its market share in existing markets through product innovation and ongoing upgrading of existing products. The Company recently incorporated into all of its relaxer products its latest innovation in relaxer technology, called Fail Safe, which eliminates the problem of mixing errors which occur with the in-home use of no-lye relaxers. The Company also is in the process of updating the Cutex product line which it expects to re-launch in the first quarter of 1998. The Company has been on an aggressive schedule of new product introductions or existing product upgrades with 19 SKUs having been introduced from January 1, 1996 through June 30, 1997 and an additional five SKUs expected to be introduced during the remainder of 1997, in addition to Let's Jam products, Dark & Lovely cosmetics and Carson Compositions professional hair care products, including the following:

    -- Improved Dark & Lovely Relaxer: The Company's flagship line was upgraded to include its innovative Fail Safe technology. Simultaneously, conditioning benefits (ultra-conditioning relaxer base and shampoo) were added to every step of the relaxer system and the packaging was updated. Company research indicates that the new product out-performs both the competition and the former Dark & Lovely product in five key areas: straightening, manageability, softness, health and shine.

    -- Improved Excelle Relaxer: The improved Excelle relaxer brand uses Fail Safe technology as well as increased moisturizing benefits to deliver more body and a finished, salon look.

    -- Excelle Hair Care: An Excelle hair care moisturizing line was added at the same time as the Excelle relaxer relaunch. Three "after-care" products were added, highlighting the Excelle relaxer product and providing necessary hair care maintenance items. The newest addition to the Excelle maintenance line is Excelle Moisture Beads, a light conditioning pomade formulated with botanicals.

    -- Dark & Lovely Color Care Shampoo and Conditioner: Traditional shampoos and conditioners can strip or dull the hair of individuals of African descent that has been color treated. The

        Company has introduced a shampoo and conditioner especially designed to add body and shine to color-treated hair to complement the Company's hair color products.

    -- Dark & Lovely Permanent Hair Color: The Company is introducing a new color shade, Mocha Brown, to the Dark & Lovely hair color line, raising the total number of permanent hair color shades to 16 SKUs.

    -- Beautiful Beginnings: The Company is extending its children's brand name into a pre-teen girls' relaxer product, Straight and Healthy, as well as a new bubble bath product for boys and girls aged four to eight years. Both products are targeted to mothers seeking mild and gentle products for their children. The bubble bath is intended to be the first product in a line of personal care products for children of African descent.

    -- Magic Mild Cream Formula: The Company has developed a mild cream formula which is in a no-mix, easy-to-use form and is targeted to younger users. The traditional Magic powder product line is sold primarily to older men of African descent.

    -- Magic Smooth: The Company has developed a men's mild depilatory cream product especially formulated for use on the scalp, in response to the growing number of African-American men who wear their heads shaved for the athletic bald look.

  . Leverage Brands into Cosmetics and Other New Product Categories. The Company believes that its flagship Dark & Lovely brand name is transferable to other ethnic health and beauty aids categories, including cosmetics and skin care products. According to the Packaged Facts Report, the cosmetics segment of the U.S. retail ethnic health and beauty aids market was projected to be approximately $251 million in retail sales in 1995, and is forecasted to grow at 15% per year through 1999. The Company recently introduced a new line of cosmetics targeted to women of color under its Dark & Lovely brand name, which it began to ship in June 1997. The Company intends to take advantage of (i) the strong positive brand recognition of the Dark & Lovely name, (ii) its ability to introduce its consumers to the Dark & Lovely cosmetics line through inserts in Dark & Lovely relaxer and hair color kits (sales of which total 11 million units annually), (iii) its strong relationships with its current customers which will enable it to distribute new cosmetics products efficiently through the same ethnic and general market channels as the Company currently services and (iv) its contract manufacturing arrangement with AM Cosmetics, a leading low-cost manufacturer of cosmetics. Similarly, the Company used the Cutex brand name to introduce its new women's depilatory product, Naturally Soft Body Creme, which began to ship in October 1997.

  . Continue International Expansion. The Company believes it is poised for continued growth in its international markets, particularly Africa, Brazil and the Caribbean, each of which has a significant concentration of consumers of African descent. The Company's key strategic initiatives to achieve this international growth include, depending on the market, local manufacturing and distribution, introduction of new products and new product categories and selected acquisitions to increase market presence. The Company currently markets its entire product line (excluding Cutex products) in over 60 countries worldwide under the same brand names as it uses in the United States. International sales in the twelve months ended September 30, 1997 of $28.0 million represented 28.2% of the Company's net sales for such period and increased 51.5% compared to the twelve months ended September 30, 1996.

    -- Africa: The Company currently sells to 17 of the 53 African countries, with net sales for the twelve months ended September 30, 1997 of approximately $17.6 million, a 86.8% increase over the twelve months ended September 30, 1996. In Southern Africa the current customer base, which consists primarily of professional salon owners and stylists, is serviced through regional distributors and specialty cash-and-carry wholesale outlets. The Company currently offers professional training through salons and seminars in order to educate the professional salon owner or stylist as well as to differentiate itself from its competitors in South Africa. Retail product distribution is currently being expanded to mass merchandisers and other large retail chains in South Africa. The Company commenced its own manufacturing operations in South Africa in March 1996 to support its African strategic initiatives and is currently doubling its manufacturing and warehousing capacity in South Africa. The Company expects to benefit from the cost and quality advantages of in-house production going forward. The Company recently completed a new manufacturing facility in Ghana to support sales in West Africa. The Company's key strategic initiatives to achieve growth throughout the African continent are to: (i) continue market penetration and expansion of the core Southern African and recently initiated West African operations; (ii) establish and develop a distribution and/or manufacturing facility in East Africa; (iii) extend existing product lines to include related product categories such as cosmetics with the introduction of Dark & Lovely cosmetics; and (iv) continue to identify selected strategic acquisitions, such as the 1997 purchases of the Nu-Me cosmetics and skin care brand, the Restore Plus relaxer brand, and the Seasilk toiletries brand. In July 1996, Carson South Africa sold 25% of its shares in an initial public offering on the Johannesburg Stock Exchange. The proceeds of such offering were used to purchase the manufacturing facility and related equipment as well as to fund the Company's African strategic initiatives. Carson South Africa consummated a rights offering in June 1997, the proceeds of which will be used, among other things, to fund the expansion of its manufacturing capacity and acceleration of the development of its recently acquired brands.

    -- Brazil and South America: Brazil has a population of approximately 100 million people of African descent, almost three times the number of people of African descent as the United States. Moreover, the Company believes that the ethnic hair care industry in Brazil is underdeveloped and that the country's improving economy and demographic trends make this market attractive for the introduction of the Company's products. The Company established a distribution network, began training stylists through a strategic alliance with Servico Nacional de Aprendizagem (SENAC), a national professional services training organization, received governmental approvals for the sale of its complete line of hair care products and, in the first quarter of 1997, began shipping product to Brazil. The Company intends to use Brazil as a base for expanding its products and facilities to other Central and South American countries.

    -- Caribbean: In order to increase sales penetration in the Caribbean region, the Company appointed a Caribbean Sales Manager position and is investigating whether to establish a factory in the region which would enable the Company to produce in a Caribbean Community and Common Market (CARICOM) nation, thereby substantially reducing taxes and tariffs. The Company has sold products into the Caribbean on an export basis through brokers since before 1975. Carson's more focused local marketing presence is reflected in net sales of $3.9 million for the twelve months ended September 30, 1997, a 119.9% increase over the twelve months ended September 30, 1996.

  . Enter the U.S. Professional Salon Market. The Company believes that its R&D expertise and tradition as the technological innovator in the ethnic hair care market will facilitate its entry into the U.S. professional salon market. The Company has developed a new professional ethnic hair care product line under the Carson Compositions brand name that will offer certain technological advantages compared to ethnic hair care products currently offered in salons, as well as a complementary line of hair care maintenance products for exclusive purchase in salons. The Carson Compositions line will be comprised of 54 SKUs in the relaxer, hair color and maintenance categories. The Company estimates that there are in excess of 28,000 African-American hair care salons in the United States comprising an approximately $2.1 billion market in 1995, according to Salon Information Systems, Inc. Company market research indicates that African-American women are twice as likely as their Caucasian counterparts to patronize salons and that of the total number of African-American women who relax their hair, 40% are exclusive salon users, 40% are exclusive at-home users, and 20% switch between salon and at-home care. Of the approximately 40% of all African-American women who color treat their hair, approximately one half treat their hair at salons.

    The Company believes that it is well positioned to deliver products to the U.S. professional salon market, in significant part because many stylists purchase their ethnic hair care supplies at B&Bs, a distribution channel in which the Company is well established. Additionally, the Company has successfully entered the international professional salon market through its South African subsidiary and is implementing this strategy in other parts of Africa as well as in Brazil. The Company is engaged in market research and entered the U.S. salon market in the fourth quarter of 1997.

  . Capitalize on Selective Acquisition Opportunities. In addition to internally generated growth, the Company continually considers the selective acquisition of related brands and businesses which would increase the Company's market share or expand and complement its product lines. In 1997, the Company acquired the right to use the Cutex brand name and certain related assets in the United States and Puerto Rico, the Let's Jam hair styling products brand name and certain related assets, the Nu-Me cosmetics and skin care brand name and certain related assets, the Restore Plus hair care brand name and certain related assets, and the Seasilk toiletries brand name and certain related assets. The Company believes that the Cutex Acquisition complements the Company's existing product lines and will enable the Company to increase its market share for existing products by expanding the number of stores served by the Company. There can be no assurance that additional suitable acquisition or joint venture candidates can be identified, or if an acquisition is completed, that the operations will be successfully integrated or otherwise not have an adverse effect on the Company.

PRODUCTS

  The Company manufactures and markets a variety of products worldwide. The following table sets forth the Company's principal products, by brand, as of September 30, 1997 (with an asterisk indicating products expected to be launched in the remainder of 1997 and first half of 1998.)

 BRAND                                     PRODUCTS
               Relaxers: Creme Relaxer, Regular Strength; Creme Relaxer Plus,
 Dark & Lovely Super Strength
               Hair Care Maintenance Products: Corrective Leave-in Condition
               Therapy; Pro Therapy Protein Intensive Conditioner; Rich &
               Natural Hair Dress Conditioner; Silky Set Conditioning Set &
               Wrap Lotion; Quik Freeze Super Shine Spritz; 3-N-1 Plus
               Detangling/Conditioning Shampoo; Deep Conditioning Treatment;
               Restore & Repair Reconstructive Hair Therapy; Quick Styling
               Gel--Regular Hold; Quick Styling Gel--Super Hold; Ultra
               Cholesterol Super Strengthening/Conditioning Treatment; 24-hr.
               Therapy Moisture & Shine Replenisher; Ultra Strengthener Herbal
               & Vitamin Hair Therapy; Restorer Super Strengthening Hot Oil;
               Healthy Shine Oil Sheen Spray; Color Care Shampoo; Color Care
               Conditioner
               Hair Color: Permanent: Jet Black; Natural Black; Brown Sable;
               Rich Auburn; Sunset Auburn; Autumn Red; Light Brown; Honey
               Blonde; Golden Bronze; Chestnut Blonde; Spicy Cinnamon; Midnight
               Blue; Black Ruby; Light Golden Blonde; Deep Copper; Mocha Brown
               Reviving Colors Hair Color: Semi-Permanent: Radiant Black; Ebone
               Brown; Spiced Auburn; Passion Plum; Natural Black; Brown
               Cinnamon
               Cosmetics: Easy-Blend Creme-to-Powder Foundations; Oil-Free
               Liquid Foundations; Translucent Oil-Absorbing Loose Powders;
               Oil-Controlling Pressed Powders; Oil-Free Powder Blushes; Color
               Enhancing Eye Shadow Coordinates; Moisturizing Long-Wear Lip
               Colors; Long-Wear Nail Enamels
               Relaxers: Creme Relaxer, Regular Strength; Creme Relaxer Plus,
 Excelle       Super Strength
               Hair Care Maintenance Products: Silky Sensation Shampoo; 5-
               Minute Reconstructer; Leave-In Conditioning Mist; Moisture
               Beads*

                      Relaxers: Children's Relaxer; Straight and Healthy Pre-
 Beautiful Beginnings Teen Relaxer
                      Hair Care Maintenance Products: Conditioning Shampoo Plus
                      Detangler; Leave-In Conditioner Plus Detangler; Natural
                      Oil Moisturizer Plus Detangler; Scalp Conditioner and
                      Hair Dress
                      Personal Care Products: Bubble Bath*
 Dark & Natural       Texturizers: Texture Enhancer, Regular Strength; Texture
                      Enhancer, Extra Strength; Texture Enhancer for Short Hair
                      and Fades
                      Hair Care Maintenance Products: Moisturizing Shampoo; Dry
                      Hair & Scalp Moisturizer Conditioner; Wave Lotion; Wave &
                      Style Gel
                      Hair Color: Jet Black; Natural Black; Darkest Brown
                      Moustache & Beard Color: Jet Black; Natural Black
 Magic                Men's Depilatory Products: Men's Shaving Powder: Gold,
                      Platinum, Blue and Red; Pre-shave/after-shave lotion;
                      Cream Shave: Regular and Mild; Smooth Creme for the
                      Scalp*
 Let's Jam            Hair Care Maintenance Products: Shining & Conditioning
                      Gel; Oil-Free Shine; Pudding; Set & Hold Gel; Pomade;
                      LiquaJam; Moisture Jam; Braid & Shine Mist; Alcohol Free
                      Spritz; Super Hold Spritz.
 Cutex                Nail Polish Removers: Quick & Gentle Removers--Protein-
                      Enriched Non-Acetone, Nourishing or Strengthening
                      Formulas
                      Nail Enamels: Ultra One-Coat*; Strong Nail Color; Color
                      Quick; Salon Set
                      Nail Treatments: Ultra One-Coat*; Strong Nail; Salon Set
                      Women's Depilatory Products: Naturally Soft Body Creme*

  . Dark & Lovely. The Dark & Lovely relaxer was introduced in 1978 and effectively changed the way African-American women could relax their hair. The introduction of the no-lye technology by the Company significantly reduced the possibility of hair damage and skin irritation frequently caused by sodium-based (lye) relaxers. The Dark & Lovely brand is positioned to appeal to the younger African-American woman who is looking for a "straight" look.

    For more than 20 years, Dark & Lovely Hair Color--the first hair color formulated specifically for the distinct hair needs of women of African descent--has been the market leader in ethnic hair color. Introduced in 1972, Dark & Lovely Hair Color targets consumers of African descent who are interested in changing and enhancing the appearance of their hair color. The brand is supported with a complete line of hair care maintenance products for daily care. In addition, Reviving Colors by Dark & Lovely offers women of African descent a range of semi-permanent shades to choose from for a subtle change in color. Two new shades were introduced in late 1996, offering a total of six shades. A line of hair care products, Color Care, was launched in autumn of 1996 to address the need to maintain and refresh hair that has been color-treated.

    Dark & Lovely Cosmetics is an all new line of makeup designed specifically for women of color. Dark & Lovely Cosmetics feature a comprehensive line of makeup for eight product categories, created in shades that match and compliment the diverse complexions of women of color. The innovative Easy-Blend Creme-to-Powder Foundation is the first of its kind for women of color, with each compact containing two foundation shades for exact-to-match custom blending. The new line, which has been dermatologist tested and is hypoallergenic, oil free, non-comedogenic (does not clog pores) and non-acnegenic (does not cause inflammation of the skin) became available through drug and mass retail chains in August 1997.

  . Excelle. This is the Company's premier brand targeted to the more mature fashion conscious African-American woman concerned with the appearance and health of her hair who is trying to achieve a finished salon look at home. Introduced in 1984, Excelle Salon Performance relaxer was relaunched in 1996 with the aim of offering its target audience healthier looking hair with luxurious body and sheen. The new Excelle formula has improved relaxing capabilities and natural ingredients such as aloe vera, vitamin E and protein. The Company believes that upgraded packaging, a new hair care maintenance product line and increased advertising helps to communicate the brand's upscale image to consumers.

  . Beautiful Beginnings. This brand, targeted to parents of girls aged 5 to 12 years old, achieved the number three position in sales among children's relaxers within three years of its introduction in 1993. Beautiful Beginnings is an advanced conditioning Fail Safe relaxer system for children with an exclusive Comfort Plus pretreatment that protects sensitive young hair and scalp without inhibiting the relaxing process. The Company believes Beautiful Beginnings is one of the safest and gentlest children's relaxer systems available. The brand is complemented with a complete line of hair care maintenance products. The Company is introducing a line of personal care products for children of African descent under this brand, beginning with a bubble bath product.

  . Dark & Natural. This brand is targeted to men of African descent. The Dark and Natural texturizer product delivers rich, natural-looking waves. DL 2000 technology, a tension activated process in the Dark & Natural product line, allows the user to control the amount of relaxation in his hair through combing. Dark & Natural Hair Color for men was introduced in 1992 and represents the first hair color targeted to and developed exclusively for the African-American male. Dark & Natural hair color products are designed to recapture the natural color of hair that is dull or graying and produce a richer, deeper and healthier looking color. The easy-to-mix formula contains no ammonia and therefore is gentle to men's hair.

  . Magic. This brand of men's depilatory products is the top-selling men's depilatory product in the United States and globally among Black men. On the market since 1901, Magic men's depilatory products are the only depilatory products endorsed by the National Medical Association for the treatment and prevention of "razor bumps". A no-mix cream targeted to younger African-American men was introduced in the autumn of 1996. The Company has also introduced Magic Smooth, a men's mild depilatory cream product formulated for use on the scalp, targeted to African-American men who wear their heads shaved for the athletic bald look.

  . Let's Jam. This brand, introduced in 1989 and acquired by the Company in 1997, is a line of hair care products that caters to young and fashion-conscious consumers in the ethnic market. New Image Laboratories, Inc., the original founder of Let's Jam, developed its product line specializing in shining gels, but also including conditioners, moisturizers, pomades and spritzes. The Let's Jam Shining & Conditioning Gel is a leading product in the ethnic hair care maintenance category.

  . Cutex. The Cutex brand name is known for premium nail care products and has had an image of products that promote healthy and beautifully manicured nails for nearly a century. Introduced as a cuticle care product shortly after the turn of the century, the Cutex name received wide-spread recognition with the creation of the industry-acclaimed Knox Gelatin formula for Strong Nails enamel.

    Cutex Quick and Gentle Removers are the number one nail polish removers in the U.S. mass market, according to IRI and Cutex has been a market leader in nail polish removers since its introduction in 1907. For the twelve months ended June 1997, according to IRI data, the Cutex remover has an estimated 31.8% share of the market with the closest brand competitor having a 11.4% market share.

    The Company will continue to offer the Cutex Strong Nail color enamel with the most extensive collection of colors provided by Cutex in the last seven years. The Cutex Strong Nail treatments will continue to offer a product that fortifies and rejuvenates nails and cuticles through vitamin enriched formulations.

    The Company plans to introduce a premium line of one-coat nail enamels and one-coat nail treatments in the first half of 1998. Cutex Ultra One-Coat Nail Enamel will be offered in a large array of shades and will provide consumers with a high quality, reasonably priced nail enamel. The Cutex Ultra Treatments for nails and cuticles will offer the latest technology in alpha-hydroxy acid, vitamin and botanical formulas to nourish, enrich and protect nails and cuticles.

    The Company also plans to introduce a line of nail enamels and treatments under the Cutex name for the salon user, with color enduring nail enamels and treatment therapy products which assist in promoting healthy and strong nails. The salon line of products is also expected to be launched in the first half of 1998.

    The Company began to ship in October 1997 an advanced formula depilatory for women, Naturally Soft Body Creme, under the Cutex brand name. This formula is a thick emulsion that does not run, works fast, and moisturizes, giving skin a lasting, smooth finish without the odor of existing depilatories.

MARKETING AND PROMOTIONS

  The Company believes that understanding the consumer, meeting her or his needs and delivering on product promises are critical in maintaining the Company's competitive position. The Company spent an average of approximately 1% of net sales for each of the fiscal years ended March 31, 1995 and 1996 and the twelve months ended September 30, 1997 on market research, such as in-home consumer product placements for new products, tracking studies, concept testing, package testing and advertising testing aimed at improving its understanding of, and effectively targeting, its consumer. The Company also maintains a toll-free telephone number to answer consumer questions and to gather consumer feedback used to focus the Company's marketing programs.

  Over 15.9% of net sales in the twelve months ended September 30, 1997 was allocated to advertising and consumer promotions. The Company believes that it is the leading advertiser in the ethnic hair care market, with most of its emphasis on television and print. The Company regularly advertises in U.S. magazines aimed at consumers of African descent, such as Essence, Ebony, Black Enterprise and Jet, and in targeted spot advertising on television and cable channels such as Black Entertainment Television (BET) and engages in promotional activities and in-store displays to introduce new products or attract new consumers. The Company also uses its kit packaging format to conduct sampling programs for new products.

  In January 1996, the Company's advertising account for ethnic products was awarded to Don Coleman & Associates, Inc., considered by the Company to be in the forefront of ethnic advertising. The previous agency had been in place for over 20 years. A new campaign for the Company's flagship brand, Dark & Lovely, including television, print, and radio advertising was launched in 1996.

  Marketing for the Company's Dark & Lovely cosmetics line and the complete line of Cutex products (other than the depilatory) will be provided by AM Cosmetics through its agreements with Carson Products, allowing the Company to capitalize on AM Cosmetics's expertise in cosmetics. See "Certain
Relationships and Related Transactions--AM Cosmetics."

  The Company is actively involved in numerous public relations and community relationship events. In 1996, the Company was involved in the Olympics both in Savannah and Atlanta. In Atlanta, the Company was one of the sponsors of La Maison Olympique Africaine, The African Olympic House, providing the Company with an opportunity to highlight its presence in the global African business community. The Company's commitment to the African-American community is demonstrated through several support programs including sponsorship of the Black Family Reunion Program and a Safe Shelter Program for homeless women and children and the establishment of the Carson Scholarship Program at historically Black universities such as Dillard, Hampton and Fisk Universities. From October to December 1996, the Company, in conjunction with several leading African-American women's organizations and the Celebrating Life Foundation, participated in a campaign to promote awareness of breast cancer among African-American women. The Company donated $150,000 from sales of Dark & Lovely relaxer and hair color units during that period to the Celebrating Life Foundation to help provide education on breast cancer and make screening available to African-American women unable to afford the examination.

  The Company is establishing an 800 number for its Cutex Research Center which, with the assistance of AM Cosmetics, will be staffed by specialists to provide consumers with assistance in nail and skin care. The Company believes that its R&D effort provides the basis for setting high standards of quality and technology in developing new high-performance beauty products. The Company is also introducing the Cutex Research Center Seal of Approval which will be on every Cutex product beginning in 1998 to signify the Company's commitment to such standards.

DISTRIBUTION AND SALES

  The Company's products are sold through five principal distribution channels in the U.S. retail personal care market, as follows:

  Mass Merchandisers. The Company's products are sold by mass merchandisers, including WalMart and K-Mart. The Company's share of the ethnic hair care products among mass merchandisers was 14.0% for the twelve months ended June 1997, according to IRI. The Cutex brand's share of nail polish removers among mass merchandisers was 27.1% during the same period, according to the same source.

  Drug Chains. The Company's products are sold by drug chains, including Walgreens, Eckerd's and CVS/Revco. The Company's share of the ethnic hair care products among drug chains was estimated to be 13.6% for the twelve months ended September 1997, according to the limited IRI data available for this channel. The Cutex brand's share of nail polish removers among drug chains was 28.8% during the same period, according to the same source.

  Food Chains. The Company's products are sold by food chains, including Winn Dixie and Kroger. The Company's share of the ethnic hair care products market among food chains was estimated to be 14.7% for the twelve months ended September 1997, according to the limited IRI data available for this channel. The Cutex brand's share of nail polish removers among food chains was 42.6% during the same period, according to the same source.

  Discount Chains. The Company's products are sold by discount chains, including Family Dollar and Dollar General. Market share data for discount chains is included by IRI in the mass merchandisers category.

  Beauty & Barber Supply Stores. The Company's products are sold by Beauty & Barber Supply Stores ("B&Bs"), which are dominated by the Sally's Beauty Supply retail chain (Alberto-Culver Company) and the National Beauty Supply Dealers Association (the "NBSDA"), a large group of independent family-controlled retail outlets. B&Bs that are members of the NBSDA are prevalent in the African-American community, typically in retail outlets in strip shopping malls. B&Bs generally have convenient locations, low everyday prices, and a wide selection of ethnic products relative to retail chains. The Company believes that it is a leading supplier of ethnic hair care products to B&Bs and expects to be able to sell cosmetics and nail care products through this channel as well. However, no third party market share data is available.

  The chains generally are an important part of the Company's retail business because of their ability to draw customers from a large geographic area. The Company's chain customers may purchase the Company's products directly from the Company, through an ethnic product distributor or both. No single Company customer accounted for more than approximately 5.7% of the Company's consolidated net sales in the twelve months ended September 1997.

  The Company's strong relationships with its customers in the various distribution channels are enhanced by its direct sales force comprised of divisional managers, regional managers and sales merchandisers, covering the Northeast, Mid-Atlantic, Mideast and Midwest regions in the Northern Division and the Mid-South, Southeast, Southwest and Western regions in the Southern Division. The sales force in each region markets the Company's products to all of the various distribution channels doing business in its geographic region.

  The Company distributes its cosmetics and nail care products through AM Cosmetics' dedicated sales force and broker network. See "Certain
Relationships and Related Transactions--AM Cosmetics."

  The Company has established distributor relationships in various countries in international markets. In Africa, the Company focuses its direct sales efforts on hair care salons which are serviced through regional distributors, specialty cash-and-carry wholesale outlets, mass merchandisers and large retail chains.

RESEARCH AND DEVELOPMENT AND QUALITY CONTROL

  The Company believes that the strength of its competitive position in the ethnic hair care industry is attributable, in part, to its tradition of technological innovation and its focused R&D effort. Three of the ethnic hair care industry's most significant innovations were introduced by the Company: the first hair color developed exclusively for African-American hair (1972), the first no-lye relaxer (1978), which provided a safe relaxer product for home use, and the Fail Safe technology for no-lye relaxers (1993), the only relaxer system to eliminate problems associated with imprecise mixing, which the Company believes is the most common cause of consumer complaints regarding relaxers. The Company believes that its R&D department, led by two industry experienced chemists with Ph.D.s and including nine other researchers and technicians, represents the largest R&D effort focused on the ethnic hair care market. In 1996, the Company's R&D department finalized the development of several product innovations, including the Fail Safe and DL 2000 hair relaxer technologies, as well as a full line of hair care maintenance products.

  The R&D department pursues an aggressive product development schedule and intends to maintain its leadership in product innovations and technological improvements. In particular, the R&D department intends to: (i) facilitate the Company's expected entry in the fourth quarter of 1997 into the U.S. professional salon market with a line of specially formulated products; (ii) expand the line of Dark & Natural products; (iii) develop new and innovative hair care maintenance products; (iv) strengthen the Company's hair color products; and (v) develop more effective, milder depilatories for both men and women, including the Cutex Naturally Soft Body Creme women's depilatory which began to ship in October 1997, and Magic Smooth, a men's scalp depilatory which is expected to be introduced in the fourth quarter of 1997. The R&D department's agenda also includes the continued review and evaluation of various packaging alternatives to ensure that the Company's products are delivered in safe, secure and cost-effective containers. The Company's R&D costs (principally for new products) for the fiscal years ended March 31, 1995 and 1996 was $0.3 million and $0.4 million, respectively, and was $0.5 million for the twelve months ended September 30, 1997. The Company's estimated budget for R&D costs for the twelve months ended December 31, 1997 is $0.6 million. These amounts do not include amounts spent on quality control, analytical chemistry, microbiology, package testing and consumer products testing.

  The R&D department also supervises the Quality Control staff and performs extensive safety and quality tests on the Company's products, including analytical chemistry, microbiology and package testing. The Company tests its new products with the aid of four in-house cosmetology technicians at its on-site salon. The Company also benefits from its affiliation with AM Cosmetics, whose R&D department has extensive experience in formulating and developing a broad range of cosmetics. With the assistance of AM Cosmetics, the Company is introducing the Cutex Research Center to signify its commitment to setting high standards of quality and technology in developing new high-performance beauty products.

MANUFACTURING

  The Company uses a batching process in its manufacturing operations for virtually all of its ethnic hair care products. The batching process begins with chemical ingredients being mixed in kettles in batch sizes ranging from 2,000 lbs. to 21,000 lbs. The kettles heat, cool, homogenize and blend each batch of materials according to standard operating procedures (SOPs). The SOPs for each product are established by the Company's R&D and Quality Control staff and are periodically reviewed and improved to ensure uniformity and batch-to-batch conformity with the manufacturing specifications for the product.

  The product is then transferred from the kettles into a holding tank or another type of storage device until it is pumped into a filling machine that volumetrically fills the liquid or cream into plastic jars, tubes, bottles or packets. Each container (i.e., jar, tube, bottle or packet) is coded to identify or track a specific batch. Hair care maintenance products are then packed in shipping boxes and sent to the finished goods warehouse ready for shipment to the Company's customers. Certain other products are filled, capped, labeled, coded and stored temporarily until they are assembled as components in the relaxer, texturizer or hair color kits.

  The Company emphasizes quality and adherence to Good Manufacturing Practices (according to FDA guidelines) throughout the production operation. Each batch of finished product is tested by Quality Control staff before it is packaged and shipped. The Company's quality control measures and standards include testing raw materials and packaging materials.

  The Company purchases raw materials, packaging, and components throughout the world and reviews the efficiency and quality of its purchasing contracts. Except as described below, the Company believes that alternate sources of supplies exist and does not anticipate any significant shortages of, or material difficulty in obtaining, such supplies.

  Guanidine carbonate is an essential raw material used in the manufacturing of no-lye relaxer products and has been purchased by the Company for over 15 years from the one principal supplier to all manufacturers of no-lye relaxers, located in Austria. The Company maintains a stock of guanidine carbonate at its Savannah facility which could satisfy its requirements for approximately four to six months of future production. However, the Company has begun to source smaller amounts of guanidine carbonate of comparable quality from other suppliers. In the event that the Company is unable to obtain sufficient guanidine carbonate from its current principal supplier, the Company believes that it could obtain sufficient quantities of guanidine carbonate on comparable terms from these alternative suppliers on comparable terms before its reserves run out. See "Risk Factors--Reliance on Suppliers."

  In order to increase the Company's manufacturing capacity, the Company has added new production lines in Savannah and outsourced the production of certain low volume maintenance products, freeing the resources of the Savannah facility to concentrate on certain high volume relaxer and hair color products. The Company relies on a limited number of contractors to manufacture its products to the Company's specifications. For example, the Company currently relies on AM Cosmetics to manufacture the Dark & Lovely line of cosmetics and Cutex nail enamels, Chesebrough-Pond's USA to manufacture the Cutex nail polish remover products and CEI to manufacture the Company's shampoos and conditioners as well as the Let's Jam line. See "Risk Factors-- Reliance on Third Party Manufacturers" and "Certain Relationships and Related Transactions--AM Cosmetics."

FACILITIES

  The Company owns and occupies six buildings on an 11.6-acre tract in Savannah. The plant, warehouses and offices encompass approximately 225,000 sq. ft. on seven acres of the property, with the remaining 4.6 acres undeveloped. Four of the buildings are used primarily for warehousing and storage. The largest building (more than 120,000 sq. ft.) houses the manufacturing equipment for substantially all of the Company's products, shipping, quality control, the R&D laboratories, customer research and a professional hair salon which tests new products. The manufacturing and warehousing space has been expanded seven times since it was originally built in 1954. The Company is in the process of reconfiguring its production lines and expanding its physical space in order to increase the productivity of the Savannah facility. Following the planned reconfigurations, the Company believes that the capacity in the Savannah facility will be adequate for its needs in the reasonably foreseeable future. The Company leases an additional 50,000 square feet of warehouse space in Savannah.

  Carson South Africa owns and occupies one building on 4.5 acres in Midrand, South Africa, 15 miles north of Johannesburg in a developing industrial park located on the major highway between Johannesburg and Pretoria. The property was previously occupied by Pfizer as a manufacturing facility and was easily converted to suit the Company's needs. The building encompasses approximately 40,000 sq. ft. and houses the manufacturing equipment for all products, shipping and receiving, raw material and finished goods storage, an R&D laboratory and executive office space. The Company is currently doubling its manufacturing and warehousing capacity at this facility, at an estimated cost of $1.0 million funded primarily by a rights offering by Carson South Africa. The Company believes that following this expansion, capacity in the South African facility will be adequate for its needs in the reasonably foreseeable future.

  The Company recently completed a manufacturing facility in Accra, Ghana, which began production in June 1997. The cost of this facility is approximately $1.0 million, funded primarily by the Carson South Africa rights offering.

COMPETITION

  The U.S. ethnic hair care market for African-Americans is competitive and highly fragmented with a number of market participants that focus specifically on this market. The five largest companies generated approximately 49.1% of industry sales in the U.S. retail ethnic hair care market in the twelve months ended June 1997 with the remainder being generated by a number of smaller companies, according to IRI. In the U.S. retail market segments for nail enamel/treatments and nail polish remover, the five largest companies generated approximately 69.0% and 59.5%, respectively, of industry sales for the twelve months ended June 1997. In the U.S. retail market for cosmetics, including the ethnic cosmetics market, the five largest companies generated approximately 75.4% of industry sales for the twelve months ended June 1997. In the U.S. retail market for women's depilatory products, the five largest companies generated approximately 78.7% of industry sales for the twelve months ended June 1997.

  The Company primarily competes on the basis of brand recognition, product quality, performance and price. Advertising, promotions, merchandising, packaging and the timing of new product introductions and line extensions also have a significant impact on buying decisions and the structure and quality of the sales force affect product reception, in-store position, display space and inventory levels in retail outlets.

  Some of the Company's competitors are general market companies which are larger and have substantially greater financial and other resources than the Company.

TRADEMARKS AND PATENTS

  The Company owns all of the trademark rights used in connection with its principal brands both in the United States and in the other countries in which its products are principally sold (other than Cutex outside of the United States and Puerto Rico). Significant trademarks include: Dark & Lovely, Cutex, Magic, Let's Jam, Dark & Lovely Excelle, Beautiful Beginnings, and Dark & Natural. The Company utilizes certain proprietary or patented technologies in the formulation or manufacture of a number of its products; however, the loss of such proprietary rights would not have a material adverse effect on the business, results of operations or financial condition of the Company. See "Risk Factors--Dependence on Trademarks for Current and Future Markets."

CONSUMER LAWS, GOVERNMENT AND INDUSTRY REGULATIONS

  The Company is subject to the U.S. Food, Drug and Cosmetics Act, the U.S. Consumer Product Safety Act, the U.S. Federal Hazardous Substance Act and to the jurisdiction of the U.S. Consumer Product Safety Commission as well as product safety laws in foreign jurisdictions. Such regulations subject the Company to the possibility of requirements of repurchase or recall of products found to be defective and the possibility of fines or penalties. The FDA has promulgated certain regulations concerning product ingredients, product labeling and product claims. In addition, the FTC regulates product claims. The Company is subject to consumer laws in foreign countries where its products are sold, for example, bilingual packaging requirements (Canada) and new product registration requirements (Brazil). Existing and future FDA, FTC and foreign regulations could impact distribution and sales of certain of the Company's products.

  The Company operates under the FDA's Good Manufacturing Practices (GMP) guidelines and is regulated by the FDA, although its product formulas do not have to be approved in advance by the FDA. Coloring agents used in the Company's products may be either Food, Drug & Cosmetic (FD&C) or Drug & Cosmetic (D&C) classified. Additionally, as a member of the Cosmetics, Toiletries and Fragrances Association ("CTFA"), the Company agrees to adhere to Quality Assurance Guidelines as promulgated by CTFA. The Company believes that it is substantially in compliance with such guidelines and uses such guidelines as standards for its operational activities. The Company is also subject to various other Federal, state, local and foreign regulations. Federal, State and local regulations in the United States that are designed to protect customers or the environment have had an increasing influence on product claims, contents and packaging. The Company believes that it is in substantial compliance with such regulations.

EMPLOYEES

  As of September 30, 1997, the Company employed approximately 330 persons in Savannah, an additional 38 elsewhere in the United States and 203 internationally. In the United States, 249 were hourly personnel and 119 were salaried employees. The Company also utilizes temporary workers as needed, primarily in manufacturing. An average of 30 such domestic temporary and 49 international temporary workers were utilized on a daily basis by the Company during the nine months ended September 30, 1997. The Company is non-union and believes that its relationship with employees is good.

LEGAL PROCEEDINGS

  The Company is involved in various routine legal proceedings incident to the ordinary course of its business and believes that the outcome of all pending legal proceedings, in the aggregate, will not have a material adverse effect on the business, results of operations or financial condition of the Company.

ENVIRONMENTAL MATTERS

  The Company is subject to federal, state, local and foreign environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), impose strict, retroactive and joint and several liability upon persons responsible for releases of hazardous substances.

  Based upon its experience to date, the Company believes that the future cost of compliance with existing environmental requirements, and liability for known environmental claims pursuant to such requirements, will not have a material adverse effect on the Company's business, results of operations and financial condition. However, future events, such as new information, changes in existing requirements or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of September 30, 1997 are as follows:

NAME                     AGE                            POSITION
----                     ---                            --------
Dr. Leroy Keith.........  58 Chairman of the Board of Directors and Chief Executive Officer
Joyce M. Roche..........  50 President, Chief Operating Officer, Director
Robert W. Pierce........  54 Executive Vice President of Finance and Chief Financial Officer
Dennis E. Smith.........  50 Executive Vice President of Sales, Director
Miriam Muley............  42 Executive Vice President of Marketing
Lawrence E. Bathgate,
 II.....................  58 Director
Abbey J. Butler.........  59 Director
Suzanne de Passe........  50 Director
Melvyn J. Estrin........  54 Director
James L. Hudson.........  57 Director
Jack Kemp...............  61 Director
John L. Sabre...........  40 Director
Vincent A. Wasik........  52 Director

  Dr. Keith became a Director of the Company upon its inception in May 1995, and served as Vice President until August 1996, when he became Chairman and Chief Executive Officer. Dr. Keith became Chairman and Chief Executive Officer of Carson Products concurrent with the Aminco Acquisition in August 1995. He has served as Chairman of the Board of Directors of AM Cosmetics since June 1996. He served on the Board of Directors of the Predecessor from June 1994 to August 1995. Prior to that, he served as President of Morehouse College from 1987 to 1994. Dr. Keith is a member of the Board of Directors of Evergreen Keystone Investment Services, the Mutual Funds Board of Phoenix Home Life Insurance Company, One to One/The National Mentoring Partnership, Inc. and the National Committee for the Performing Arts of the John F. Kennedy Center.

  Ms. Roche became President, Chief Operating Officer and a Director of the Company in August 1996. Prior to that, she held the position of Executive Vice President of Global Marketing of the Company from August 1995 until July 1996. Ms. Roche has served as President and Chief Operating Officer of Carson Products since July 1996. Before joining the Company in August 1995, Ms. Roche was employed with Avon for 19 years where she held the titles of Senior Vice President of Marketing from 1991 to 1993 and Vice President of Global Marketing from 1993 to 1994. Ms. Roche was previously employed by Revlon, where she held the title of Director of Marketing from 1979 to 1981.

  Mr. Pierce became Executive Vice President and Chief Financial Officer of the Company in May 1997. Prior to May 1997, he held the positions of Executive Vice President, Chief Financial Officer and Treasurer of Maybelline, Inc., where he had been employed since 1990. Prior to that, he was employed by Noxell Corporation, a manufacturer of cosmetics and toiletries, for 15 years where he held the titles of Vice President of Finance from 1986 to 1988 and Senior Vice President of Administration and Finance from 1988 to 1990.

  Mr. Smith became a Director of the Company in December 1995, and Executive Vice President of Sales of the Company in August 1996. Mr. Smith became Executive Vice President of Sales of Carson Products concurrent with the Aminco Acquisition in August 1995. Prior to August 1995, he held the position of Vice President of Sales of Carson Products from 1990 to 1995.

  Ms. Muley became Executive Vice President of Marketing of the Company in August 1996 and of Carson Products in July 1996. She served as Vice President, Marketing from the time she joined Carson Products in April 1996 until July 1996. She was previously employed by Avon from 1992 to 1996 as General Manager, African-American Business Unit and by Bristol-Myers Squibb's Clairol division as Product Manager from 1990 to 1992.

  Mr. Bathgate became a Director of the Company upon its inception in May 1995 and of Carson Products in August 1995. He served as Secretary of the Company from May 1995 to August 1996. He also serves as President and Chief Executive Officer of Bathgate, Wegener & Wolf, P.A., a law firm with which he has been affiliated since 1970. Mr. Bathgate is a founder and principal of Morningside, and has served on the Board of Directors of AM Cosmetics since June 1996. He also serves on the Board of Trustees of Villanova University, the Board of Regents of Seton Hall University and served as Finance Chairman of the Republican National Committee from 1988 to 1992.

  Mr. Butler became a Director of the Company in August 1996 and of Carson Products in June 1996. Mr. Butler currently serves in the following capacities for the following companies and organizations: Avatex (formerly FoxMeyer Health Corporation), Director from 1990, Co-Chairman of the Board of Directors from 1990, Co-Chief Executive Officer from 1990; Ben Franklin Retail Stores, Inc., Director from November 1991 to March 1997 and Co-Chairman of the Board of Directors from 1994 to March 1997; C.B. Equities Capital Corp., President from 1982 and Director from 1982; Grand Banc Inc., Director from 1994; CST Entertainment Inc., Director from 1994; UroHealth Systems, Inc., Director from 1995; Cyclone Fence Corp., Director from 1995; Phar-Mor, Inc., Director from 1995; The American University, Trustee from 1986; Starlight Foundation, Director from 1990; Executive Council of the National Committee for the Performing Arts of the John F. Kennedy Center, Director from 1989; and President's Advisory Committee on the Arts, Member from 1992. Mr. Butler is the former Co-Chief Executive Officer of FoxMeyer Drug Company which, along with FoxMeyer Health Corporation and certain other of its subsidiaries and affiliates, including Ben Franklin Retail Stores, Inc., filed for protection under Chapter 11 of the U.S. Bankruptcy Code on August 27, 1996.

  Ms. de Passe became a Director of the Company in August 1996 and of Carson Products in June 1996. Ms. de Passe has served as Chief Executive Officer of de Passe Entertainment since 1991. She currently serves on the Board of Directors of The American Film Institute and the Los Angeles Opera.

  Mr. Estrin became a Director of the Company in August 1996 and of Carson Products in June 1996. Mr. Estrin currently serves in the following capacities for the following companies: Avatex (formerly FoxMeyer Health Corporation), Director since 1990, Co-Chairman of the Board of Directors from March 1991, Co-Chief Executive Officer from October 1991; Washington Gas Light Company, Director from October 1991; Grand Banc Inc., Director from August 1993; UroHealth Systems, Inc., Director from July 1995; Phar-Mor, Inc., Director from September 1995; and Centaur Partners, L.P., Managing Partner from 1990; University Research Corporation, Chief Executive Officer since 1978; and Estrin International, Chairman and Chief Executive Officer since 1983. Mr. Estrin has also served in the following capacities for the following companies and organizations: Ben Franklin Retail Stores, Inc., Co-Chairman of the Board of Directors from November 1991 to March 1997, Co-Chief Executive Officer from 1994 to March 1997, Director from 1991 to March 1997; University of Pennsylvania, Trustee from 1990 to 1995; and Commissioner of the National Capital Planning Commission, appointed by the President, from 1993 to 1995. Mr. Estrin is the former Co-Chief Executive Officer of FoxMeyer Drug Company which, along with FoxMeyer Health Corporation and certain other of its subsidiaries and affiliates, including Ben Franklin Retail Stores, Inc., filed for protection under Chapter 11 of the U.S. Bankruptcy Code on August 27, 1996.

  Mr. Hudson became a Director of the Company in August 1996 and of Carson Products in June 1996. Mr. Hudson has served as Chairman of JAH Development Company since 1985. Mr. Hudson served as Chairman of the Board of Trustees of Morehouse College, and as a member of the Board of the Metropolitan Washington Airports Authority.

  Mr. Kemp became a Director of the Company in December, 1996, and served as a Director of Carson Products from February 1996 to August 1996, when he resigned to accept the Republican nomination for Vice President of the United States. Mr. Kemp served as Secretary of Housing and Urban Development for the U.S. Government from 1989 to 1992. Mr. Kemp is also a member of the Board of Directors of Landair, Cyrix Corp., Oracle Corp., Columbus Trust Realty, American Bankers Insurance Corp., and Worldcorp and has served as Co-Director of Empower America since 1993.

  Mr. Sabre became a Director of the Company in August 1996 and of Carson Products concurrent with the Aminco Acquisition in August 1995. He currently serves as a partner at Capital Management Partners. He was previously employed as Managing Director of Indosuez Capital, a position he held from April 1992 to August 1997. Prior to that, Mr. Sabre was a Vice President at Kidder, Peabody & Co. from March 1990 to April 1992.

  Mr. Wasik became Chairman of the Board of Directors and President of the Company upon its inception in May 1995 and served as such until August 1996. Mr. Wasik continues to serve as a Director of the Company and has been a Director of Carson Products since August 1995. He became a member of the Board of Directors of AM Cosmetics in June 1996 and currently serves as President. He is also a founder and serves as President of Morningside. From 1985 to 1995, Mr. Wasik served as President of Fidelco Capital Group. He was also President of Wondercamp Entertainment Company from 1994 to 1995. He served as Chairman and Chief Executive Officer of National Car Rental Systems, Inc. from December 1986 to January 1992. He is also currently a member of the Board of Directors of the One to One/The National Mentoring Partnership, Inc., the National Committee for the Performing Arts of the John F. Kennedy Center and the Board of Trustees for Boston College.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary of Cash and Certain Other Compensation. The following table sets forth in summary form information concerning the compensation for all services rendered in all capacities to the Company for Dr. Keith, and the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company (including its subsidiaries) for the period from April 1, 1996 to December 31, 1996 and the fiscal years ending March 31, 1996 and March 31, 1995. Effective December 31, 1996, the Company changed its fiscal year end from March 31 to December 31.

                         SUMMARY COMPENSATION TABLE(A)

                                                                         LONG TERM
                                              ANNUAL COMPENSATION   COMPENSATION AWARDS
                                              ------------------- ------------------------
                                                                              SECURITIES
                                                                  RESTRICTED  UNDERLYING
                                                                    STOCK    OPTIONS/SARS
NAME AND PRINCIPAL POSITION    FISCAL YEAR     SALARY     BONUS     AWARDS   (#) OF SHARES
---------------------------  ---------------- ------------------- ---------- -------------
Leroy Keith(b)..........     4/01/96-12/31/96 $ 274,449 $  56,875
 Chairman of the Board       4/01/95-03/31/96   190,816   215,000
 and Chief Executive
 Officer
Joyce M. Roche(b).......     4/01/96-12/31/96 $ 179,670 $     --
 President and Chief Op-     4/01/95-03/31/96   117,692    35,000                    (c)
 erating Officer
Bradford N.                  4/01/96-12/31/96 $ 192,143 $  43,750
 Creswell(b)............     4/01/95-03/31/96   146,681       --
 Executive Vice Presi-
 dent-Finance and Chief
 Financial Officer
Dennis E. Smith.........     4/01/96-12/31/96 $ 146,136 $  83,900                    (c)
 Executive Vice Presi-       4/01/95-03/31/96   150,405    75,870
 dent                        4/01/94-03/31/95    99,312    19,813
 --Sales
Miriam Muley............     4/01/96-12/31/96 $ 109,136 $     --
 Executive Vice Presi-
 dent-Marketing

--------
(a) The summary compensation table does not include the value of perquisites and other personal benefits made available by the Company. However, no named executive officer received such compensation in any fiscal year valued in excess of the lesser of $50,000 or 10% of such officer's total salary and bonus reported for such fiscal year.

(b) Dr. Keith, Ms. Roche and Mr. Creswell became executive officers of Carson Products on August 23, 1995 and of the Company on August 14, 1996. Mr. Creswell resigned from his position at the Company in May 1997.
(c) The securities underlying the SARs were shares of the former Class A common stock of the Company. In August 1996, Ms. Roche surrendered her SAR, and Mr. Smith surrendered one-half of his SAR, in exchange for the right to subscribe for 118,713 shares and 59,357 shares of Class C common stock of the Company, respectively.

  Stock Options and Stock Appreciation Rights. No options to purchase stock were granted during the twelve months ended December 31, 1996. The following table sets forth information concerning the grant of stock appreciation rights ("SARs") to each of the named executive officers during the twelve months ended December 31, 1996.

                           OPTION/SAR GRANTS IN 1996

                                                                                         POTENTIAL
                                                                                      REALIZABLE VALUE
                                                                                         AT ASSUMED
                                                                                      ANNUAL RATES OF
                                                                                        STOCK PRICE
                                                                                        APPRECIATION
                                              INDIVIDUAL GRANTS                       FOR OPTION TERM
                         ------------------------------------------------------------ -------------------
                           NUMBER OF
                           SECURITIES   PERCENT OF TOTAL
                           UNDERLYING   SARS GRANTED TO
                              SARS         EMPLOYEES        EXERCISE OR    EXPIRATION
NAME                     GRANTED (#)(A)  IN FISCAL YEAR  BASE PRICE ($/SH)    DATE    5% ($)     10% ($)
----                     -------------- ---------------- ----------------- ---------- --------   --------
Dr. Leroy Keith.........      --               --               --              --          --          --
Joyce M. Roche..........         (b)         23.53%                (b)      8/23/05         --          --
Dennis E. Smith.........         (b)         23.53%                (b)      8/23/05         --          --

--------
(a) The securities underlying the SARs are shares of the former Class A common stock of the Company.
(b) In August 1996, Ms. Roche surrendered her SAR, and Mr. Smith surrendered one-half of his SAR, in exchange for the right to subscribe for 118,713 shares and 59,357 shares of Class C common stock of the Company, respectively. Both Ms. Roche and Mr. Smith have exercised such rights. See "Management--Compensation of Executive Officers--Employment Agreements" for a discussion of the exercise of such rights and the treatment of Mr. Smith's remaining SAR.

  Option/SAR Exercises and Holdings. No options to purchase common stock were outstanding and no SARs were exercised by the named executive officers during the fiscal period ended 1996.

  Long-Term Incentive Plans. No long term incentive plan awards were granted to the named executive officers during the period from April 1, 1996 to December 31, 1996.

  Employment Agreements. Carson Products has entered into employment agreements with Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley and Mr. Pierce, which agreements provide for the terms discussed below (the "Employment Agreements"). The Employment Agreements for Dr. Keith, Ms. Roche, Mr. Smith and Ms. Muley provide for a term of employment expiring on October 18, 1999. The Employment Agreement for Mr. Pierce provides for a term of employment expiring on May 9, 2000. Under the Employment Agreements, the annual base salary amounts for Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley and Mr. Pierce are $385,000, $260,000, $200,000, $155,000 and $250,000 respectively. In addition to such base salary, the Employment Agreements provide for, among other things: an annual bonus determined under a formula based on specified net revenue growth, net income, earnings per share and/or stock price growth; eligibility in any pension and welfare benefit plans (other than certain profit sharing plans) maintained by Carson Products; a monthly automobile allowance for Dr. Keith, Ms. Roche, Mr. Smith and Mr. Pierce equal to $1,000, $750, $500 and $500, respectively; reimbursement for specified relocation expenses, including without limitation general relocation payments to Dr. Keith, Ms. Muley and Ms. Roche, equal to $50,000, $10,000 and $10,000, respectively; and such other fringe benefits generally provided by Carson Products to its employees.

  Carson Products retains the right to terminate the employment of Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley and Mr. Pierce, and each such executive officer retains the right to resign, at any time for any reason. If Carson Products terminates the employment of any of the executive officers named above for "cause" (as defined in the Employment Agreements) or with "good reason" (as defined in the Employment Agreements) such officers will only be entitled to any unpaid base salary amounts through and including the date of termination. If Carson Products terminates the employment of Dr. Keith, Ms. Roche, Mr. Smith or Ms. Muley without cause, such officer will be entitled to receive severance pay equal to 150% of the officer's base annual salary (200%, in the case of Mr. Smith). If such officer (other than Mr. Smith and Ms. Muley) terminates his or her employment with Carson Products for good reason, the officer will be entitled to receive severance pay equal to 200% of the officer's annual base salary (payable in one lump sum). In the event of "disability," as defined in the Employment Agreements, Carson Products may terminate the employment of Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley or Mr. Pierce and the officer will thereupon be entitled to receive 150% (200%, in the case of Mr. Smith) of the officer's annual base salary (payable in one lump sum).

  Pursuant to the Employment Agreements, Ms. Roche, Mr. Smith and Ms. Muley have purchased 118,713, 59,357 and 59,357 shares, respectively, of the Class C common stock of the Company (the "Class C Common Stock") at a price per share equal to $4.21. The aggregate purchase price for the shares acquired by each officer was paid in the form of a non-interest bearing long-term full recourse promissory note. In connection with such purchase, each officer pledged the shares he or she acquired to the Company to secure payment of the principal amount of the promissory notes. The principal amount of the notes will be due and payable on the earlier to occur of the sale of the shares acquired, termination of employment or the third anniversary of the date of purchase. The officer may prepay the principal amount of his or her promissory note at any time and from time to time.

  Pursuant to Dr. Keith's agreement, the Company has issued him 341,100 shares of the Class C Common Stock, which represented at the time of issuance 3% of the Company's then outstanding common stock. These shares were issued in consideration for securing the Acquisition. These shares were transferred immediately after issuance to DNL Partners, as trustee under a certain voting trust agreement, dated August 23, 1995, by and among DNL Partners, Dr. Keith and certain other stockholders.

  The Employment Agreements also provide that Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley and Mr. Pierce, while employed by Carson Products and in the case of Mr. Smith, Ms. Muley and Mr. Pierce, during the period in which Mr. Smith, Ms. Muley or Mr. Pierce, respectively, is receiving Base Salary (as defined in the Employment Agreements) payments from Carson Products (regardless as to whether Mr. Smith, Ms. Muley or Mr. Pierce, respectively, is employed by Carson Products), may not directly or indirectly (i) own, operate, represent, promote, consult for, control or participate in the ownership, operation, acquisition or management of any business manufacturing and/or distributing ethnic hair care products or cosmetics within a 500-mile radius of Carson Products' headquarters, (ii) solicit (other than on behalf of Carson Products or any of its affiliates), divert or take away the business of any customers of Carson Products or any of its affiliates, or any prospective customers of Carson Products or any of its affiliates whose business Carson Products or any of its affiliates actively solicits during such officer's employment with Carson Products, or (iii) solicit or induce any employee of Carson Products or any of its affiliates to terminate such employee's employment with Carson Products or such affiliates.

  Management Agreement. Carson Products has entered into a management agreement with Morningside regarding the services of Mr. Wasik. See "Certain Relationships and Related Transactions--Morningside."

  1996 Long-Term Incentive Plan. The Company adopted the 1996 Long-Term Incentive Plan (the "1996 Plan"), which is administered by a committee of the Board comprised of non-employee directors (the

"Committee"). The purpose of the 1996 Plan is to attract, retain and motivate executives and other key individuals who will make significant contributions to the growth and overall success of the Company and its subsidiaries and to align the interests of such executives and individuals with those of the Company's shareholders.

  All salaried employees and consultants of the Company and its subsidiaries are eligible to participate in the 1996 Plan. The 1996 Plan authorizes the grant of (i) options to acquire shares of the Class A common stock of the Company ("Class A Common Stock") intended to qualify as "incentive stock options" under Section 422 of the Code ("ISOs"), (ii) options to acquire the same that do not, or are not intended to, so qualify, (iii) restricted shares of the Class A Common Stock, subject to specified forfeiture risks (the "Restricted Shares"), (iv) stock appreciation rights ("SARs") based on the Class A Common Stock and payable in cash or in shares of the new Class A Common Stock, and (v) performance-based awards, payable in cash or in shares of the Class A Common Stock.

  The 1996 Plan authorizes 600,000 shares of the Class A Common Stock (equal to approximately 4.2% of the aggregate outstanding shares of Common Stock) for issuance, subject to adjustment in certain circumstances. No awards may be granted under the 1996 Plan after December 31, 2006.

  Pursuant to the regulations under Section 16(b) of the Exchange Act, so long as certain conditions are met, an officer receiving an option award may be able to exercise options that are then exercisable and sell the underlying shares of the Class A Common Stock on the same day without incurring liability under such Section 16(b). The ability to exercise options and concurrently sell the Class A Common Stock obtained upon exercise means that officers face no investment risk with respect to the shares subject to options, since they will generally only exercise an option if the market value of the Class A Common Stock is greater than the exercise price of the option.

  ISOs granted to any person who is the beneficial owner of more than 10% of the total combined voting of all classes of stock of the Company or the Company will contain special limitation provisions required by Section 422 of the Code. Unless otherwise determined by the Committee, no stock option granted in connection with the 1996 Plan will be exercisable more than ninety days after the date on which the optionee ceases to perform services for the Company, except that in the event of death, disability or retirement or a termination after a change of control, options may be exercised for up to one year after such event. If, however, an optionee ceases to perform services for the Company, any ISO exercised more than three months following the date the optionee ceases to perform services will be treated as a non-statutory stock option.

  The Committee generally is empowered to interpret the 1996 Plan, prescribe rules and regulations relating thereto, determine the terms of awards and other agreements, amend them (in certain cases only with the consent of the optionee), determine the individuals to whom awards are to be granted, determine the number of shares subject to each award and the exercise price thereto, and take all actions in connection with the Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable. In general, the Board may modify, suspend, or terminate the Plan at any time; provided, however, that any change in the 1996 Plan that may adversely affect an award previously granted under the Plan requires the consent of the adversely affected awardee.

BOARD OF DIRECTORS

  The Company has three classes of directors, which are elected for staggered terms of three years. The terms of each class expire at the annual meeting of stockholders in 1998 (Class II) and 1999 (Class III) and 2000 (Class I), respectively. Joyce M. Roche, Abbey J. Butler and Melvyn J. Estrin are Class II directors, Dr. Leroy Keith, Lawrence E. Bathgate, II, John L. Sabre and Vincent A. Wasik are Class III directors and Dennis E. Smith, Suzanne de Passe and James Hudson are Class I directors. Each director holds office until his or her successor is duly elected and qualified or until his or her resignation or removal, if earlier.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board has an Audit Committee, a Compensation Committee, a Stock Plan Committee and an Executive Committee. The Audit Committee is comprised of Messrs. Butler and Sabre and is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee is comprised of Messrs. Butler and Sabre, both of whom are outside, non-employee members of the Board. The Stock Plan Committee is comprised of Messrs. Butler and Estrin and Ms. de Passe, non-employee members of the Board. The Executive Committee is comprised of Dr. Keith and Messrs. Bathgate, Butler, Sabre and Wasik and has the authority to act on behalf of the full Board with respect to all matters.

COMPENSATION OF BOARD OF DIRECTORS

  1996 Non-Employee Directors Equity Incentive Program. During October 1996, the Board established and approved, and the Company adopted, the 1996 Non-Employee Directors Equity Incentive Program (the "Outside Directors Program"). The Outside Directors Program is designed to attract, retain and motivate individuals who the Company believes are capable of making significant contributions to the Board and the Company generally, and to align their interests with those of the shareholders.

  The Outside Directors Program authorizes the issuance of up to 400,000 shares of the Class A Common Stock, subject to adjustment in certain circumstances. Under the Outside Directors Program, each non-employee director of the Company received an option to acquire 1,500 shares of the Class A Common Stock upon the closing of the initial public offering of the Class A Common Stock. The exercise price per share for these options is equal to the initial public offering price paid by the public for the Class A Common Stock ($14.00). Each such option is exercisable upon grant and will expire on the first anniversary of the closing of the initial public offering (if such option is not exercised prior thereto by the non-employee director grantee).

  In addition, pursuant to the Outside Directors Program, each non-employee director will receive, immediately following each annual meeting of the Company's stockholders, (i) a number of shares, subject to certain forfeiture restrictions, of the Class A Common Stock (the "Outside Director Restricted Shares") equal to the quotient resulting when $25,000 is divided by the average fair market value of the Class A Common Stock for the five trading days preceding such annual meeting (the "Trading Period"), and (ii) an option to acquire 5,000 shares of the Class A Common Stock with an exercise price equal to the average fair market value of the Class A Common Stock for the Trading Period (the "Outside Director Options").

  The Outside Director Restricted Shares will vest and become non-forfeitable as to one-third of the aggregate shares granted on each of the next succeeding three anniversaries of the date of grant of such Restricted Shares. If a non-employee director resigns voluntarily from the Board or is removed therefrom with "cause" (as defined in the Outside Directors Program), the unvested Outside Director Restricted Shares held by such non-employee director will be immediately forfeited and automatically canceled by the Company.

  The Outside Director Options will become exercisable on the first anniversary of the date of grant of any such option and will expire on the tenth anniversary of such date (if any such option is not exercised prior thereto by the non-employee director grantee). If a non-employee director resigns voluntarily from the Board or is removed therefrom for cause, the Outside Director Option held by such director, if then unexercisable, will be immediately forfeited by such director and automatically canceled by the Company or, if then exercisable, must be exercised by such non-employee director within 90 days after any such resignation or removal.

  The Outside Directors Program is administered by the Board. The Board has the full and final authority to interpret the Outside Directors Program and to adopt and amend such rules and regulations for the administration of the Outside Directors Program as the Board or such committee may deem desirable. In addition, the Board has the right to amend or terminate the Outside Directors Program, subject to certain restrictions set forth therein.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

  The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class C Common Stock outstanding as of January 16, 1998 by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Class A Common Stock or Class C Common Stock, (ii) each of the Company's directors and nominees for director, (iii) each of the executive officers whose name appears in the summary compensation table and (iv) all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock indicated as being beneficially owned by them.

                                             CLASS A            CLASS C
                                          COMMON STOCK      COMMON STOCK(A)
                                         ----------------  -------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS     NUMBER    %       NUMBER       %
-------------------------------------    ----------------  -------------------
                                         (IN THOUSANDS, EXCEPT FOOTNOTES)
DNL Partners Limited Partnership(b).....       0        0      6,617      81.4%
 c/o Morningside Capital Group L.L.C.
 One Morningside Drive, North
 Suite 200
 Westport, CT 06880
Morgan Guaranty Trust Company(c)........      24        *      1,187      14.6%
 c/o J.P. Morgan Investment Management
 522 Fifth Avenue
 New York, NY 10036
Massachusetts Financial Services........     617     12.3%         0         0
 500 Boylston Street, 15th Floor
 Boston, MA 02116
Dresdner Bank AG(d).....................     798     15.9%         0         0
 Jurgen-Ponto-Platz 1
 60301
 Frankfurt, Germany
Capital Guardian Trust Company(e).......     430      8.6%         0         0
 33 Hope Street, 52nd Floor
 Los Angeles, CA 90071
Westfield Capital Management............     257      5.1%         0         0
 One Financial Center, 23rd Floor
 Boston, MA 02111
Warburg, Pincus Counsellors, Inc.(f)....     464      9.3%         0         0
 466 Lexington Avenue
 New York, NY 10017-3147
M&A Investments(g)......................     372      2.5%     1,323       8.8%
NII Health Care Corporation
 5910 North Central Expressway
 Suite 1780
 Dallas, TX 75206
Leroy Keith(h)..........................       0        0          0         0
Joyce M. Roche..........................       0        0        119       1.5%
Dennis E. Smith.........................      59      1.2%         0         0
Robert W. Pierce(i).....................      50      1.0%         0         0
Miriam Muley............................       0        0         59         *
Lawrence E. Bathgate, II(j)(k)..........       5        *          0         0
Jack Kemp...............................       0        0         46         *

                                           CLASS A               CLASS C
                                         COMMON STOCK       COMMON STOCK (A)
                                        -----------------  -------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS    NUMBER     %        NUMBER      %
-------------------------------------   --------- -------  -------------------
                                         (IN THOUSANDS, EXCEPT FOOTNOTES)
John L. Sabre(k).......................        5        *         23         *
Vincent A. Wasik(b)(k).................        7        *      6,617      81.4%
Melvyn J. Estrin(j)(k).................        5        *         12         *
Abbey J. Butler(j)(k)..................        5        *         12         *
James L. Hudson(j)(k)..................        5        *         12         *
Suzanne de Passe(k)....................        5        *         12         *


All Directors and Officers as a Group        171      3.4%     6,899      85.4%
 (14 persons)..........................

--------
* Less than 1%.
(a) Based on 5,033,248 and 8,127,937 outstanding shares of Class A Common Stock and Class C Common Stock, respectively. Ownership of Class B Common Stock (which is non-voting stock convertible into voting stock upon transfer in certain circumstances) is not reflected. Each share of Class C Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. Stockholders are entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class C Common Stock. Calculation of percentage of beneficial ownership assumes the exercise of all options and warrants exercisable within 60 days of the date hereof only by the respective named stockholder.
(b) Amounts shown represent the aggregate number of shares beneficially owned by DNL Partners, including 818,640 shares subject to a Voting Trust Agreement dated August 23, 1995. Pursuant to the Voting Trust Agreement, DNL Partners was granted full power and authorization to vote the shares of the members of the DNL Partners Limited Partnership Voting Trust (the "Voting Trust"), including Dr. Keith and Northwest Capital, Inc., on all matters. Mr. Wasik has a 99% ownership interest in the general partner of DNL Partners, DNL Group L.L.C., and therefore is deemed to have voting and dispositive control as to the shares held by DNL Partners and the Voting Trust. Messrs. Wasik, Bathgate, Butler, Estrin and Hudson, who serve as directors of the Company, are, or have interests in, limited partners of DNL Partners, including in the case of Messrs. Wasik and Bathgate, ownership interests in Morningside, one of the limited partners in DNL Partners.
(c) As reported on Schedule 13G/A dated March 31, 1997 filed by J.P. Morgan & Co., Incorporated, as parent holding company. Includes Morgan Guaranty Trust Company, as Trustee of a Commingled Pension Fund-Multi-Market Special Investment Fund II, Multi-Market Special Investment Trust Fund of Morgan Guaranty Company of New York and Morgan Guaranty Trust Company New York as Investment Manager and Agent for the Alfred P. Sloan Foundation Multi-Market Account.
(d) As reported on Schedule 13G/A dated June 9, 1997 filed by Dresdner Bank, AG as parent holding company, and as reported on a Schedule 13G dated June 9, 1997 filed by RCM Capital Management, L.L.C. ("RCM Capital"), RCM Limited L.P. and RCM General Corporation collectively. Includes 748,500 shares acquired by RCM Capital Management, L.L.C., a wholly owned subsidiary of Dresdner Bank AG, on behalf of client discretionary investment advisory accounts as to which RCM Capital has sole dispositive power (and as to 575,500 of which it has sole voting power).
(e) As reported on Schedule 13G dated February 12, 1997 filed jointly by The Capital Group Companies, Inc., and Capital Guardian Trust Company. Capital Guardian Trust Company, a wholly-owned subsidiary of The Capital Group Companies, Inc., hold 430,000 shares on behalf of various institutional accounts (and has sole voting power of 340,000 shares).
(f) Warburg, Pincus Counsellors, Inc. has sole dispositive power as to 463,800 shares.
(g) As reported on Schedule 13D dated January 8, 1998 filed jointly by M&A Investments, Inc. ("M&A Investments") and NII Health Care Corporation, each of which is a wholly-owned subsidiary of Avatex Corporation. Messers. Butler and Estrin, who serve as directors of the Company, are co-chairmen of the board of directors and co-chief executive officers of Avatex Corporation. M&A Investments is a limited partner in DNL Partners. As disclosed in this
   Schedule 13D the shares of Class C Common Stock beneficially owned by M&A Investments represent the constructive interest in the shares of Class C Common Stock held by DNL Partners which M&A Investments has the right to request be distributed to it, pursuant to certain agreements between M&A Investments and the general partner of DNL Partners.
(h) Excludes 341,100 shares held by the Voting Trust. See Note (b). In addition, Dr. Keith owns 100 shares of Class A Common Stock.
(i) Includes 50,000 shares of Class A Common Stock underlying currently exercisable stock options. Excludes 2,000 shares of Class A Common Stock held by Mr. Pierce's children to which Mr. Pierce disclaims beneficial ownership.
(j) These directors are, or have direct or indirect interests in, limited partners of DNL Partners. See Notes (b) and (g). Excludes 1,000 shares of Class A Common Stock held by Mr. Bathgate's children to which Mr. Bathgate disclaims beneficial ownership.
(k) Includes 1,500 shares of Class A Common Stock underlying currently exercisable options granted to seven non-employee directors in connection with the Company's initial public offering on October 18, 1996.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MORNINGSIDE

  Carson Products and Morningside entered into a Management Assistance Agreement dated August 23, 1995 (as amended, the "Morningside Management Agreement"), pursuant to which Morningside agreed to supply the services of Vincent A. Wasik (a principal member of Morningside) to provide advice and assistance with respect to (i) the formulation of a "strategic direction";
(ii) the formulation of business plans, capital budgets and financial strategies; (iii) the formulation of marketing, sales and operational plans;
(iv) the evaluation of investment and acquisition opportunities; and (v) dealings with banks and other lending institutions. Such services are provided for a fee of $350,000 per year, payable on a monthly basis in advance plus reimbursement for out of pocket expenses. The Morningside Management Agreement provides that Carson Products will indemnify Morningside, its members, employees and agents, including Mr. Wasik, for all actions, claims, damages and liabilities based upon or arising from the acceptance of or performance of the obligations of Morningside under the Morningside Management Agreement (other than actions resulting from gross negligence, willful misconduct or a material breach of the Morningside Management Agreement by Morningside or Mr. Wasik). The termination date of the Morningside Management Agreement is August 23, 2003; however, the term of the agreement shall continue after such termination date until terminated by not less than 30 days' advance notice by either party.

  Additionally, for the term of the Morningside Management Agreement, Morningside has agreed that neither it nor Mr. Wasik shall directly or indirectly (i) own (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), manage, operate, represent, promote, consult for, control or participate in the ownership, operation, acquisition or management of any business manufacturing and/or distributing ethnic hair care products or cosmetics within a 500-mile radius of Carson Products' headquarters, or (ii) solicit (other than on behalf of Carson Products or any of its affiliates), divert or take away the business of any customers of Carson Products or any of its affiliates or any prospective customers of Carson Products or any of its affiliates.

  In connection with the Aminco Acquisition, Morningside received fees of $500,000 from the Company for arranging and negotiating the financing for the Aminco Acquisition and performing other consulting and financing advisory services and was reimbursed by the Company for certain related expenses. In addition, Morningside received fees of $520,000 and $125,000 for similar services and expenses relating to the Cutex Acquisition and the acquisition of the Let's Jam brand, respectively. Under the Morningside Management Agreement, the Company paid Morningside approximately $25,000 in fiscal 1996 for reimbursement of out-of-pocket expenses. Morningside received a fee of $100,000 in October 1996 for arranging and negotiating the terms of a new senior bank facility that includes (i) a $15.0 million term A loan, (ii) a $10.0 million term B loan and (iii) a $15.0 million revolving credit facility and performing other consulting and financial advisory services. In addition, the Company reimbursed Morningside for approximately $35,000 of out-of-pocket expenses incurred in connection with its initial public offering on October 18, 1996.

  Morningside received fees of $250,000 in connection with the New Credit Facility and the sale of the Existing Notes. From time to time Morningside may provide additional financial advisory services to the Company, for which Morningside will receive usual and customary compensation.

BATHGATE, WEGENER & WOLF, P.A.

  Bathgate, Wegener & Wolf, P.A., a law firm for which Lawrence E. Bathgate, II serves as President and Chief Executive Officer, was paid approximately $690,000 for services rendered in arranging the equity investment in the Company in connection with the Aminco Acquisition and $175,000 in connection with the Cutex Acquisition.

CREDIT AGRICOLE INDOSUEZ

  Credit Agricole Indosuez, an affiliate of certain stockholders of the Company, received fees and reimbursement of out-of-pocket expenses totalling approximately $1.78 million in connection with the Aminco

Acquisition. Credit Agricole Indosuez received $1.75 million in fees for the April 30, 1996 Amended and Restated Credit Agreement. Credit Agricole Indosuez also received $150,000 in fees in connection with the acquisition of Let's Jam. In connection with the New Credit Facility, Credit Agricole Indosuez is acting as agent and a lender and received approximately $1.6 million in fees and as well as reimbursement of expenses in connection with its services as agent.

  Indosuez Capital, a division of Credit Agricole Indosuez, acted as financial advisor to the Company in connection with the sale of the Existing Notes and received an advisory fee of $450,000 in connection therewith.

AM COSMETICS

  Morningside AM Acquisition Corp. entered into a Subscription Agreement dated as of June 26, 1996 (the "Subscription Agreement") with Carson Products, providing for the purchase by Carson Products of 300 shares of cumulative Payment in Kind Preferred Shares (the "PIK Preferred Shares") issued by AM Acquisition, at a price of $10,000 per share. AM Acquisition was formed by Morningside on behalf of an investor group to acquire the assets of Arthur Matney Co., Inc. ("Matney"). AM Acquisition created a wholly-owned operating subsidiary, AM Cosmetics, to hold such assets and to continue the operations of Matney as a low-cost manufacturer of cosmetics. AM Cosmetics primarily sells color cosmetics including nail enamel, two of which, Tropez and Black Radiance, are targeted at the African-American consumer. The PIK Preferred Shares are non-voting and are entitled to cumulative dividends payable quarterly in additional PIK Preferred Shares at a rate of 12% per annum. Additionally, the PIK Preferred Shares are subject to redemption in whole at the option of Carson Products on or after July 1, 2005, at the stated value per share (which is $10,000 per share) plus an amount in cash equal to all accrued and unpaid dividends on the PIK Preferred Shares (the "Redemption Price"), and are subject to redemption in whole at any time (or in part from time to time if all dividends accrued and unpaid have been paid for all past dividend periods and full dividends have been paid or declared and the amount set apart for payment for the current dividend period) at the option of AM Acquisition at the same redemption price.

  Pursuant to the Subscription Agreement, AM Acquisition agreed on behalf of itself and its wholly-owned subsidiary, AM Cosmetics, that for a period of five years commencing on July 1, 1996, (i) AM Cosmetics would not "contract manufacture" for any other ethnic cosmetics line, (ii) AM Cosmetics will agree to produce a cosmetics line for Carson Products as designed and directed by Carson Products, at AM Cosmetics' cost plus a maximum 25% markup, and (iii) AM Cosmetics will agree to provide the necessary research and development for formulations for the ethnic cosmetic product line(s) as determined by Carson Products, at no additional cost to Carson Products.

  Concurrent with its investment in AM Acquisition, Carson Products entered into a Management Agreement (the "Carson-AM Management Agreement") with AM Cosmetics, pursuant to which Carson Products agreed to manage the business operations of, and provide certain other services to AM Cosmetics. Under the Carson-AM Management Agreement, Carson Products is required to supervise the production of a detailed business plan and budget for AM Cosmetics each year. Once the business plan is approved by AM Cosmetics' Board of Directors, Carson Products will supervise and administer AM Cosmetics within the confines of the business plan, with the approval of AM Cosmetics' board for any material deviations. Currently, in return for the management and other services it provides, Carson Products is entitled to fees equal to 1% of AM Cosmetics' annual base business net sales (excluding acquisitions) subject to a minimum of $500,000 per annum. For the twelve months ended September 30, 1997, the Company received $500,000 in management fees. As of January 1, 1998, this management fee will be reduced to a fixed $250,000 annual fee. The Carson-AM Management Agreement expires on June 26, 2004 unless terminated earlier, or renewed for an additional three-year period at AM Cosmetics' option by giving Carson Products written notice thereof at least 180 days prior to the expiration date. Either party may terminate the AM Management Agreement by providing the other party with written notice, at least 360 days in advance if terminated by Carson Products and 60 days in advance if terminated by AM Cosmetics. Certain members of senior management of the Company devote a portion of their time to assisting the management of AM Cosmetics.

  Pursuant to the Carson-AM Management Agreement, the parties have entered into a manufacturing agreement expiring on May 1, 1999 (the "AM Manufacturing Agreement"). Under the AM Manufacturing

Agreement, AM Cosmetics manufactures the Dark & Lovely line of cosmetics and the Cutex nail enamel/treatments and nail care treatment products in strict accordance with Carson Products' specifications. AM Cosmetics is entitled to a 25% profit margin above all costs, including general administrative costs, on the cosmetics products it produces under the AM Manufacturing Agreement, except for the Cutex products for which the pricing is specified by SKU. Carson Products is also liable to AM Cosmetics for costs relating to marketing, research and development of the products covered by the AM Manufacturing Agreement. Carson Products is entitled to reduce or discontinue purchase of a product from AM Cosmetics covered by the AM Manufacturing Agreement, but must compensate AM Cosmetics for all costs and expenses for such reduced or discontinued shipments and reduce or discontinue purchasing the same product from other suppliers in the same proportion. AM Cosmetics may terminate the AM Manufacturing Agreement if Carson Products fails to make payments to it as specified in the AM Manufacturing Agreement and either party may terminate the AM Manufacturing Agreement if the other party remains in default under the AM Manufacturing Agreement's terms 20 days after receiving notice from the non-defaulting party. The AM Manufacturing Agreement does not contain volume requirements for either party and does not provide any options for renewal. See "Business--Manufacturing."

  Carson Products and AM Cosmetics have also entered into a sales and marketing agreement (the "AM Sales/Marketing Agreement") in accordance with the Carson-AM Management Agreement. Under the AM Sales/Marketing Agreement, which expires on September 19, 1999, AM Cosmetics is entitled to a 7.5 percent sales commission on its sales of all Cutex products.

  Dr. Leroy Keith has an ownership interest in AM Cosmetics and Vincent A. Wasik, a principal stockholder of the Company, indirectly owns a controlling ownership interest in AM Cosmetics. In addition, Dr. Keith serves as a member of AM Cosmetics' Board of Directors, Mr. Wasik serves as President of AM Cosmetics and Lawrence E. Bathgate, II also serves as a member of its Board of Directors and chairman of its executive committee.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

  The Exchange Notes will be issued, and the Existing Notes were issued, pursuant to the Indenture, dated November 6, 1997, among the Company, Carson Products and Marine Midland Bank, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of original issuance of the Exchange Notes. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. As used in this "Description of the Exchange Notes" section, the "Company" means Carson, Inc. and not any of its Subsidiaries. Capitalized terms used herein and not otherwise defined have the meanings set forth below under the caption "--Certain Definitions."

  The Indenture provides for the issuance of the $100.0 million principal amount of Exchange Notes offered hereby and additional series of notes in aggregate principal amounts of not less than $25.0 million per series, subject to compliance with the covenant described below under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness"; provided that no Default or Event of Default exists under the Indenture at the time of issuance or would result therefrom and that the aggregate principal amount of notes issued under the Indenture does not exceed $150.0 million. All Notes will be substantially identical in all material respects other than issuance dates.

  The Company's obligations under the Indenture are, and the Exchange Notes will be, guaranteed (the "Guarantees") on a senior subordinated basis as of the date of the Indenture by Carson Products and, pursuant to the terms of the Indenture, in the future may be jointly and severally guaranteed by certain other Subsidiaries of the Company. See "--Certain Covenants--Subsidiary Guarantees." As of the date of the Indenture, all of the Company's domestic and foreign Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate one or more of its existing Subsidiaries, Subsidiaries formed by the Company or Subsidiaries acquired by the Company after the original issuance of the Notes as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture.

  The Notes are limited to $150.0 million in aggregate principal amount, of which $100.0 million in aggregate principal amount is being offered hereby. The Exchange Notes will mature on November 1, 2007. The Exchange Notes will bear interest at the rate set forth on the front cover of this Prospectus. Interest on the Notes is payable semi-annually in cash in arrears on May 1 and November 1 in each year, commencing May 1, 1998, to holders of record of Notes at the close of business on the April 15 or October 15 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Holders of the Exchange Notes will also receive accrued interest from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no such interest has been paid on the Existing Notes, from the date of original issue of the Existing Notes. Interest on the Existing Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

  Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar in New York, New York. Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to Global Notes and Certificated Notes, the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to holders of Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

SUBORDINATION

  The payment of principal of and premium, interest and Liquidated Damages, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Marketable Securities of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. The Indenture permits the incurrence of additional Senior Indebtedness in the future.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Marketable Securities of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or Marketable Securities, any distribution to which the holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "--Satisfaction and Discharge of the Indenture").

  The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Satisfaction and Discharge of the Indenture") if (i) a default in the payment of the principal of or premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a written notice (with a copy to the Company) of such other default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed
(a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the date of receipt by the Trustee of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice (it being understood that any subsequent action, or any breach of any covenant for a period commencing after the date of receipt by the Trustee of such Payment Blockage Notice, that, in either case, would give rise to such a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

  The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of the Company and the Guarantors who are holders of Senior Indebtedness. On a pro forma basis, after giving effect to the sale of the Existing Notes and the use of proceeds described herein, the aggregate principal amount of Senior Indebtedness of the Company on a consolidated basis outstanding at September 30, 1997 would have been approximately $0.6 million and, subject to compliance with certain financial ratios, the Company would have had unused availability under the New

Credit Facility of $75.0 million. The Indenture and the New Credit Facility limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its subsidiaries can incur. See "--Certain Covenants--Limitation on Incurrence of Indebtedness."

GUARANTEES

  The Company's obligations under the Indenture are and under the Exchange Notes will be guaranteed on a senior subordinated basis by Carson Products and in the future may be jointly and severally guaranteed by certain other Subsidiaries (other than (i) Foreign Subsidiaries that are not guarantors under the New Credit Facility and (ii) Unrestricted Subsidiaries) of the Company in accordance with the covenant described below under the caption "-- Certain Covenants--Subsidiary Guarantees" (each such entity a "Guarantor" and, collectively, the "Guarantors"). In addition, the Company may cause any Foreign Subsidiary not otherwise required to guarantee the Notes to guarantee the Notes on a senior subordinated basis, in which case such Foreign Subsidiary will be a Guarantor for purposes of the Indenture. The Guarantees will be subordinated to the prior payment in full in cash or Marketable Securities of all Senior Indebtedness of each Guarantor (including such Guarantor's Obligations under the New Credit Facility) to the same extent that the Notes are subordinated to Senior Indebtedness of the Company. The obligations of any Guarantor under its Guarantee is limited so as not to constitute a fraudulent conveyance under applicable law.

  The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving person), another corporation, person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Guarantee of such Guarantor and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Cash Flow Coverage Ratio, immediately after giving effect to such transaction, to issue at least $1.00 of additional Indebtedness pursuant to the Cash Flow Coverage Ratio test set forth in the first sentence of the covenant described below under the caption "--Certain Covenants-- Limitation on Incurrence of Indebtedness." The requirements of clause (iii) of this paragraph will not apply in the case of a consolidation with or merger with or into the Company or another Guarantor.

  The Indenture provides that in the event (a) of a sale, exchange, transfer or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale, exchange, transfer or other disposition of all of the Capital Stock of any Guarantor,
(b) the designation by the Company of a Guarantor to be an Unrestricted Subsidiary, or (c) the release of the guarantee of any Guarantor with respect to the New Credit Facility or any Other Company Indebtedness (as defined) which caused such Guarantor to deliver a Guarantee of the Notes in accordance with clause (i) or clause (ii) of the covenant described below under the caption "--Certain Covenants--Subsidiary Guarantees," then such Guarantor (in the event of a sale, exchange, transfer or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor or any such designation or any such release) or each of the corporation acquiring the property of such Guarantor and such Guarantor (in the event of a sale, exchange, transfer or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under the Guarantee of such Guarantor, provided that the Net Proceeds of a sale, exchange, transfer or other disposition described in clause (a) are applied in accordance with the requirements of the applicable provisions of the Indenture. See "--Certain Covenants--Limitation on Asset Sales."

REDEMPTION OF NOTES

  Optional Redemption. The Notes may not be redeemed at the option of the Company prior to November 1, 2002. During the 12-month period beginning on November 1 of the years indicated below, the Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   2002..............................................................  105.188%
   2003..............................................................  103.458%
   2004..............................................................  101.729%
   2005 and thereafter...............................................  100.000%

  Notwithstanding the foregoing, prior to November 1, 2000, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of one or more Equity Offerings of the Company; provided that at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 90 days of the date of the closing of any such Equity Offering. The restrictions on optional redemptions contained in the Indenture do not limit the Company's right to make open market, privately negotiated or other purchases of Notes from time to time.

  Mandatory Redemption. Except as described below under the captions "--Change of Control," "--Certain Covenants--Limitation on Asset Sales" and "--Merger or Consolidation," the Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Notes.

  Selection and Notice. In the event of a redemption of less than all of the Notes, the Notes to be redeemed will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Notes are to be redeemed, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption date, interest shall cease to accrue on the Notes or portions thereof called for redemption. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to a Change of Control Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest to the date of purchase. The Company shall furnish to the Trustee, at least two Business Days before notice of a Change of Control Offer is mailed to all holders of Notes pursuant to the procedures described below under the caption "--Change of Control--Procedures for Change of Control Offer," notice that the Change of Control Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except as described in this section, the Indenture does not contain provisions that permit the holders of Notes to require the Company to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of holders of at least a majority in principal amount of the Notes. See "--Amendment, Supplement and Waiver."

  "Change of Control" means the occurrence of any of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; or (ii) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and
(B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new directors and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office. Notwithstanding the foregoing, a Change of Control shall not be deemed to result from a Disposition (as defined) described below in clause (a)(i)(B) under the caption "--Merger or Consolidation."

  The definition of Change of Control includes a phrase relating to the sale, assignment, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, assignment, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another person may be uncertain.

  The Company expects that prepayment of the Notes following a Change of Control would constitute a default under the New Credit Facility. In addition, because the obligations of the Company with respect to the Notes are effectively subordinated to all secured indebtedness of the Company and all obligations of the Company's subsidiaries, existing or future secured indebtedness of the Company or obligations of the Company's subsidiaries may prohibit the Company from repurchasing the Notes upon a Change of Control. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing or redeeming Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. In addition, the Company's ability to pay cash to the holders of Notes upon an offer to purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required purchases.

  Procedures for Change of Control Offers. Within 30 days following any Change of Control Trigger Date, subject to the provisions of the Indenture, the Company shall mail a notice to each holder of Notes at such holder's registered address stating: (a) that a change of control offer (a "Change of Control Offer") is being made and setting forth in reasonable detail the events giving rise to a Change of Control and the length of time the Change of Control Offer shall remain open, (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Purchase Date")), and (c) such other information required or authorized by the Indenture and applicable law and regulations.

  On the Purchase Date for any Change of Control Offer, the Company will, to the extent required by the Indenture and such Change of Control Offer, (1) accept for payment all Notes or portions thereof tendered pursuant to such Change of Control Offer, (2) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Purchase Date, and (3) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to any such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes and any Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. The Company will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Purchase Date.

  The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by the Company to repurchase the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  Selection and Notice. In the event of a purchase of less than all of the Notes, the Notes to be purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Notes are to be accepted for payment, only principal amounts of $1,000 or multiples thereof may be accepted for payment. On and after any purchase date, interest shall cease to accrue on the Notes or portions thereof tendered for purchase or accepted for payment. Notice of any offer to purchase will be mailed at least 30 days but not more than 60 days before the purchase date to each holder of Notes to be purchased at such holder's registered address.

CERTAIN COVENANTS

  The Indenture contains, among other things, the following covenants:

  Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company and/or any Restricted Subsidiary and dividends or distributions payable by a Restricted Subsidiary to a Restricted Subsidiary or to the Company, and if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or other Restricted Subsidiaries of dividends or distributions of equal or greater value); (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of the Company or any of its Restricted Subsidiaries held by persons other than the Company or any Restricted Subsidiary of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Company or any Subsidiaries, whether any such Subordinated Indebtedness is outstanding on, or issued after, the date of original issuance of the Notes, except a payment, purchase, redemption, defeasance or other acquisition in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition; (iv) make any payment under the Morningside Management Agreement or any amendment thereto; or (v) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements, payments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

    (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

    (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, the Company shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the covenant described below under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness"; or

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the Issue Date, without duplication, exceeds the sum of (1) 50% of the cumulative Consolidated Net Income (including, for this purpose, gains or losses from Asset Sales and, to the extent not included in Consolidated Net Income, any gain or loss from a sale or disposition of a Restricted Investment) of the Company (or, in case such cumulative Consolidated Net Income is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing October 1, 1997 and ended as of the Company's most recently ended fiscal quarter at the time of such Restricted Payment; plus
  (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by the Company or any Wholly Owned Restricted Subsidiary from the issue or sale of Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary subsequent to the Issue Date (other than (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock); plus (3) the amount by which the principal amount of and any accrued interest on or the redemption or repurchase price in respect thereof and accrued dividends on, as the case may be, either (A) Indebtedness of the Company or (B) any Indebtedness of any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange, pursuant to the terms of such Indebtedness, other than by a Restricted Subsidiary, subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to persons other than the Company or any other Restricted Subsidiary) upon such scheduled conversion or exchange); plus
  (4) to the extent that any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated or repaid or any Unrestricted Subsidiary which is designated as an Unrestricted Subsidiary after the Issue Date is sold or otherwise liquidated, the return of capital with respect to such Restricted Investment (less the cost of disposition, if any) up to such amount as does not exceed the original amount of such Restricted Investment; plus (5) any dividends or distributions actually received in cash by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period; plus (6) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Unrestricted Subsidiary at such time, as determined in accordance with the second and third sentences of the covenant described below under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries"; provided, however, that for purposes of this clause (6), the value of any redesignated Unrestricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (xv) of the definition of "Restricted Investment"; plus (7) $5.0 million.

  Notwithstanding the foregoing, clauses (b) and (c) shall not prohibit as Restricted Payments:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such Indenture (including, but not limited to, this "Limitation on Restricted Payments" covenant);

    (ii) the repurchase, redemption, retirement or acquisition of Equity Interests of the Company or a Subsidiary from employees or directors of the Company or a Subsidiary upon such employees' or directors' death, retirement or termination of employment or otherwise in accordance with any employment agreement, employee or director stock option plan or agreement or employee or director equity subscription agreement, in an aggregate amount not to exceed $1.0 million in any calendar year, plus the aggregate cash proceeds received by the Company during such calendar year from any issuance of such Equity Interests to employees or directors of the Company or any Restricted Subsidiary, plus the portion of such $1.0 million which remains unused at the end of the prior calendar year, but in no event to exceed $2.0 million in any calendar year, provided, that the cancellation of Indebtedness owing to the Company or a Restricted Subsidiary from employees or directors in connection with a repurchase of Equity Interests of the Company or a Restricted Subsidiary will not be deemed to constitute a Restricted Payment;

    (iii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company or the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests (other than Disqualified Stock) of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of other Capital Stock or other Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

    (iv) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company or the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of Capital Stock or other Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

    (v) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, any Refinancing Indebtedness relating to such Subordinated Indebtedness;

    (vi) the redemption, repurchase or other acquisition of Notes or Exchange Notes;

    (vii) payments required pursuant to any indenture or agreement governing Subordinated Indebtedness of the Company or any Restricted Subsidiary in respect of any Change of Control or Asset Sale, provided that payment has theretofore been made with respect to all Notes tendered in response to a Change of Control Offer or Asset Sale Offer, as applicable; and

    (viii) the payment of (a) management, consulting and financial advisory fees pursuant to the Morningside Management Agreement or any amendment thereto in an aggregate amount not to exceed (A) $500,000 in any fiscal year, if the Company's Cash Flow Coverage Ratio for the four full fiscal quarters next preceding the date such Restricted Payment is made was less than 3.0 to 1, or (B) $750,000 in any fiscal year otherwise and (b) expenses and indemnities pursuant to the Morningside Management Agreement or any amendment thereto.

  The net proceeds from the issuance of shares of Capital Stock upon conversion of Indebtedness will be deemed to be an amount equal to (i) the accreted value of such Indebtedness on the date of such conversion and (ii) the additional consideration, if any, received by the Company upon such conversion thereof, less any cash payment on account of fractional shares. The amount of all Restricted Payments (other than cash) will be the fair market value (as determined by and set forth in a resolution of the Board of Directors in good faith) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

  Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Notes and the Guarantees), except that the Company and any Restricted Subsidiaries may issue additional Indebtedness if the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.00 to 1 on or prior to the second anniversary of the Issue Date and 2.25 to 1 thereafter determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness issued and any acquisition or sale consummated, since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four quarter period had been issued at the beginning of such four quarter period.

  The foregoing limitations will not apply to the issuance of:

    (i) Indebtedness of the Company and the Restricted Subsidiaries under the New Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $75.0 million or (y) the sum of (i) 85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries taken as a whole and (ii) 50% of the book value of the inventory of the Company and the Restricted Subsidiaries taken as a whole;

    (ii) Indebtedness of Foreign Subsidiaries, including Carson South Africa, in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $10.0 million or (y) an aggregate amount equal to the sum of, with respect to each Foreign Subsidiary, (A) 85% of the book value of the accounts receivable of such Foreign Subsidiary and (B) 50% of the book value of the inventory of such Foreign Subsidiary; provided, that such indebtedness is issued for working capital purposes;

    (iii) Indebtedness of the Company and its Restricted Subsidiaries issued in connection with capital leases, purchase money obligations or similar financing transactions relating to its properties, assets and rights as of the date of original issuance of the Notes up to $10.0 million in aggregate principal amount at any one time outstanding;

    (iv) additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount up to $10.0 million at any one time outstanding; and

    (v) Other Permitted Indebtedness.

  Notwithstanding the foregoing, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of the Company except for guarantees issued by Restricted Subsidiaries pursuant to the covenant described below under the caption "--Certain Covenants--Subsidiary Guarantees", provided, however, that the foregoing will not limit or restrict guarantees issued by Guarantors in respect of Indebtedness of other Guarantors or of the Company.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness which the Company and any Restricted Subsidiary are permitted to issue, the Company and such Restricted Subsidiary, as the case may be, will have the right, in the Company's sole discretion, to classify such item of Indebtedness at the time of its issuance and will only be required to include the amount and type of such Indebtedness under the clause permitting the Indebtedness as so classified. Neither the accrual of interest nor the issuance of additional Indebtedness in the form of additional promissory notes or otherwise in lieu of the payment of interest nor the accretion of accreted value will be deemed to be an issuance of Indebtedness for purposes of this covenant.

  No Senior Subordinated Indebtedness. The Indenture provides that (i) the Company will not issue any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes, and (ii) no Guarantor will issue any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Guarantees.

  Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) the Company and its Restricted Subsidiaries could have issued Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Company's Cash Flow Coverage Ratio test set forth in the first sentence of the covenant described above under the caption "-- Certain Covenants--Limitation on Incurrence of Indebtedness" (ii) the cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) to the extent such sale and leaseback transaction is an Asset Sale, the proceeds of such transaction are applied in compliance with, the covenant described below under the caption "--Certain Covenants--Limitation on Asset Sales."

  Limitation on Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless (x) in the case of Liens securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (y) in all other cases, the Notes are equally and ratably secured, except for (a) Liens existing as of the Issue Date and securing any extensions, refinancings, renewals, replacements, substitutions or refundings of the Obligations secured thereby, provided such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing Indebtedness as of the Issue Date; (b) Liens securing the Notes and the Exchange Notes and Liens in favor of the Trustee and any Lien granted, in respect of amounts owed to such trustee or similar institution, to any trustee or similar institution under any indenture for Indebtedness permitted by the terms of the Indenture;
(c) Liens on assets of the Company and its Subsidiaries securing Senior Indebtedness; (d) Liens in favor of the Company or any Restricted Subsidiary;
(e) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture, provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (f) Permitted Liens.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary, (b) make loans or advances to the Company, or (c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

    (i) applicable law or regulations;

    (ii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary;

    (iii) any instrument governing Indebtedness or any other encumbrance or restriction of a person affecting such person or its property or assets acquired by the Company or any Restricted Subsidiary at the time of such acquisition (provided that such Indebtedness or other encumbrance or restriction was not issued in contemplation of the acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

    (iv) the New Credit Facility;

    (v) any other agreement or instrument evidencing Indebtedness of a Foreign Subsidiary permitted under the Indenture;

    (vi) any other agreement or instrument in effect as of or entered into on the Issue Date or imposed by the Indenture, the Guarantees, the Notes, the Exchange Notes or the guarantees thereon (or similar limitations pursuant to other notes issued by the Company or other indentures relating thereto that are substantially similar to those set forth in the Indenture);

    (vii) any Refinancing Indebtedness permitted under the covenant described above under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness"; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of Notes than the encumbrances and restrictions in the refinanced Indebtedness (as determined by the Board of Directors in good faith);

    (viii) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired;

    (ix) any other agreement or instrument evidencing or relating to secured Indebtedness of the Company or any Restricted Subsidiary otherwise permitted to be issued pursuant to the provisions of the covenants described under the captions "--Certain Covenants--Limitation on Incurrence of Indebtedness" and "--Certain Covenants--Limitation on Liens" that limit the right of the debtor to dispose of the property or assets securing such Indebtedness;

    (x) customary net worth provisions contained in leases and other agreements entered into in the ordinary course of business;

    (xi) the terms of agreements with respect to the sale of assets of the Company or a Subsidiary of the Company otherwise permitted by the Indenture, provided that such restriction terminates if such transaction is not consummated;

    (xii) the terms of agreements that have been entered into for the sale of all or substantially all of the Capital Stock, business, assets or properties of a Restricted Subsidiary, provided that such restriction terminates if such transaction is not consummated;

    (xiii) with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date, instruments in existence at the time such Person becomes a Restricted Subsidiary and not entered into in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

    (xiv) customary provisions in joint venture agreements and other similar agreements with respect to dividends and other similar distributions to the parties to such joint venture, the disposition or distribution of assets or property of such joint venture, or transactions between or among the joint venture and the parties to such joint venture; or

    (xv) any Permitted Lien, with respect to restrictions on the sale or other disposition of the assets or property subject to such Permitted Lien.

  Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Restricted Subsidiaries may enter into any transaction with an Affiliate, including, without limitation, any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions with such Affiliate that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are determined by the Board of Directors, or, if applicable, a committee comprising the Independent Directors of the Board of Directors, and, in the case of any Affiliate Transaction involving aggregate payments or other transfers by the Company and/or its Restricted Subsidiaries in excess of $1.0 million (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors in good faith), set forth in a resolution adopted by such committee, to be no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

  The Indenture further provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and/or its Restricted Subsidiaries in excess of $7.5 million (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors in good faith) unless the Company delivers to the Trustee:

    (i) a resolution of the Board of Directors, or, if applicable, a committee comprising the Independent Directors of the Board of Directors, stating that a majority of such directors has, in good faith, determined such Affiliate Transaction to be no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person and otherwise complies with the provisions of the Indenture; and

    (ii)(A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

    (1) transactions between or among the Company and any Restricted
  Subsidiaries;

    (2) transactions permitted by the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments";

    (3) fees and compensation paid to, and indemnity provided on behalf of, directors, officers or employees of the Company or any Subsidiary as determined in good faith by the Board of Directors;

    (4) any issuance, award or grant of securities or payment in cash or otherwise made as compensation for services rendered pursuant to the terms of any Incentive Arrangement, as determined in good faith by the Board of Directors;

    (5) loans or advances to employees or directors of the Company or any Restricted Subsidiary in the ordinary course and in an aggregate amount not to exceed $1.0 million at any one time outstanding; or

    (6) any transaction pursuant to an Existing Affiliate Agreement, including any amendments thereto entered into after the Issue Date, provided that the terms of any such amendment are not less favorable to the Company than the terms of the relevant agreement in effect prior to any such amendment as determined in good faith by the Board of Directors.

  As used in the immediately preceding clause (6), "Existing Affiliate Agreement" means the Morningside Management Agreement, the Carson-AM Management Agreement, the AM Cosmetics Broker Agreement, the AM Manufacturing Agreement, the Distribution Agreement and the License Agreement.

  In addition, notwithstanding the foregoing, any Affiliate Transaction between the Company and an Affiliate of the Company relating to the provision to the Company or a Restricted Subsidiary of research and development, manufacturing, sales and/or distribution services in the ordinary course of business shall not be subject to clause (ii) of the second paragraph of this covenant.

  Limitation on Asset Sales. The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary but excluding the sale of any interests in Unrestricted Subsidiaries) providing for Net Proceeds in excess of $1.0 million unless the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the Indenture) to one or more of the following purposes in such combination as the Company or the applicable Restricted Subsidiary, as the case may be, shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar, ancillary, complementary or reasonably related to that of, a line of business or businesses of the Company and its Restricted Subsidiaries at the time of the Asset Sale; provided that such investment occurs on or prior to the 270th day following the date of such Asset Sale (the "Asset Sale Disposition Date"), (b) the reimbursement of the Company or its Restricted Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking, (c) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness of the Company or its Restricted Subsidiaries on or prior to the 270th day following the Asset Sale Disposition Date and permanent reduction of the amount of such Indebtedness or
(d) the cash collateralization of letters of credit or bankers acceptances designed to facilitate the purchase of goods and services provided that any cash collateral released to the Company or its Restricted Subsidiaries upon the expiration of such letters of credit, bankers acceptances or other instruments or arrangements shall again be deemed to be Net Proceeds received on the date of such release. The Indenture also provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents or Marketable Securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 45 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds (net of Foreign Proceeds, as defined below) exceeds $10.0 million (such date being an "Asset Sale Trigger Date"), the Company shall make an offer to purchase on a pro rata basis the maximum principal amount of the Notes and pari passu Indebtedness of the Company or any Restricted Subsidiary, if any, that requires, pursuant to its terms, such an offer, then outstanding that may be purchased out of Excess Proceeds (an "Asset Sale Offer"), at an offer price in cash in an amount equal to 100% of the principal amount thereof plus any accrued and unpaid interest to the Asset Sale Purchase Date in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States or such repatriation would be expected to result in material tax liability to the Company or any Restricted Subsidiary, as determined in good faith by the Board of Directors (such Net Proceeds, the "Foreign Proceeds"), the Company shall not be required to make an Asset Sale Offer with respect to such proceeds. Foreign Proceeds shall be applied, in such combination as the Company shall select, in accordance with clause (a), (b), (c) or (d) of the preceding paragraph, or, at the option of the Company, may be retained as cash or Marketable Securities for so long, but only for so long, as the applicable local law prohibits or delays repatriation to the United States or would result in material tax liability as described above.

  To the extent that any Excess Proceeds (other than Foreign Proceeds) remain after completion of an Asset Sale Offer, the Company may use such remaining amount for general corporate purposes, including repayment of Subordinated Indebtedness. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased pro rata, by lot or by any other method that the Trustee considers fair and appropriate. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero plus the amount, if any, of cash or Marketable Securities attributable to Foreign Proceeds.

  Although the New Credit Facility permits dividends from the Company's Subsidiaries to the Company for the purpose of paying interest on the Notes, dividends for other purposes, such as repurchases of Notes by the Company upon an Asset Sale, are not permitted under the terms of the New Credit Facility. Accordingly, the Company would need to seek the consent of its lenders under the New Credit Facility in order to repurchase Notes with the Net Proceeds of an Asset Sale. See "Risk Factors--Leverage and Debt Service."

  Procedures for Offers. Within 30 days following any Asset Sale Trigger Date, subject to the provisions of the Indenture, the Company shall mail a notice to each holder of Notes at such holder's registered address a notice stating: (a) that an Asset Sale Offer is being made, the length of time the Asset Sale Offer shall remain open and the maximum principal amount of Notes that will be accepted for payment pursuant to such Asset Sale Offer, (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Asset Sale Purchase Date")), and (c) such other information required by the Indenture and applicable law and regulations.

  On the Asset Sale Purchase Date for any Asset Sale Offer, the Company will, to the extent required by the Indenture and such Asset Sale Offer, (1) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to such Asset Sale Offer that can be purchased out of Excess Proceeds, (2) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Asset Sale Purchase Date, and (3) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to any holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes and any Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. The Company will publicly announce the results of the Asset Offer as soon as practicable after the Asset Purchase Date.

  The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by the Company to repurchase the Notes as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  Selection and Notice. In the event of a purchase of less than all of the Notes, the Notes to be purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Notes are to be accepted for payment, only principal amounts of $1,000 or multiples thereof may be accepted for payment. On and after any purchase date, interest shall cease to accrue on the Notes or portions thereof accepted for payment. Notice of any offer to purchase will be mailed at least 30 days but not more than 60 days before the purchase date to each holder of Notes to be purchased at such holder's registered address.

  Subsidiary Guarantees. The Indenture provides that if (i) any Restricted Subsidiary shall become a guarantor under the New Credit Facility, (ii) any Restricted Subsidiary shall become a guarantor under any Indebtedness ("Other Company Indebtedness") of the Company or a Restricted Subsidiary, other than the Notes, the New Credit Facility or Indebtedness of a Foreign Subsidiary or
(iii) the Company or any of its Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then such Restricted Subsidiary or newly acquired or created Subsidiary, as the case may be, shall execute a Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture; provided, however, that (A) any guarantee pursuant to clause (ii) of this paragraph shall be limited to such portion of the aggregate principal amount of outstanding Notes as equals the principal amount of such Other Company Indebtedness that is guaranteed by such Restricted Subsidiary, (B) if the Other Company Indebtedness guaranteed by such Restricted Subsidiary is (1) Senior Indebtedness, the guarantee for the Notes shall be subordinated in right of payment with the Other Company Indebtedness guarantee and (2) Subordinated Indebtedness, the guarantee for the Notes shall be pari passu or senior in right of payment to the Other Company Indebtedness guarantee and (C) clause (iii) of this covenant shall not apply (x) to any Subsidiary of the Company during such period as such Subsidiary is inactive, has assets of less than $50,000 and has less than $1,000 of outstanding Indebtedness owed to any person other than the Company or a Restricted Subsidiary or (y) to any newly acquired or created Subsidiary that is also a Foreign Subsidiary. The foregoing covenant shall not apply to any newly acquired or created Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to be an Unrestricted Subsidiary.

  Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments." All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Limitations as to Unrestricted Subsidiaries. The Indenture provides that the Company will not permit any Unrestricted Subsidiary to issue Indebtedness except Non-Recourse Debt. The Company and its Restricted Subsidiaries will not designate, create or purchase any Unrestricted Subsidiary, unless the Board of Directors of the Company shall have made a determination (as set forth in the resolution approving such designation, creation or purchase) that the designation, creation and operation of the Unrestricted Subsidiary is not reasonably expected to materially and adversely affect the financial condition, business, or operations of the Company and its Restricted Subsidiaries taken together as a whole (which resolution shall be conclusive evidence of compliance with this provision).

  Payments for Consent. The Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement or any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes or the Guarantees, unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Limitation on Lines of Business. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in or conduct any business other than the manufacture, distribution and/or sale of health and beauty aids, cosmetics and/or other personal care products, and businesses ancillary, complementary or reasonably related thereto, and reasonable extensions thereof.

MERGER OR CONSOLIDATION

  (a) The Indenture provides that the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any corporation, person or entity (any such consolidation, merger or sale being a "Disposition") unless: (i) the successor person of such Disposition or the person to which such Disposition shall have been made (A) is a corporation organized or existing under the laws of the United States of America, any state thereof or the District of Columbia or (B) is Carson South Africa;

(ii) in the case of clause (i)(B), the Company, prior to any such transaction, shall have complied with the second paragraph of this covenant; (iii) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of the Company under the Indenture and the Notes, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee (which supplemental indenture, in the case of clause (i)(B), shall provide that such successor shall irrevocably submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any proceeding relating to the Notes or the Indenture); (iv) immediately after such Disposition, no Default or Event of Default shall exist; and (v) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall be permitted immediately after the Disposition by the terms of the Indenture to issue at least $1.00 of additional Indebtedness pursuant to the first sentence of the covenant described above under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness" determined on a Pro Forma Basis; provided, however, that a Disposition effected solely for the purpose of changing the Company's jurisdiction of incorporation pursuant to clause (i)(A) need not comply with the foregoing clauses (iv) and (v).

  (b) Prior to any Disposition pursuant to the foregoing clause (a)(i)(B) the Company shall make on at least 30 but not more than 60 days notice, an offer to purchase all of the Notes then outstanding, at a purchase price in cash equal to the sum of (i) the principal amount thereof plus (ii) accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase plus
(iii) the Applicable Premium.

  "Applicable Premium" means, with respect to a Note, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of
(A) the present value of all remaining required interest and principal payments due on such Note, computed using a discount rate equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the then remaining average life to stated maturity of the Notes (the "Treasury Rate"), plus 50 basis points, over (B) the then outstanding principal amount of such Note. If the average life to stated maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given. The Treasury Rate shall be determined by reference to the yields published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for purchase of the Notes following a Disposition pursuant to the foregoing clause (a)(i)(B), or if such Statistical Release is no longer published, any publicly available source of similar market data.

  Procedures for Offer to Purchase upon a Certain Disposition. At least 30 but not more than 60 days prior to the proposed effective date of a Disposition pursuant to the foregoing clause (a)(i)(B), the Company shall mail a notice to each holder of Notes at such holder's registered address stating: (a) that the Company intends to effect a Disposition pursuant to which Carson South Africa will be the successor and that an offer is being made to purchase all of the Notes then outstanding and setting forth in reasonable detail the proposed transaction, the proposed effective date of the Disposition and the length of time the offer shall remain open, (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed), and (c) such other information required by the Indenture and applicable law and regulations.

  On the purchase date (which shall be the effective date of the Disposition) for any such offer, the Company will (1) accept for payment all Notes or portions thereof tendered pursuant to such offer, (2) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the purchase date, and (3) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to such offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to any such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes and any Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. The Company will publicly announce the results of the offer as soon as practicable after the purchase date.

  The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by the Company to repurchase the Notes in contemplation of such Disposition. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  (c) Prior to the consummation of any proposed Disposition, the Company shall deliver to the Trustee an Officers' Certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the Indenture. The limitations in the Indenture on the Company's ability to make a Disposition do not restrict the Company's ability to sell less than all or substantially all of its assets, such sales being governed by the provisions of the covenant described above under the caption "--Certain Covenants--Limitation on Asset Sales."

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF NOTES

  So long as the Notes are outstanding, whether or not the Company or the Guarantors are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company and the Guarantors shall submit for filing with the Commission (unless the Commission will not accept such filings) the annual reports, quarterly reports and other documents relating to the Company and the Guarantors that the Company and the Guarantors would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the Guarantors were subject to such reporting requirements. The Company and the Guarantors will also provide to all holders of Notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to securityholders generally under Sections 13 and 15(d) of the Exchange Act. In addition, for so long as any Notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the filing of the Initial Shelf Registration Statement, if required, the Company will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that an Event of Default is: (a) a default for 30 days in payment of interest on the Notes; (b) a default in payment when due of principal or premium, if any, with respect to the Notes; (c) the failure of the Company to comply with the provisions described above under the caption "--Change of Control," clauses (i), (ii) and (iii) of the first paragraph described above under the caption "--Certain Covenants--Limitation on Restricted Payments" or the provisions described above under the caption "-- Merger or Consolidation"; (d) the failure of the Company to comply with any of its other agreements or covenants in, or provisions of, such Indenture or the Notes outstanding under such Indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph;
(e) a default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates in excess of $7.5 million; (f) a failure by the Company or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $7.5 million which judgments a court of competent jurisdiction does not rescind, annul or stay within 60 days after their entry; (g) certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary; and (h) the Guarantee of any Guarantor ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of such Guarantee and the Indenture). In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the principal intention of avoiding payment of the premium that the Company would have to pay pursuant to a redemption of Notes as described under the caption "--Redemption of Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law upon the acceleration of the Notes.

  A Default or Event of Default under clause (d) (other than an Event of Default arising under the provisions described above under the caption "-- Merger or Consolidation" which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) is not an Event of Default under the Indenture until the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (g) of the preceding paragraph will result in the Notes automatically becoming due and payable without further action or notice.

  Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same shall become immediately due and payable or, if there are any amounts outstanding under the New Credit Facility, shall become immediately due and payable upon the first to occur of acceleration of the New Credit Facility or five business days after receipt by the Company of such Acceleration Notice, but only if such Event of Default is then continuing. The holders of a majority in principal amount of the Notes then outstanding under the Indenture, by notice to the Trustee, may rescind any declaration of acceleration of such Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of or interest on such Notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding under the Indenture may direct the Trustee in its exercise of any trust or power. Holders of the Notes may not enforce the Indenture, except as provided therein. The Trustee may withhold from holders of Notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Notes then outstanding may on behalf of all holders of such Notes waive any existing Default or Event of Default under the Indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such Notes, which may only be waived with the consent of each holder of the Notes affected.

  Upon any payment or distribution of assets of the Company and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (g) above involving certain events of bankruptcy or insolvency of the Company or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any holders of Notes given the contractual subordination of the Notes and the Guarantees to Senior Indebtedness of the Company and the Guarantors, respectively, and the structural subordination of the Notes to direct obligations of the Subsidiaries of the Company. See "Risk Factors-- Subordination of the Notes and the Guarantees; Holding Company Structure."

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon an officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES AND STOCKHOLDERS

  No officer, employee, director or stockholder of the Company or any Subsidiary of the Company shall have any liability for any Obligations of the Company or any Subsidiary of the Company under the Notes, the Guarantees, the Exchange Notes and the guarantees thereon or the Indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation. Each holder of the Notes by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the Notes, the Guarantees, the Exchange Notes and the guarantees thereon. The foregoing waiver may not be effective to waive liabilities under the Federal securities laws and the Commission is of the view that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes). The Company at any time may terminate
(1) its obligations under the covenant described above under the caption "-- Change of Control" and the covenants described above under the caption "-- Certain Covenants" and certain other covenants in the Indenture, (2) the operation of clauses (c), (d), (e), (f) and, with respect to Significant Subsidiaries only, (g) contained in the first paragraph of the "--Events of Default and Remedies" provisions described above and (3) the limitations contained in clauses (iv) and (v) under the "--Merger or Consolidation" provisions and in clauses (ii) and (iii) in the second paragraph under the caption "--Guarantees" above (collectively, a "covenant defeasance option").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes shall not be accelerated because of an Event of Default specified in clauses (c), (d), (e), (f) or, with respect to Significant Subsidiaries only, (g) in the first paragraph under the "--Events of Default and Remedies" provisions described above or because of the Company's failure to comply with clauses (iv) and (v) under the "--Merger or Consolidation" provisions and clauses (ii) and (iii) in the second paragraph under the caption "--Guarantees" above.

  To exercise either defeasance option with respect to the Notes outstanding, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (as defined in the Indenture) for the payment of principal of, premium, if any, and unpaid interest on the Notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the Trustee of an opinion of counsel to the effect that holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

  Holders of Notes may transfer or exchange their Notes in accordance with the Indenture, but the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture, in connection with any such transfer or exchange. Neither the Company nor the Registrar is required to issue, register the transfer of, or exchange (i) any Note selected for redemption or tendered pursuant to an Offer, or (ii) any Note during the period between (a) the date the Trustee receives notice of a redemption from the Company and the date the Notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding under such Indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding under the Indenture. Without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption by a successor corporation of the Company's obligations to the holders of Notes in the case of a Disposition, to add further Guarantees with respect to the Notes, to release Guarantors when permitted by the Indenture, to secure the Notes, to add to the covenants of the Company and any Subsidiary of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary of the Company, to comply with the Trust Indenture Act, or to make any change that does not materially adversely affect the legal rights of any holder of Notes.

  Without the consent of each holder of Notes affected, the Company may not
(i) reduce the principal amount of Notes whose holders must consent to an amendment to the Indenture or a waiver under the Indenture; (ii) reduce the rate of or change the interest payment time of the Notes, or alter the redemption provisions with respect thereto (including the provisions relating to the covenants described above under the captions "--Certain Covenants-- Change of Control" and "--Limitation on Asset Sales" and paragraph (b) under the caption "--Merger or Consolidation") or the price at which the Company is required to offer to purchase the Notes; (iii) reduce the principal of or change the fixed maturity of the Notes; (iv) make the Notes payable in money other than as stated in the Notes; (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Notes, or rights of holders of the Notes to receive payment of principal or interest;
(vi) waive any default in the payment of principal of, premium, if any, or unpaid interest on, and Liquidated Damages, if any, with respect to the Notes;
(vii) make any change to the subordination provisions of the Indenture and the Notes in a manner that materially adversely affects the legal rights of any holder of the Notes; or (viii) release any Guarantor from its obligations under any Guarantee, other than in accordance with the Indenture.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, if it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

  The holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under its Indenture at the request of any of the holders of the Notes, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it.

EXISTING NOTES; REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company, the Carson Products and the Initial Purchasers entered into the Registration Rights Agreement on November 6, 1997, in connection with the sale of the Existing Notes. Pursuant to the Registration

Rights Agreement, the Company and the Guarantors have agreed to file with the Commission the Exchange Offer Registration Statement (the "Exchange Offer Registration Agreement") on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. See "The Exchange Offer." If (i) the Company is not required to file the Exchange Offer Registration Statement or not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act or may be sold without restrictions pursuant to Rule 144(k) under the Securities Act.

  The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Issue Date, (ii) the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to May 5, 1998, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its reasonable best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation arises. If (a) the Company and the Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing,
(b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will be obligated to pay Liquidated Damages, if any, to each Holder of Notes constituting Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes constituting Notes held by such Holder. The amount of the Liquidated Damages, if any, will increase by an additional $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages, if any, of $.50 per week per $1,000 principal amount of such Notes. All accrued Liquidated Damages, if any, will be paid by the Company on each

Damages Payment Date (as defined in the Registration Rights Agreement) to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages, if any, will cease.

  Holders of Existing Notes who wish to exchange such Existing Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages, if any, set forth above. See "The Exchange Offer." Notwithstanding the foregoing, no holder of Transfer Restricted Securities shall be entitled to receive any Liquidated Damages with respect to such Transfer Restricted Securities, if a holder of such Transfer Restricted Securities was, at any time while the Exchange Offer was pending, eligible to exchange, and did not validly tender, such Transfer Restricted Securities for freely transferable Exchange Notes in such Exchange Offer.

  Payment of Liquidated Damages is the sole remedy available to the holders of Notes in the event that the Company and the Guarantors do not comply with the deadlines set forth in the Registration Rights Agreement with respect to the conduct of the Exchange Offer or the registration of the Notes for resale under a Shelf Registration Statement.

  Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to certain expectations with respect to "affiliates" of the Company, the Company believes that the Exchange Notes may be offered for resale, resold and otherwise transferred by the Holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. See "Plan of Distribution."

  Any broker-dealer who holds Existing Notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such Existing Notes pursuant to the Exchange Offer, however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and therefore must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by such broker-dealer in the Exchange Offer. Pursuant to the Registration Rights Agreement, such prospectus delivery requirement may be satisfied by the delivery of this Prospectus. See "Plan of Distribution."

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

CERTAIN DEFINITIONS

  Set forth below are certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

  "Affiliate" with respect to any specified person means (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above, (iii) any trust in which any such persons described in clause (i) or (ii) above has a beneficial interest, and
(iv) any corporation or other organization of which any such persons described above collectively owns 10% or more of the equity of such entity. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

  "AM Cosmetics" means AM Cosmetics, Inc., a Delaware corporation.

  "AM Cosmetics Broker Agreement" means the broker agreement dated as of September 19, 1997 between Carson Products and AM Cosmetics as in effect on the Issue Date.

  "AM Manufacturing Agreement" means the manufacturing agreement dated as of April 30, 1997, between Carson Products and AM Cosmetics as in effect on the Issue Date.

  "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of assets or property whether owned on the Issue Date or thereafter acquired, in a single transaction or in a series of related transactions; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (ii) the sale of inventory in the ordinary course of business, (iii) a sale-leaseback of assets within one year following the acquisition of such assets, (iv) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (v) a transfer of assets by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, (vi) the designation of a Restricted Subsidiary as a Unrestricted Subsidiary pursuant to the covenant described above under the caption "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries", (vii) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted by the covenant described above under the caption "--Merger or Consolidation," (viii) the sale or disposition of obsolete, worn out, damaged or otherwise unsuitable or unnecessary equipment or other obsolete assets, (ix) Restricted Payments permitted by the covenant described above under the caption "--Certain Covenants--Limitations on Restricted Payments", (x) the exchange of assets for other non-cash assets that (a) are useful in the business of the Company and its Restricted Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined by the Board of Directors or the board of directors of the Restricted Subsidiary which owns such assets in good faith), (xi) the sale or disposition of any Restricted Investment or Marketable Securities, (xii) any Equity Offering by the Company or (xiii) a transaction or series of related transactions that results in a Change of Control.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Board of Directors" means the Company's board of directors or any authorized committee of such board of directors.

  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.

  "Carson-AM Management Agreement" means the management agreement dated June 26, 1996 between Carson Products and AM Cosmetics as in effect on the Issue Date.

  "Carson Products" means Carson Products Company, a Delaware corporation.

  "Carson South Africa" means Carson Holdings Limited, a South African company.

  "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus (a) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (b) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (c) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, and debt and financing costs), plus (d) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments but excluding charges recorded in anticipation of future cash expenditures and non-cash Incentive Arrangements), to the extent deducted in computing Consolidated Net Income, plus (e) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus (f) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus (g) any extraordinary or non-recurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income, plus (h) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures; provided, however, that if an acquisition or sale of a person, business or asset or the issuance or repayment of Indebtedness occurred during the given period or subsequent to such period and on or prior to the date of calculation, then such calculation for such period shall be made on a Pro Forma Basis.

  "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of (i) Cash Flow divided by (ii) Consolidated Interest Expense (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock)) in each case, without duplication; provided, however, that if an acquisition or sale of a person, business or asset or the issuance or repayment of Indebtedness occurred during the given period or subsequent to such period and on or prior to the date of calculation, then such calculation for such period shall be made on a Pro Forma Basis.

  "Commission" means the Securities and Exchange Commission.

  "Consolidated Interest Expense" means, for any given period and person, the aggregate of (i) the interest expense in respect of all Indebtedness of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including, without duplication, amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation, the interest component of capital lease obligations, and amortization of deferred financing fees) and (ii) the product of (a) all cash dividend payments (and, in the case of a Person that is a Restricted Subsidiary, dividends paid or payable in additional shares of Disqualified Stock) on any series of preferred stock of such Person and its Restricted Subsidiaries payable to a party other than the Company or a wholly owned Subsidiary, times
(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP; provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) paid in connection with the sale of the Existing Notes and the application of the net proceeds therefrom or any other refinancing of Indebtedness will be excluded.

  "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (ii) the Net Income of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, (iii) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, (iv) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (v) the cumulative effect of a change in accounting principles shall be excluded, (vi) income or loss attributable to discontinued operations shall be excluded; and (vii) all other extraordinary, unusual or nonrecurring gains and losses shall be excluded; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the New Credit Facility and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

  "Disqualified Stock" with respect to any person means any Capital Stock or Equity Interests that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable other than at the Company's option), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the Notes other than for Equity Interests (other than Disqualified Stock).

  "Distribution Agreement" means the distribution agreement dated May 14, 1996 between Carson Products S.A. and Carson Products as in effect on the Issue Date.

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

  "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is by its terms convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation); provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

  "Equity Offering" means a public or private offering by the Company for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

  "Foreign Subsidiary" means a direct or indirect Subsidiary of the Company organized outside the United States of America and conducting the majority of its business in its jurisdiction of organization or in other jurisdictions outside the United States of America.

  "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America. All financial and accounting determinations and calculations under the Indenture will be made in accordance with GAAP.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

  "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements, and (iii) other similar agreements or arrangements, in each case designed solely to protect such person against fluctuations of exchange rates, currency rates or interest rates; provided, that the notional amount of any such Hedging Obligation shall not exceed the principal amount of the underlying Obligation to which such Hedging Obligation relates.

  "Incentive Arrangements" means any employment agreements, employee stock option agreements, employee equity subscription agreements, non-competition agreements, stock plans, stock option plans, stock appreciation rights and other incentive and bonus plans and similar arrangements made in connection with acquisitions of persons or businesses by the Company or the Restricted Subsidiaries or the retention of directors or employees by the Company or the Restricted Subsidiaries.

  "Indebtedness" means, with respect to any person, (i) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers acceptances or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and any indebtedness of others of the type described in this clause (i) secured by a Lien on any asset of such person (whether or not such indebtedness is assumed by such person) (the amount of such indebtedness being deemed to be the lesser of the value of such assets or the indebtedness being so secured) and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; (ii) Disqualified Stock of such person, valued at the maximum fixed redemption or repurchase price in respect thereof; or (iii) Preferred Stock issued by a Restricted Subsidiary of such person; provided, however, that "Indebtedness" shall not include any Incentive Arrangements or obligations or payments thereunder or the pledge by the Company of its Equity Interests in an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of such Unrestricted Subsidiary.

  "Independent Director" means a director who has not and whose Affiliates have not, directly or indirectly, at any time during the twelve months prior to the taking of any action which, under the terms of the Indenture, requires the approval of Independent Directors of the Company or a Restricted Subsidiary, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Company, any Restricted Subsidiary or any of their respective Affiliates, other than customary directors fees (including pursuant to Incentive Arrangements) and reimbursement of out-of-pocket expenses.

  "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy or similar case or proceeding, or any reorganization, receivership, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (ii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

  "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

  "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

  "Issue Date" means November 6, 1997, the date of original issuance of the Notes.

  "License Agreement" means the license agreement dated April 7, 1994 between Carson Products S.A. and Carson Products as in effect on the Issue Date.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to sell or give a security interest).

  "Marketable Securities" means (a) Government Securities, (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution, (c) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (d) securities issued by any fund investing exclusively in investments of the types described in clauses (a) through (c) above.

  "Moody's" means Moody's Investors Service, Inc.

  "Morningside" means Morningside Capital Group, L.L.C., a Connecticut limited liability company.

  "Morningside Management Agreement" means the management assistance agreement dated August 23, 1995 between Carson Products and Morningside as in effect on the Issue Date.

  "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

  "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Notes) and legal, accounting, management and advisory and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date, (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof and (v) any cash amounts actually set aside by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against any retained liabilities associated with the asset disposed of in such transaction, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

  "New Credit Facility" means the credit agreement to be entered into on the Issue Date among the Company, Carson Products Company and the guarantors named therein, and Credit Agricole Indosuez as agent and lender, and the other lenders party thereto, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, renewing, refunding, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by the covenant described above under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness" or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries (other than to Equity Interests in an Unrestricted Subsidiary pledged by the Company or a Restricted Subsidiary) provided, however, that the Company or any Restricted Subsidiary may make a loan to an Unrestricted Subsidiary if such loan is permitted by the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments" at the time of the issuance of the loan, and such loan shall not constitute Indebtedness which is not Non-Recourse Debt.

  "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

  "Other Permitted Indebtedness" means:

    (i) Indebtedness of the Company and the Restricted Subsidiaries existing as of the Issue Date and all related Obligations as in effect on such date;

    (ii) Indebtedness of the Company and the Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

    (iii) Refinancing Indebtedness, provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Senior Indebtedness) shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Indebtedness, and (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the Notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

    (iv) Intercompany Indebtedness of and among the Company and the Restricted Subsidiaries (excluding guarantees by the Company or a Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary, as the case may be, not issued in compliance with the covenant described above under the caption "--Certain Covenants--Subsidiary Guarantees");

    (v) Indebtedness of the Company and the Restricted Subsidiaries under Hedging Obligations;

    (vi) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

    (vii) guarantees by the Company or any Guarantor of Indebtedness of the Company or of a Restricted Subsidiary if the Indebtedness so guaranteed is permitted under the Indenture;

    (viii) guarantees by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary if the Indebtedness so guaranteed is permitted under the Indenture;

    (ix) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, completion, statutory, appeal or similar bonds in the ordinary course of business; and

    (x) Indebtedness of the Company and any Restricted Subsidiary (other than for borrowed money) in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of its business, property or assets.

  "Permitted Holders" means (i) DNL Partners Limited Partnership; (ii) DNL Group, LLC; (iii) Morningside Capital Group, LLC; (iv) Vincent A. Wasik, S. Garrett Stonehouse and Lawrence E. Bathgate, II or any of their respective spouses or lineal descendants; (v) any controlled Affiliate of any of the persons or entities described in clauses (i), (ii), (iii) and (iv); (vi) in the event of the incompetence or death of any of the individuals described in clause (iv), such person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company; or (vii) any trusts created for the benefit of each of the persons or entities described in this definition, including any trust for the benefit of the parents or siblings of any of the individuals described in clause (iv) or any trust for the benefit of any such trust.

  "Permitted Junior Securities" means Equity Interests in the Company or subordinated debt securities of the Company that (i) are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to at least the same extent as the Notes are subordinated to Senior Indebtedness pursuant to Article 8 of the Indenture, (ii) have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Notes and (iii) if there are any amounts outstanding under the New Credit Facility, have a Weighted Average Life to Maturity at least as long as the sum of (a) the Weighted Average Life to Maturity of the New Credit Facility or any debt securities issued in exchange therefor (whichever is longer) plus (b) the positive difference, if any, between the Weighted Average Life to Maturity of the Notes and the Weighted Average Life to Maturity of the New Credit Facility, in each case measured immediately prior to the issuance of such Permitted Junior Securities.

  "Permitted Liens" means, with respect to the Company and its Restricted Subsidiaries,

    (1) Liens for taxes, assessments, governmental charges or claims either
  (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (3) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance, completion and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

    (4) judgment Liens not giving rise to a Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (5) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

    (6) any interest or title of a lessor under any capital lease or operating lease;

    (7) purchase money Liens to finance the acquisition or construction of property or assets of the Company or any Subsidiary of the Company acquired or constructed in the ordinary course of business; provided, however, that
  (i) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness either (x) exists at the time of such acquisition or construction or (y) shall be created within 100 days of such acquisition or completion of construction, repair, improvement, addition or commencement of full operation of the property subject to such Liens;

    (8) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    (9) Liens securing Indebtedness under Hedging Obligations;

    (10) Liens arising out of consignment or similar arrangements for the sale of goods and Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods, entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

    (11) Liens in favor of the Company or a Guarantor securing intercompany Indebtedness issued by the Company or any Restricted Subsidiary to the Company or a Guarantor;

    (12) Liens on property or assets of a person acquired by or merged with or into or consolidated with the Company or any Restricted Subsidiary at the time of such acquisition, merger or consolidation, provided that such Liens were not incurred in contemplation of such acquisition, merger or consolidation;

    (13) Liens on property or shares of Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such person becoming a Restricted Subsidiary;

    (14) Liens on property or assets existing at the time of acquisition, construction or improvement thereof by the Company or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such acquisition, construction or improvement;

    (15) Liens to secure Attributable Debt that is permitted to be incurred pursuant to the covenant described above under the caption "--Certain Covenants--Sale and Leaseback Transactions";

    (16) Liens securing industrial revenue bonds, provided, the Indebtedness represented thereby is permitted under the Indenture;

    (17) Liens securing reimbursement obligations with respect to letters of credit incurred in the ordinary course which encumber documents and other property relating to such letters of credit and the products and proceeds thereof, provided, the Indebtedness represented thereby is permitted under the Indenture;

    (18) Liens on assets or Capital Stock of Unrestricted Subsidiaries;

    (19) Liens to secure Indebtedness permitted to be incurred under clauses
  (i), (ii) and (iii) of the second sentence under the covenant described above under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness," provided that such Liens extend only to the assets of the person directly issuing such Indebtedness; and

    (20) additional Liens at any one time outstanding in respect of property or assets of which the aggregate fair market value (determined on the date such Lien is granted) does not exceed $10.0 million.

  "Preferred Stock" of any person means Capital Stock of such person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to shares of Capital Stock of any other class of such person.

  "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the covenants described above under the captions "--Certain Covenants-- Limitation on Restricted Payments", "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and "--Merger or Consolidation" and the incurrence of Indebtedness pursuant to the first sentence of the covenant described above under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness"), giving pro forma effect to (x) any acquisition, by way of merger, consolidation or otherwise, or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or

(y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, which occurred during the relevant period or subsequent to such period and on or prior to the date of calculation, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of a person, business or asset, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness issued in connection therewith, the pro forma calculations will be determined in good faith by the chief financial officer of the Company as specified in an officer's certificate of the Company delivered to the Trustee. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;
(2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Refinancing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund Indebtedness Incurred in accordance with the first paragraph of the covenant described above under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness" or any Other Permitted Indebtedness or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness and any additional Indebtedness issued solely to pay premiums required by the agreement governing such Indebtedness, and reasonable fees and expenses incurred by the Company or any Restricted Subsidiary in connection therewith.

  "Restricted Investment" means any Investment in any person; provided that Restricted Investments will not include: (i) Investments in Marketable Securities and other negotiable instruments permitted by the Indenture; (ii) Investments in the Company; or (iii) Investments in any Restricted Subsidiary or in a Person that becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, in each case as a result of such investment; (iv) the extension of credit to vendors, suppliers and customers in the ordinary course of business; (v) Investments which exist on the Issue Date; (vi) payments made pursuant to Incentive Arrangements (including repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights); (vii) any loan, and any refinancing of such loan, made to management to enable management to purchase Equity Interests in the Company; (viii) any Investments made or received in connection with Hedging Obligations; (ix) Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Restricted Subsidiary of the Company, provided that if such sale, transfer or disposition constitutes an Asset Sale and the Company complies with the covenant described above under the caption "--Certain Covenants-- Limitation on Asset Sales", such Investment shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments"; (x) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(xi) the payment of cash in lieu of fractional shares in connection with dividends or distributions permitted by clause (i) of the first sentence of the covenant described above under the caption "--Certain Covenants-- Limitation on Restricted Payments"; (xii) loans or advances to employees or directors of the Company or any Restricted Subsidiary in the ordinary course in an aggregate principal amount not to exceed $1.0 million at any one time outstanding; (xiii) any Investment constituting Permitted Junior Securities of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person or as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or any other transfer of title with respect to any secured Investment in default; (xiv) Investments made pursuant to this clause (xiv) at any time, and from time to time, after the Issue Date, in one or more contract manufacturers, suppliers, vendors and distributors that are Affiliates of the Company in connection with the provision by any such person of manufacturing, research and development, outsourcing, sales, marketing and/or distribution services to the Company and/or one or more Restricted Subsidiaries in an aggregate amount at one time outstanding not to exceed $10.0 million; and (xv) other Investments made pursuant to this clause (xv) at any time, and from time to time, after the Issue Date, in any person for a purpose which is reasonably related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the date such investment is made, in an aggregate amount at any one time outstanding not to exceed $10.0 million.

  "Restricted Subsidiary" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with the Company or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

  "S&P" means Standard & Poor's Ratings Group.

  "Senior Indebtedness" means, with respect to any person, (i) all Indebtedness of such person outstanding under the New Credit Facility and all Hedging Obligations with respect thereto, (ii) any other Indebtedness of such person permitted to be issued under the Indenture, provided, however, that Senior Indebtedness shall not include any Indebtedness which by the terms of the instrument creating or evidencing the same is subordinated or junior in right of payment in any respect to any other Indebtedness of such person or its Subsidiaries or Affiliates and (iii) all Obligations with respect to the foregoing, in each case, whether outstanding on the Issue Date or thereafter issued. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for Federal, state, local, foreign or other taxes, (x) any Indebtedness of any such person to any of its Subsidiaries or other Affiliates (other than Indebtedness arising under the New Credit Facility), (y) any trade payables or liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) or (z) any Indebtedness that is incurred in violation of the Indenture.

  To the extent any payment on the Notes, whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise, is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Notes or part thereof originally intended to be satisfied by such payment shall be deemed to be reinstated and outstanding as if such payment had not occurred.

  "SFAS 106" means Statement of Financial Accounting Standards No. 106.

  "SFAS 109" means Statement of Financial Accounting Standards No. 109.

  "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act.

  "Subordinated Indebtedness" means all Obligations with respect to Indebtedness if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness and to the Notes.

  "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Entity Interests are owned directly by such person or through one or more Subsidiaries).

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if: (a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall at the date of designation, and will at all times thereafter consist of, Non-Recourse Debt; (c) the Company certifies that such designation complies with the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments"; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; (e) such Subsidiary does not directly or indirectly, own any Indebtedness of or Equity Interest in, and has no Investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur the Indebtedness of such Subsidiary pursuant to the covenant described above under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness" on a Pro Forma Basis taking into account such designation.

  "Voting Stock" means any class or classes of Capital Stock of any person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors (or persons performing similar functions) of such person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all of the Equity Interests of which (other than Equity Interests constituting directors' qualifying shares or shares required to be held by foreign nationals, in each case to the extent mandated by applicable law) is owned by the Company or one or more Wholly Owned Restricted Subsidiaries or by the Company and one or more Wholly Owned Restricted Subsidiaries.

                    DESCRIPTION OF THE NEW CREDIT FACILITY

  Concurrent with the sale of the Existing Notes, the Company and Carson Products entered into the New Credit Facility with Credit Agricole Indosuez, as agent and a lender (the "Bank"), and the other lenders party thereto, under which the Bank and the other lenders provided a term loan and a revolving credit facility to Carson Products, subject to the conditions set forth therein. The following summary of the New Credit Facility is subject to, and qualified in its entirety by, the credit agreement entered into simultaneously with the closing of the sale of the Existing Notes as of November 6, 1997 (the "Credit Agreement").

  The New Credit Facility includes (i) a $50.0 million term loan to be used solely for the purpose of making acquisitions (the "Term Loan Facility") and
(ii) a $25.0 million revolving credit facility (the "Revolving Credit Facility"). The aggregate of the Revolving Credit Facility and the aggregate outstanding letters of credit may not exceed Carson Products' Borrowing Base, which equals the sum of (i) 85% of Eligible Accounts Receivable and (ii) 50% of Eligible Inventory (each such term is as defined in the Credit Agreement). The final maturity date for each of the Term Loan Facility and the Revolving Credit Facility is expected to be October 2006 and 2003, respectively. The Term Loan Facility will amortize in quarterly installments beginning in February 1999 and ending in October 2006, on a schedule to be determined.

  Borrowings under the Term Loan Facility and the Revolving Credit Facility will generally bear interest at the Base Rate (as defined in the Credit Agreement) plus 1.0% and the Base Rate plus 0.5%, respectively, or at Carson Products' option, the Eurodollar Rate (as defined in the Credit Agreement) plus 2.5% and the Eurodollar Rate plus 2.0%, respectively. Interest on Base Rate borrowings are payable quarterly in arrears and interest on Eurodollar Rate borrowings are payable at the end of the applicable interest period or quarterly, whichever is earlier.

  The Credit Agreement provides for a commitment fee of 0.25% per annum on the unutilized portion of the Term Loan Facility commitments and the Revolving Credit Facility, payable quarterly in arrears.

  The obligations of Carson Products under the New Credit Facility are secured by security interests in all accounts receivable, inventory, property, plant and equipment and other personal, intellectual and real property of the Company and its domestic subsidiaries, as well as by a pledge of the capital stock of Carson Products and its subsidiaries. The New Credit Facility is guaranteed by the Company and each present and future subsidiary of the Company (excluding Carson Products, which is the primary borrower, and certain foreign subsidiaries). The Credit Agreement contains customary covenants relating to, among other things, (i) maintenance by the Company of certain total interest coverage ratios, fixed charge coverage ratios and leverage ratios and (ii) restrictions on the incurrence of additional liens or indebtedness. The Credit Agreement also contains events of default customary for credit agreements of this type. See "Risk Factors--Leverage and Debt Service," "Risk Factors--Subordination of the Notes and the Guarantees; Holding Company Structure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Revolving Credit Facility is available for working capital and other general corporate purposes. The Term Loan Facility is to be used to consummate acquisitions, and is available until November 6, 1998. The Company used a portion of the net proceeds received from the sale of the Existing Notes to repay all of the outstanding borrowings under the Existing Bank Credit Facility. See "Use of Proceeds" and "Capitalization."

   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER

  The exchange of Exchange Notes for the Existing Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Existing Notes. Rather, the Exchange Notes received by a Holder will be treated as a continuation of the Existing Notes in the hands of such Holder. As a result, there will be no United States federal income tax consequences to Holders exchanging the Existing Notes pursuant to the Exchange Offer. The adjusted basis and holding period of the Exchange Notes for any Holder will be the same as the adjusted basis and holding period of the Existing Notes. Similarly, there would be no United States federal income tax consequences to a Holder of Existing Notes that does not participate in the Exchange Offer.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Existing Notes to the Initial Purchaser) with the Prospectus, contained in the Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company and the Guarantors have agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

  Each holder of the Exchange Notes who wishes to exchange its Exchange Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Purpose and Effect of the Exchange Offer." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Existing Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver a prospectus, and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Exchange Notes will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, New York, New York.

                                    EXPERTS

  The financial statements of Aminco, Inc. (predecessor to Carson, Inc.) for the fiscal year ended March 31, 1995 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's change in accounting method in accounting for inventories as described in Note 15 to the financial statements) of Price Waterhouse LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of the Company included in this Prospectus as of March 31, 1996 and for the period from August 23, 1995 through March 31, 1996 and as of December 31, 1996 and for the period from April 1, 1996 through December 31, 1996 and the consolidated statements of operations, shareholders equity and cash flows of the Predecessor for the period from April 1, 1995 to August 22, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for inventories and the retroactive restatement of the consolidated balance sheets as of March 31, 1996 and December 31, 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for the period from August 23, 1995 to March 31, 1996), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of the Cutex Brands of Chesebrough-Pond's USA Co. as of December 31, 1995 and 1996 and April 30, 1997 and for each of the two years in the period ended December 31, 1996 and for the four month period ended April 30, 1997 have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Audited Financial Statements for the Company and the Predecessor
Independent Auditors Reports..............................................   F-2
Report of Independent Accountants.........................................   F-3
Consolidated Statements of Operations.....................................   F-4
Consolidated Balance Sheets...............................................   F-5
Consolidated Statement of Stockholders' Equity............................   F-6
Consolidated Statements of Cash Flows.....................................   F-8
Notes to Consolidated Financial Statements................................   F-9
Unaudited Financial Statements for the Company
Condensed Consolidated Balance Sheet at September 30, 1997................  F-19
Condensed Consolidated Statements of Operations--Nine Months Ended
 September 30, 1997 and 1996..............................................  F-20
Condensed Consolidated Statements of Cash Flows--Nine Months Ended
 September 30, 1997 and 1996..............................................  F-21
Notes to Condensed Consolidated Financial Statements......................  F-22
Audited Financial Statements of the Cutex Brands of Chesebrough-Pond's USA
 Co.
Report of Independent Accountants.........................................  F-25
Statements of Net Assets Sold as of December 31, 1996 and 1995............  F-26
Statements of Net Sales, Cost of Sales and Direct Operating Expenses for
 the Years ended December 31, 1996 and 1995...............................  F-27
Notes to Financial Statements.............................................  F-28
Report of Independent Accountants.........................................  F-32
Statement of Net Assets Sold as of April 30, 1997.........................  F-33
Statement of Net Sales, Cost of Sales and Direct Operating Expenses for
 the four-month period ended April 30, 1997...............................  F-34
Notes to Financial Statements.............................................  F-35

                         INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS AND STOCKHOLDERS OF CARSON, INC.:

  We have audited the accompanying consolidated balance sheets of Carson, Inc. and its subsidiaries as of December 31, 1996 and March 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the periods from April 1, 1996 to December 31, 1996 and from August 23, 1995 to March 31, 1996. We also audited the accompanying statement of operations, stockholders' equity, and cash flows of Aminco, Inc. (the Predecessor) for the period from April 1, 1995 to August 22, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Carson, Inc. and its subsidiaries as of December 31, 1996 and March 31, 1996, and the results of its operations and its cash flows for the periods from April 1, 1996 to December 31, 1996 and from August 23, 1995 to March 31, 1996, and the results of operations and cash flows of the Predecessor for the period from April 1, 1995 to August 22, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 15 to the Consolidated Financial Statements, effective June 30, 1997, the Company changed its method of accounting for inventories and, retroactively, restated the Consolidated Balance Sheets as of March 31, 1996 and December 31, 1996 and the Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for the period from August 23, 1995 to March 31, 1996.

Deloitte & Touche LLP

Atlanta, Georgia
March 7, 1997
(June 30, 1997 as to Note 15)

                       REPORT OF INDEPENDENT ACCOUNTANTS

  In our opinion, the consolidated statements of operations, of changes in stockholders' equity and of cash flows for the year ended March 31, 1995 present fairly, in all material respects, the results of operations and cash flows of Aminco, Inc. and its subsidiaries (predecessor to Carson, Inc.) for the year ended March 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management, our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Aminco, Inc. for any period subsequent to March 31, 1995.

  As discussed in Note 15 to the Consolidated Financial Statements, effective June 30, 1997, the Company changed its method of accounting for inventories and, retroactively, restated the Consolidated Statement of Operations, Stockholders' Equity and Cash Flows for the year ended March 31, 1995. The Company also changed its method of accounting for postretirement benefits other than pensions during the fiscal year ended March 31, 1995.

                                          Price Waterhouse LLP

May 8, 1995, except as to Note 15, which is as of June 30, 1997

                                  CARSON, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            TWELVE MONTH PERIOD
                                         ---------------------------------------------------------
                                               NINE MONTH PERIOD
                                         -----------------------------
                             COMPANY        UNAUDITED     PREDECESSOR      COMPANY     PREDECESSOR
                          APRIL 1, 1996  AUGUST 23, 1995 APRIL 1, 1995 AUGUST 23, 1995 YEAR ENDED
                         TO DECEMBER 31, TO DECEMBER 31, TO AUGUST 22,  TO MARCH 31,    MARCH 31,
                              1996            1995           1995           1996          1995
                         --------------- --------------- ------------- --------------- -----------
                                           AMOUNTS IN 000S EXCEPT PER SHARE DATA
Net sales...............     $59,938         $23,673        $26,854        $41,465       $58,126
Cost of sales...........      26,940          10,823         11,513         18,806        25,692
                             -------         -------        -------        -------       -------
Gross profit............      32,998          12,850         15,341         22,659        32,434
                             -------         -------        -------        -------       -------
Selling expenses........      15,692           6,129          7,467          9,581        17,888
General and
 administrative
 expenses...............       5,603           2,475          2,276          5,061         5,246
General and
 administrative-fees
 paid to Morningside....         233
Incentive compensation,
 directors and
 management.............       7,123
Depreciation and
 amortization...........       1,896             776            502          1,331         1,085
                             -------         -------        -------        -------       -------
Operating income........       2,451           3,470          5,096          6,686         8,215
                             -------         -------        -------        -------       -------
Interest expense........       4,545           2,640             56          4,487           136
Other income, net.......         121              35          1,137            182           783
Other income, AM
 Cosmetics management
 fee and dividend.......         444
                             -------         -------        -------        -------       -------
(Loss) income before
 income tax.............      (1,529)            865          6,177          2,381         8,862
Provision for income
 tax....................       1,727             527          2,243          1,277         3,174
                             -------         -------        -------        -------       -------
(Loss) income before
 extraordinary item and
 change in accounting
 principle..............      (3,256)            338          3,934          1,104         5,688
Extraordinary item, net
 of tax benefit.........      (3,527)
Cumulative effect of
 change in accounting
 principle, net of tax
 benefit................                                                                    (250)
                             -------         -------        -------        -------       -------
Net (loss) income.......      (6,783)            338          3,934          1,104         5,438
Dividends on preferred
 stock..................                                        554                        1,109
                             -------         -------        -------        -------       -------
(Loss) income available
 to all shareholders....     $(6,783)        $   338        $ 3,380        $ 1,104       $ 4,329
                             =======         =======        =======        =======       =======
Earnings (loss) per
 common share:
Before extraordinary
 item...................     $ (0.25)        $  0.03                       $  0.09
Extraordinary item, net
 of tax benefit.........       (0.28)
                             -------         -------                       -------
Net (loss) earnings per
 share..................     $ (0.53)        $  0.03                       $  0.09
                             =======         =======                       =======
Weighted average common
 shares outstanding.....      12,715          11,871                        11,871

  The accompanying notes are an integral part of these consolidated financial statements.

                                  CARSON, INC.

                          CONSOLIDATED BALANCE SHEETS

                               DECEMBER 31,     MARCH 31,
                                   1996            1996
                               -------------    ------------
                                DOLLARS IN 000S EXCEPT
                               SHARE AND PAR VALUE DATA
           ASSETS
Current Assets:
 Cash and cash equivalents...    $      4,191    $      1,553
 Accounts receivable (less
  allowance for doubtful
  accounts of $614 and $531
  at December 31, 1996 and
  March 31, 1996,
  respectively)..............          14,855          12,611
 Accounts receivable due
  from AM Cosmetics..........             262
 Inventories.................          10,572           8,486
 Other current assets........           1,421           3,169
                                 ------------    ------------
   Total current assets......          31,301          25,819
                                 ------------    ------------
Property, Plant and
 Equipment, at cost:
 Land and improvements.......             545             545
 Buildings and improvements..           6,689           5,427
 Machinery and equipment.....           7,436           5,806
 Furniture and fixtures......             396             277
 Construction-in-progress....           1,004             282
                                 ------------    ------------
                                       16,070          12,337
 Less: accumulated
  depreciation...............             981             351
                                 ------------    ------------
                                       15,089          11,986
                                 ------------    ------------
Investment in AM Cosmetics...           3,187
Goodwill, net of accumulated
 amortization of $1,573 and
 $688 at December 31, 1996
 and March 31, 1996,
 respectively................          45,801          46,633
Other Assets.................           2,151           3,542
                                 ------------    ------------
     Total Assets............    $     97,529    $     87,980
                                 ------------    ------------
LIABILITIES AND STOCKHOLDERS'
            EQUITY
Current Liabilities:
 Accounts payable............    $      7,065    $      3,600
 Accrued expenses............           4,451           5,354
 Accrued expenses, directors
  and employees..............           1,333
 Current maturities of long-
  term debt..................           2,600           3,010
                                 ------------    ------------
   Total current liabilities.          15,449          11,964
                                 ------------    ------------
Long-term Debt...............          24,501          63,778
Other Liabilities............           1,700           1,732
Deferred Income Taxes........                             731
Minority Interest in
 Subsidiary..................           1,664
Commitments and Contingencies
 (Notes 11 and 14)
Stockholders' Equity:
 Preferred stock, $.01 par
  value, 10,000,000 shares
  authorized, none
  outstanding
 Common stock:
   Class A, voting, $.01 par
    value, 150,000,000 shares
    authorized, 4,996,568
    shares issued and
    outstanding as of
    December 31, 1996........              50
   Class B, nonvoting, $.01
    par value, 2,000,000
    shares authorized,
    1,859,677 shares issued
    and outstanding..........              19              19
   Class C, voting, $.01 par
    value, 13,000,000 shares
    authorized, 8,127,937 and
    9,510,323 shares issued
    and outstanding at
    December 31, 1996 and
    March 31, 1996,
    respectively.............              81              95
   Paid-in capital...........          62,418           8,557
   Notes receivable from
    employee shareholders,
    net of discount..........          (1,365)
   (Accumulated deficit)
    Retained earnings........          (5,679)          1,104
   Foreign currency
    translation adjustment...          (1,309)
                                 ------------    ------------
   Total stockholders'
    equity...................          54,215           9,775
                                 ------------    ------------
     Total Liabilities and
      Stockholders' Equity...    $     97,529    $     87,980
                                 ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                  CARSON, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                           PREFERRED
                           COMMON STOCK      STOCK
                          -------------- --------------
                                                                                                             TOTAL
                                                        PAID-IN RETAINED  VALUATION  ESOP DEBT TREASURY  STOCKHOLDERS'
                          SHARES  AMOUNT SHARES  AMOUNT CAPITAL EARNINGS  ADJUSTMENT GUARANTEE  STOCK       EQUITY
                          ------- ------ ------- ------ ------- --------  ---------- --------- --------  -------------
                                                               AMOUNTS IN 000S
PREDECESSOR
Balance, March 31, 1994.  406,699 $1,220 606,752 $6,068  $214   $28,858      $ --      $(288)  $(6,373)     $29,699
Net income..............                                          5,438                                       5,438
Cash dividends,
 preferred stock........                                         (1,109)                                     (1,109)
Reduction in ESOP debt
 guarantee..............                                                                 288                    288
Issuance of treasury
 stock..................                                   94                                      232          326
Purchase of treasury
 stock..................                                                                          (567)        (567)
Unrealized gains on
 investments available
 for sale, net of taxes.                                                      283                               283
                          ------- ------ ------- ------  ----   -------      ----      -----   -------      -------
Balance, March 31, 1995.  406,699  1,220 606,752  6,068   308    33,187       283               (6,708)      34,358
Net income..............                                          3,934                                       3,934
Cash dividends,
 preferred stock........                                           (554)                                       (554)
Issuance of treasury
 stock..................                                                                           296          296
                          ------- ------ ------- ------  ----   -------      ----      -----   -------      -------
Balance, August 22,
 1995...................  406,699 $1,220 606,752 $6,068  $308   $36,567      $283      $  --   $(6,412)     $38,034
                          ======= ====== ======= ======  ====   =======      ====      =====   =======      =======

                                  CARSON, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                           RETAINED
                     CLASS A        CLASS B        CLASS C                 EARNINGS                   NOTES         TOTAL
                  -------------- -------------- --------------- PAID-IN  (ACCUMULATED TRANSLATION  RECEIVABLE   STOCKHOLDERS'
                  SHARES AMOUNTS SHARES AMOUNTS SHARES  AMOUNTS CAPITAL    DEFICIT)   ADJUSTMENT  FROM OFFICERS    EQUITY
                  ------ ------- ------ ------- ------  ------- -------  ------------ ----------- ------------- -------------
                                                        AMOUNTS IN 000S
COMPANY,
beginning August
 23, 1995
Sale of common
 stock..........           $       569    $ 6    5,799    $58   $11,936    $            $            $             $12,000
Issuance of
 common stock in
 connection with
 acquisition....                 1,291     13    2,006     20     2,717                                              2,750
Carryover of
 predecessor
 basis..........                                 1,705     17    (6,096)                                            (6,079)
Net income, as
 restated.......                                                             1,104                                   1,104
                  -----    ---   -----    ---   ------    ---   -------    -------      -------      -------       -------
Balance, March
 31, 1996.......                 1,860     19    9,510     95     8,557      1,104                                   9,775
Gain on sale of
 South African
 stock, net.....                                                  2,808                                              2,808
Sale of common
 stock, net.....  3,113     31                                   38,162                                             38,193
Conversion of
 Class C shares
 to Class A
 shares.........  1,884     19                  (1,884)   (19)
Reduction of
 debt from
 shareholders...                                                  5,530                                              5,530
Net loss........                                                            (6,783)                                 (6,783)
Translation
 adjustment.....                                                                         (1,309)                    (1,309)
Employee
 shareholder
 loans, less
 discount.......                                                                                      (1,365)       (1,365)
Incentive
 compensation
 and other......                                   502      5     7,361                                              7,366
                  -----    ---   -----    ---   ------    ---   -------    -------      -------      -------       -------
Balance,
 December 31,
 1996...........  4,997    $50   1,860    $19    8,128    $81   $62,418    $(5,679)     $(1,309)     $(1,365)      $54,215
                  =====    ===   =====    ===   ======    ===   =======    =======      =======      =======       =======


   The accompanying notes are an integral part of these financial statements.

                                  CARSON, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      NINE-MONTH PERIOD
                                       -----------------------------------------------
                                         TWELVE-MONTH PERIOD
                                       ------------------------
                                         COMPANY
                            COMPANY     UNAUDITED   PREDECESSOR  COMPANY
                            APRIL 1,    AUGUST 23,   APRIL 1,   AUGUST 23, PREDECESSOR
                            1996 TO      1995 TO      1995 TO    1995 TO   YEAR ENDED
                          DECEMBER 31, DECEMBER 31, AUGUST 22,  MARCH 31,   MARCH 31,
                              1996         1995        1995        1996       1995
                          ------------ ------------ ----------- ---------- -----------
                                                DOLLARS IN 000S
Operating Activities:
 Net (loss) income......    $ (6,783)    $    338     $ 3,934    $  1,104   $  5,438
                            --------     --------     -------    --------   --------
Adjustments to reconcile
 net (loss) income to
 net cash provided by
 operating activities:
 Depreciation and
  amortization..........       1,896          776         502       1,331      1,085
 Extraordinary item,
  net of tax benefit....       3,527
 Incentive
  compensation..........       6,163
 Provision for doubtful
  accounts..............         112          110
 Deferred income taxes..        (957)                                 805         25
 Other, net.............      (1,363)      (2,238)     (1,367)        701        394
 Prepayment penalty on
  long-term debt........      (1,328)
Changes in operating
 assets and liabilities,
 net of acquisitions:
 Accounts receivable....      (2,356)        (446)       (588)     (2,385)    (1,275)
 Accounts receivable,
  related party.........        (262)
 Inventories............      (2,086)      (1,579)        190      (1,409)       467
 Other current assets...       1,748          (89)       (546)     (1,045)       313
 Accounts payable.......       3,465          366        (732)      1,360        755
 Accrued liabilities....        (903)        (985)      1,688      (1,677)       479
 Accrued liabilities,
  related party.........       1,333
                            --------     --------     -------    --------   --------
     Total adjustments..       8,989       (4,085)       (853)     (2,319)     2,243
                            --------     --------     -------    --------   --------
 Net cash provided by
  (used in) operating
  activities............       2,206       (3,747)      3,081      (1,215)     7,681
                            --------     --------     -------    --------   --------
Investing Activities:
 Additions to property,
  plant and equipment...      (3,805)        (624)       (375)     (1,470)      (974)
 Long-term investments..      (3,000)
 Proceeds from sales
  and maturities of
  investments...........                               21,428                 12,498
 Package design costs...                                 (244)                  (356)
 Acquisitions of
  business assets, net
  of cash acquired......                  (65,300)                (65,300)
 Purchases of
  investments...........                               (6,760)               (15,704)
 Other..................                                                         299
                            --------     --------     -------    --------   --------
 Net cash (used in)
  provided by investing
  activities............      (6,805)     (65,924)     14,049     (66,770)    (4,237)
                            --------     --------     -------    --------   --------
Financing Activities:
 Proceeds from long-
  term borrowings.......      32,704       58,550                  58,550
 Principal payments on
  long-term debt........     (67,876)        (500)                 (1,012)
 Dividends paid,
  preferred stock.......                                 (554)                (1,109)
 Purchases of treasury
  stock.................                                 (296)                  (567)
 Checks outstanding.....                                                      (1,043)
 Proceeds from sale of
  common stock..........      38,193       12,000                  12,000
 Proceeds from sale of
  subsidiary stock......       4,216
                            --------     --------     -------    --------   --------
 Net cash provided by
  (used in) financing
  activities............       7,237       70,050        (850)     69,538     (2,719)
                            --------     --------     -------    --------   --------
 Net Increase
  (Decrease) in Cash
  and Cash Equivalents..       2,638          379      16,280       1,553        725
 Cash and Cash
  Equivalents at
  Beginning of Period...       1,553                    1,620                    895
                            --------     --------     -------    --------   --------
 Cash and Cash
  Equivalents at End of
  Period................    $  4,191     $    379     $17,900    $  1,553   $  1,620
                            ========     ========     =======    ========   ========
Cash paid during the
 period for:
 Interest...............    $  4,178     $  3,034     $    56    $  3,991   $    136
 Income taxes...........    $  2,421     $  1,276     $   457    $  2,497   $  2,654
 Non-cash financing
  activities:
 Long-term debt issued
  in Acquisition........    $            $ 11,753     $          $ 11,753   $
 Reduction of debt from
  shareholders..........    $  5,530     $            $          $          $

  The accompanying notes are an integral part of these consolidated financial statements.

                                 CARSON, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BUSINESS

  Carson, Inc. (formerly DNL Savannah Holding Corp. and also referred to herein as the "Company") was established in May 1995 and until August 1995 its operations were de minimus. On August 23, 1995, the Company acquired all of the outstanding stock of Aminco, Inc. (also referred to as the "Predecessor"). Aminco's operations were principally conducted by its wholly owned subsidiary, Carson Products Company. Subsequent to the acquisition of Aminco, Carson Products Company was merged into Aminco; the surviving entity was renamed Carson Products Company. The accompanying financial statements of the Company include the operating results of Carson Products Company ("Carson Products") from the acquisition date.

  The Company is a leading manufacturer and marketer in the United States of selected personal care products for both the ethnic market and the mass market. The Company believes that it is one of the leading global manufacturers and marketers of ethnic hair care products for persons of African descent. The Company's more than 60 products are marketed under five principal brand names. Certain of the Company's international activities are conducted by its South African subsidiary.

  The Company's acquisition of the Predecessor for approximately $95 million in cash (including $6 million for fees and other costs directly associated with the acquisition) was initially financed with long-term borrowings aggregating approximately $68.0 million and has been accounted for as a purchase (the "Acquisition"). Accordingly, the purchase price has been allocated to the Predecessor's identifiable assets and liabilities based on the fair values at the acquisition date. The excess of the purchase price over the fair value of the Predecessor's identifiable net assets has been classified as goodwill.

  Certain previous shareholders of the Predecessor received 1,705,500 shares of Class A Common Stock in the acquisition. Such share interest has been carried over at such shareholders' proportionate equity in the book value of Aminco (predecessor) basis in accordance with Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions."

  The purchase price of the Predecessor (net of carryover of negative predecessor basis of approximately $6.1 million) has been allocated as follows (in millions):

         Current assets (including $17.9 of cash ac-
          quired)....................................... $ 37.9
         Property, plant and equipment..................   10.8
         Goodwill.......................................   47.2
         Other assets...................................    4.5
         Liabilities assumed............................  (11.4)
                                                         ------
                                                         $ 89.0
                                                         ======

  In July 1996, the Company's South African subsidiary sold 25% of its shares in an initial public offering on the Johannesburg Stock Exchange. The subsidiary received net proceeds of approximately $4.2 million from this sale (which resulted in a gain to the Company of approximately $2.8 million which was recorded in paid in capital). In conjunction with this public offering, the Company entered into an amendment to its license agreement with its South African subsidiary which provides that commencing on April 1, 1998, its South African subsidiary will pay the Company a royalty in the amount of 3.0% of the net sales price of all licensed products. The amount of the royalty increases to 3.5% on April 1, 1999 and 4.0% on April 1, 2000 until the termination of the agreement. The initial term of the agreement expires on April 1, 1999; however, the agreement continues indefinitely thereafter until terminated by either party upon 12 months written notice.

  The Company completed an initial public offering of 4,818,500 shares of its common stock on October 18, 1996. The Company used the proceeds of such offering to repay certain indebtedness (see Note 7). This repayment resulted in an extraordinary loss recorded at that time of approximately $3.5 million (net of tax) for prepayment penalties and the write-off of unamortized debt discount and deferred financing costs.

                                 CARSON, INC.

  In October 1996, the Company amended its Certificate of Incorporation to change the authorized capital stock to Class A Common Stock, Class B Common Stock, Class C Common Stock and Preferred Stock (each with a par value of $.01 per share). Each share of the Company's former Class A Common Stock was converted into 11,370 shares of newly created Class C Common Stock, and each share of former Class B Common Stock was converted into 11,370 shares of newly created Class B Common Stock. These stock conversions have been given retroactive recognition in the accompanying financial statements.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

  Change in Fiscal Year

  Effective December 31, 1996, the Company changed its fiscal year-end from March 31 to December 31 in order to conform the Company's financial reporting year to the natural business year of its industry.

  Principles of Consolidation

  The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries and the Predecessor. All significant intercompany transactions and accounts have been eliminated.

  Inventories

  Inventories are valued at the lower of First-In, First-Out (FIFO) cost or market. See Note 15.

  Property, Plant and Equipment

  Property, plant and equipment is recorded at assigned values or cost less an allowance for depreciation. The Company capitalizes eligible expenditures with a cost greater than $1,000. Depreciation is computed using the straight-line method over the following estimated useful lives:

         Buildings..................................... 42 years
         Land improvements............................. 20 years
         Machinery and equipment....................... 12 years
         Furniture and fixtures........................ 10 years
         Office equipment..............................  8 years
         Vehicles......................................  5 years
         Information systems...........................  5 years

  Intangible Assets

  Goodwill is amortized over 40 years using the straight-line method. Debt issue costs are amortized on the interest method over the life of the related debt. Patents are amortized using the straight-line method over 17 years. Trademarks are amortized using the straight-line method over 40 years. The Company periodically assesses the recoverability of intangible assets based on judgments as to future undiscounted cash flows from operations.

  Income Taxes

  Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying currently enacted statutory rates to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.

                                 CARSON, INC.

  Revenue Recognition

  Revenue from sales of manufactured goods is recognized upon shipment to customers.

  Research and Development Costs

  Research and development costs (principally for new products) are expensed as incurred and aggregated $349,000 for the nine-month period ended December 31, 1996, $250,000 for the period August 23, 1995 to March 31, 1996, $160,000 for the period from April 1, 1995 to August 22, 1995 and $323,000 for the year ended March 31, 1995. These costs are included in general and administrative expenses in the accompanying statements of operations.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Foreign Currency Translation

  Assets and liabilities of the Company's South African operations are translated from South African Rand into U.S. dollars at the rate of currency exchange at the end of the fiscal period. Revenues and expenses are translated at average monthly exchange rates prevailing during the period. Resulting translation differences are recognized as a component of stockholders' equity.

  Net (Loss) Earnings Per Share

  Net (loss) earnings per share is computed by dividing net income by weighted average common shares outstanding. In accordance with the rules of the Securities and Exchange Commission, all shares of common stock issued prior to the Company's initial public offering are included in weighted average shares outstanding as if they were issued at the Company's formation.

  Supplementary Net (Loss) Earnings Per Share

  Supplementary net (loss) earnings per share is computed as if the Company's shares issued in its initial public offering of 3,113,000 were issued at the beginning of the Company's formation and interest related to debt that was paid off with proceeds is added back. Supplementary net (loss) earnings per share was $(0.33), $0.13 and $0.26 for the periods April 1, 1996 to December 31, 1996, August 23, 1995 to December 31, 1995 and August 23, 1995 to March 31, 1996, respectively.

  Cash and Cash Equivalents

  Cash and investments with maturities of three months or less when purchased are considered cash equivalents.

  Fair Value of Financial Instruments

  The carrying values of cash and cash equivalents, accounts receivable, inventories, investment in AM Cosmetics preferred stock, accounts payable and accrued liabilities approximate fair values due to the short-term maturities of the instruments. The carrying value of long-term debt approximates fair value.

                                  CARSON, INC.

  Reclassification

  Certain prior period balances have been reclassified to conform with current year presentation.

NOTE 3. INVENTORIES

  Inventories at December 31, 1996 and March 31, 1996 are summarized as follows (in 000s):

                                             DECEMBER 31, MARCH 31,
                                                 1996       1996
                                             ------------ ---------
        Raw materials.......................   $ 7,017     $4,562
        Work-in-process.....................     1,236      1,002
        Finished goods......................     2,319      2,922
                                               -------     ------
            Total...........................   $10,572     $8,486
                                               =======     ======

NOTE 4. OTHER CURRENT ASSETS

  Other current assets at December 31, 1996 and March 31, 1996 consist of the following (in 000s):

                                             DECEMBER 31, MARCH 31,
                                                 1996       1996
                                             ------------ ---------
        Deferred income taxes...............    $  203     $  860
        Income tax receivable...............       872
        Prepaid interest....................                1,090
        Prepaid other.......................       346      1,219
                                                ------     ------
            Total...........................    $1,421     $3,169
                                                ======     ======

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

  Depreciation expense for the nine months ended December 31, 1996 and December 31, 1995 was $672,000 and $586,000, respectively. For the periods from August 23, 1995 to March 31, 1996, April 1, 1995 to August 22, 1995 and April 1, 1994
to March 31, 1995, depreciation expense was $351,000, $322,000 and $679,000, respectively.

NOTE 6. OTHER ASSETS

  Other assets at December 31, 1996 and March 31, 1996 are summarized as follows (in 000s):

                                             DECEMBER 31, MARCH 31,
                                                 1996       1996
                                             ------------ ---------
        Deferred financing costs............    $  937     $3,275
        Deferred tax asset..................       935
        Prepaid interest....................                  433
        Patents.............................       184        152
        Trademarks and other................       128
                                                ------     ------
                                                 2,184      3,860
        Less: accumulated amortization......        33        318
                                                ------     ------
            Total...........................    $2,151     $3,542
                                                ======     ======

                                 CARSON, INC.

NOTE 7. LONG-TERM DEBT

  Long-term debt at December 31, 1996 and March 31, 1996 is summarized as follows (in 000s):

                                                          DECEMBER 31, MARCH 31,
                                                              1996       1996
                                                          ------------ ---------
      Term Loans.........................................   $24,350     $29,000
      Revolving line of credit...........................     2,052       7,500
      Senior subordinated notes, interest at 12.5%.......                16,693
      Subordinated notes, interest at 15%................                 2,004
      Junior subordinated notes, interest at 10%.........                11,544
      Other..............................................       699          47
                                                            -------     -------
                                                             27,101      66,788
      Less: current portion..............................     2,600       3,010
                                                            -------     -------
                                                            $24,501     $63,778
                                                            =======     =======

  Annual maturities of outstanding indebtedness at December 31, 1996 are as follows (in 000s):

                                                 DECEMBER
                                                 31, 1996
                                                 --------
            1997................................ $ 2,600
            1998................................   2,840
            1999................................   2,891
            2000................................   2,745
            2001................................   2,623
            Thereafter..........................  13,402
                                                 -------
                                                  27,101
            Less: Current maturities............   2,600
                                                 -------
            Long-term portion................... $24,501
                                                 =======

  The Company used the proceeds from its initial public offering to retire the senior subordinated notes, subordinated notes and junior subordinated notes. As a result, during the nine months ended December 31, 1996, the Company incurred $3.5 million (net of the related tax benefit of $2.4 million) of debt-related charges and write-offs reflected in the accompanying Statements of Operations as an extraordinary item. In addition, as a result of negotiation with shareholders, the Company reduced a portion of the junior subordinated notes held by such shareholders totaling $5.5 million which is reflected as a capital addition in the Statement of Shareholders' Equity.

  In October 1996, the Company replaced its credit agreement with a new facility (the "New Senior Bank Facility") that includes (i) a $15.0 million term loan A, (ii) a $10.0 million term loan B and (iii) a $15.0 million revolving credit facility, including up to $5.0 million of letters of credit. Aggregate borrowings under the revolving credit facility and outstanding letters of credit may not exceed the Borrowing Base, which equals the sum of
(i) 80% of Eligible Accounts Receivable and (ii) 50% of Eligible Inventory. The amount available for borrowing under the revolver at December 31, 1996 was $12.9 million. Term loan A, term loan B and the revolving credit facility mature in September 2002, 2003 and 2002, respectively. Term loan A amortizes in quarterly installments of $625,000, term loan B amortizes in quarterly installments of $25,000 through September 2002 and in quarterly installments of $2,350,000 beginning in December 2002.

                                 CARSON, INC.

  The term loan A and revolving credit facility bear interest at the applicable prime rate plus 0.5% or LIBOR plus 2.0% and have a final maturity of six years. The term loan B bears interest at the applicable prime rate plus 1.0% or LIBOR plus 2.5% and has a final maturity of seven years.

  The Credit Agreement provides for (i) a commitment fee of 0.5% per annum on the unutilized portion of the revolving credit facility, (ii) a fee of 2.0% per annum on the maximum amount available to be drawn under letters of credit, and (iii) a letter of credit issuance fee.

  The obligations of Carson Products under the New Senior Bank Facility are secured by substantially all of Carson Products' (and its subsidiaries) assets, as well as by a pledge of the capital stock of Carson Products. The New Senior Bank Facility is guaranteed by the Company and each present and future subsidiary of Carson Products (other than Carson South Africa and its subsidiaries). The New Senior Bank Facility contains covenants with respect to, among other things, (i) maintenance by Carson Products of certain total interest coverage ratios, fixed charge coverage ratios and leverage ratios, and (ii) restrictions on the incurrence of additional liens or indebtedness. The New Senior Bank Facility contains restrictions on the payment of any cash dividends except for dividends or distributions payable in shares of capital stock.

NOTE 8. ACCRUED LIABILITIES

  Accrued liabilities at December 31, 1996 and March 31, 1996 consisted of the following (in 000s):

                                             DECEMBER 31, MARCH 31,
                                                 1996       1996
                                             ------------ ---------
        Compensation and benefits...........    $1,587     $2,227
        Advertising.........................     1,070      1,340
        Self-insurance......................       719        927
        Interest............................       240        384
        Income tax payable..................       493        --
        Other...............................       342        476
                                                ------     ------
                                                $4,451     $5,354
                                                ======     ======

NOTE 9. INCOME TAXES

  The following is a reconciliation of the statutory tax rate on (loss) income from continuing operations to the Company's effective tax rate for the periods noted:

                                      COMPANY                PREDECESSOR        COMPANY       PREDECESSOR
                         --------------------------------- ---------------- ---------------- --------------
                                             UNAUDITED
                         APRIL 1, 1996 TO AUG. 23, 1995 TO APRIL 1, 1995 TO AUG. 23, 1995 TO   YEAR ENDED
                          DEC. 31, 1996    DEC. 31, 1995    AUG. 22, 1995    MARCH 31, 1996  MARCH 31, 1995
                         ---------------- ---------------- ---------------- ---------------- --------------
Statutory rate..........       (34.0)%          34.0 %          34.0 %            34.0 %         34.0 %
State income taxes (net
 of federal benefit)....        (2.6)%           2.6 %           4.0 %             4.0 %          4.0 %
Foreign taxes...........        33.8%           21.5 %                            21.5 %
Foreign tax credit......       (33.8)%         (21.5)%                           (21.5)%
Permanent differences:
Incentive Compensation..       93.9 %
Goodwill................       21.8 %           24.3 %                            16.0 %
Other taxes.............       33.8 %                           (1.7)%                           (2.2)%
Effective rate..........      112.9 %           60.9 %          36.3 %            54.0 %         35.8 %

                                 CARSON, INC.

  Income tax expense (benefit) for the periods noted include the following (in
000s):

                                                                      TWELVE-MONTHS
                                                            ---------------------------------
                                                      NINE-MONTHS
                                           ---------------------------------
                                       COMPANY                PREDECESSOR        COMPANY       PREDECESSOR
                          --------------------------------- ---------------- ---------------- --------------
                                           AUG. 23, 1995 TO
                          APRIL 1, 1996 TO  DEC. 31, 1995   APRIL 1, 1995 TO AUG. 23, 1995 TO   YEAR ENDED
                           DEC. 31, 1996      UNAUDITED      AUG. 22, 1995    MARCH 31, 1996  MARCH 31, 1995
                          ---------------- ---------------- ---------------- ---------------- --------------
Current:
 Federal................       $1,685            $117            $1,744           $  204          $2,760
 State..................          405              19               333               33             294
 Foreign................          594             177               104              310              95
                               ------            ----            ------           ------          ------
 Total current
  provision.............        2,684             313             2,181              547           3,149
Deferred:
 Federal................         (749)            102                52              546              23
 State..................         (269)             65                10              102               2
 Foreign................           61              47                                 82
                               ------            ----            ------           ------          ------
 Total deferred
  provision.............         (957)            214                62              730              25
 Total provision for
  continuing operations.        1,727             527             2,243            1,277           3,174
                               ------            ----            ------           ------          ------
 Benefit for
  extraordinary item....       (2,351)
 Benefit for accounting
  change................                                                                            (147)
 Total income tax
  (benefit) expense.....       $ (624)           $527            $2,243           $1,277          $3,027
                               ======            ====            ======           ======          ======

  The effects of temporary differences which gave rise to the deferred tax asset and liability at December 31, 1996 and at March 31, 1996 are as follows (in 000s):

                                           DECEMBER 31, 1996  MARCH 31, 1996
                                           ----------------- -----------------
                                           CURRENT LONG-TERM CURRENT LONG-TERM
                                           ------- --------- ------- ---------
Deferred domestic tax assets related to:
 Deferred compensation....................  $       $   643   $       $   638
 Accrued expenses.........................    813              522        188
 Package design costs.....................              533               412
 Allowance for doubtful accounts..........    219              199
 Foreign tax credit carryforward..........              702
 NOL carryforward.........................              241
 Inventories..............................     14              125
 Other....................................              116     14
                                            -----   -------   ----    -------
                                            1,046     2,235    860      1,238
Deferred domestic tax liabilities related
 to:
 Inventories..............................   (752)              (-)      (801)
 Property, plant and equipment............           (1,300)           (1,168)
 Other....................................    (91)
                                            -----   -------   ----    -------
                                             (843)   (1,300)    (-)    (1,969)
                                            -----   -------   ----    -------
Deferred domestic tax asset (liability)...  $ 203   $   935   $860    $  (731)
                                            =====   =======   ====    =======
Deferred foreign tax liability............  $       $  (106)  $       $   (54)
                                            =====   =======   ====    =======

  Deferred income taxes were not provided on undistributed earnings of certain foreign subsidiaries ($5.7 million at December 31, 1996 and $1.0 million at March 31, 1996) because such undistributed earnings are expected to be reinvested indefinitely overseas. If these amounts were not considered permanently invested, an additional deferred tax liability of approximately $712,500 and $125,000 would have been provided as of December 31, 1996 and March 31, 1996, respectively. The foreign tax credit and NOL carryforward of $0.7 million and $0.5 million expire at December 31, 2001 and December 31, 2011, respectively.

                                 CARSON, INC.

NOTE 10. EMPLOYEE BENEFIT PLANS

  The Company has a profit sharing plan which covers substantially all its U.S. employees. Contributions to the plan are discretionary, as determined by the Board of Directors. Contributions are made on an annual basis. The Company contributed $401,000 to the plan for the period from April 1, 1996 to December 31, 1996 and $246,000 to the plan for the period from August 23, 1995 to March 31, 1996.

  The Company is obligated for retirement benefits to a former employee for the remainder of his (and his spouse's) life. The expected present value of this obligation ($1.6 million at December 31, 1996 and $1.7 million at March 31, 1996) is classified in other liabilities in the accompanying balance sheets.

  The Company provides postretirement health care benefits to a limited number of key executives. The accumulated postretirement benefit obligation ("APBO") was $517,000 at December 31, 1996 and $499,000 at March 31, 1996. For
measurement purposes, the cost of providing medical benefits was assumed to increase by 10% in the fiscal year ended December 31, 1996, decreasing to an annual rate of 8% after December 31, 1999. The medical cost trend rate assumption could have an effect on amounts reported. For example, an increase of 1% in the assumed rate of increase would have an effect of increasing the APBO by $63,000 and the net periodic postretirement benefit cost by $23,000. The weighted average discount rate used in determining the APBO was 8%. Net periodic postretirement benefit cost for the period from August 23, 1995 to March 31, 1996 was $9,000. Net periodic postretirement benefit cost for the period from April 1, 1996 to December 31, 1996 was $18,000.

  The Company recognized $0.8 million of compensation expense during the quarter ended June 30, 1996 relating to anticipated costs under certain equity-based long-term incentive compensation arrangements (such awards and compensation expense are based upon the fair market value of the Company at the time of the initial public offering). Such arrangements were awarded originally as stock appreciation rights ("SARs"). During 1996, the SARs were amended and converted to immediately exercisable stock purchase rights, on a complete or partial basis, as agreed to by the Company and the awardee. The SARs entitled the holder to a specified value (determined as a percentage of the Company's equity value) over a fixed base value subject to five year vesting requirements (or earlier upon a public offering or sale of the Company). Upon amendment and conversion, the SAR rights were cancelled (and replaced with accelerated, immediately exercisable stock purchase rights). These rights have a fixed purchase price equal in amount to the canceled SARs fixed base value.

  During August 1996, pursuant to the terms of the accelerated, immediately exercisable stock purchase rights, several outside directors purchased 115,373 shares of Common Stock at approximately $2.17 per share for an aggregate purchase price of $250,000 and members of senior management purchased 385,818 shares of Common Stock at approximately $4.21 per share for an aggregate purchase price of $1.6 million. The purchase of such shares by senior management was financed with $1.4 million (net of discount) in noninterest bearing long-term full recourse loans from the Company. The incentive compensation expense represents the excess of the initial public offering price over the actual purchase price of these shares plus certain cash payments. In connection with the South African offering, the Company also issued shares of the subsidiary to certain members of its management; the Company recorded compensation expense of approximately $0.3 million for these share awards.

NOTE 11. CONTINGENCIES

  The Company is a party to lawsuits incidental to its business. Management believes that the ultimate resolution of these matters will not have a material adverse impact on the business or financial condition and operations of the Company.

                                 CARSON, INC.

NOTE 12. U.S. AND FOREIGN OPERATIONS

  The Company's operations are located in the United States and South Africa. Financial information by geographic area is as follows (in 000s):

                                                                 TWELVE MONTHS
                                                         -----------------------------
                                                  NINE MONTHS
                                         -----------------------------
                                     COMPANY              PREDECESSOR      COMPANY     PREDECESSOR
                         ------------------------------- ------------- --------------- -----------
                          APRIL 1, 1996  AUGUST 23, 1995 APRIL 1, 1995 AUGUST 23, 1995 YEAR ENDED
                         TO DECEMBER 31, TO DECEMBER 31, TO AUGUST 22,  TO MARCH 31,    MARCH 31,
                              1996            1995           1995           1996          1995
                         --------------- --------------- ------------- --------------- -----------
                                           (UNAUDITED)
Net sales:
 United States:
 Domestic...............     $42,855         $17,386        $20,189        $30,676       $47,111
 Export.................       8,274           3,304          4,407          6,494         7,382
 South Africa...........       8,809           2,983          2,258          4,295         3,633
                             -------         -------        -------        -------       -------
                             $59,938         $23,673        $26,854        $41,465       $58,126
                             =======         =======        =======        =======       =======
Operating income:
 United States..........     $   723         $ 3,096        $ 4,733        $ 5,713       $ 7,852
 South Africa...........       1,728             374            363            973           363
                             -------         -------        -------        -------       -------
                             $ 2,451         $ 3,470        $ 5,096        $ 6,686       $ 8,215
                             =======         =======        =======        =======       =======
Identifiable assets (at
 end of period):
 United States..........     $95,283         $82,109                       $84,886       $42,585
 South Africa...........      11,529           2,953                         4,404         2,113
 Eliminations...........      (9,283)           (971)                       (1,310)         (835)
                             -------         -------                       -------       -------
                             $97,529         $84,091                       $87,980       $43,863
                             =======         =======                       =======       =======

  Transfers of products from the United States to South Africa were not material during the periods presented above. Export sales from the United States include sales to customers in Europe, the Caribbean and Africa.

NOTE 13. FINANCIAL INFORMATION OF CARSON, INC. (PARENT COMPANY)

  The assets of Carson, Inc. on an unconsolidated basis consist solely of its investment in Carson Products Company. During the period from April 1, 1996 to December 31, 1996, and for the period from August 23, 1995 to March 31, 1996, the results of operations of Carson, Inc. consisted solely of its equity in the earnings of Carson Products Company and its cash flows consisted solely of the cash provided by financing activities of $42.4 million and $12.0 million, respectively, from the sale of its common stock and cash used in investing activities of $42.4 million and $12.0 million, respectively, for its investment in Carson Products Company.

NOTE 14. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Morningside

  Carson Products and Morningside Capital Group, L.L.C., ("Morningside") entered into a Management Assistance Agreement dated August 23, 1995 (the "Management Agreement"), pursuant to which Morningside CARSON, INC. and a shareholder of the Company agreed to supply the services of a principal member of Morningside to the Company to provide certain advice and assistance. Such services are provided for a fee of $350,000 per year, payable on a monthly basis in advance plus reimbursement for out-of-pocket expenses. The termination date of the Management Agreement is August 23, 1998; however, the term of the agreement shall continue after such termination date until terminated by not less than 30 days' advance notice by either party.

  In connection with the Acquisition, Morningside received fees of $500,000 from the Company for arranging and negotiating the financing for the Acquisition and performing other consulting and financial advisory services

                                 CARSON, INC.

and was reimbursed by the Company for certain related expenses. Under the Management Agreement, the Company paid Morningside approximately $25,000 in fiscal 1996 for reimbursement of out-of-pocket expenses. Morningside received a fee of $100,000 for arranging and negotiating the terms of the New Senior Bank Facility and performing other consulting and financial advisory services. In addition, the Company reimbursed Morningside for approximately $35,000 of out-of-pocket expenses incurred in connection with the initial public offering. From time to time Morningside may provide additional financial advisory services to the Company, for which Morningside will receive usual and customary compensation.

  Fees Related to the Acquisition

  A corporation in which the Company's former chief financial officer serves as President and is a principal stockholder, was paid $290,000 and received 159,180 shares of the Company's Class C Common Stock from the Company in connection with financial advisory services related to the Acquisition. A law firm in which a director and shareholder of the Company serves as President and Chief Executive Officer was paid approximately $690,000 for services rendered in arranging the equity investment in the Company in connection with the Acquisition. A principal lender and a shareholder of the Company received fees and reimbursement of out-of-pocket expenses totalling $1,783,000 in connection with the Acquisition.

  AM Cosmetics

  Morningside AM Acquisition Corp. ("AM Acquisition"), entered into a Subscription Agreement dated as of June 26, 1996 (the "Subscription Agreement") with Carson Products, providing for the purchase by Carson Products of 300 shares of cumulative Payment in Kind Preferred Shares (the "PIK Preferred Shares") issued by AM Acquisition, at a price of $10,000 per share. AM Acquisition was formed by Morningside on behalf of an investor group to acquire the assets of Arthur Matney Co., Inc. Certain key management personnel and shareholders of the Company are also key management and shareholders of AM Cosmetics. AM Cosmetics sells three brands of "budget" cosmetics, one of which is targeted at the African-American consumer. The PIK Preferred Shares are non-voting and are entitled to cumulative dividends payable quarterly in additional PIK Preferred Shares at a rate of 12% per annum. Additionally, the PIK Preferred Shares are subject to redemption in whole at the option of Carson Products on or after July 1, 2005, at the stated value per share (which is $10,000 per share) plus an amount in cash equal to all accrued and unpaid dividends on the PIK Preferred Shares.

  Concurrent with its investment in AM Acquisition, Carson Products entered into a Management Agreement (the "Carson-AM Management Agreement") with AM Cosmetics, pursuant to which Carson Products agreed to manage the business operations of, and provide certain other services to AM Cosmetics. In return for the management and other services it will provide, Carson Products is entitled to fees equal to 1% of AM Cosmetics' annual net sales subject to a minimum of $500,000 per annum. The Carson-AM Management Agreement expires on June 26, 2004 unless terminated earlier, or renewed for an additional three-year period at AM Cosmetics' option by giving Carson Products written notice thereof at least 180 days prior to the expiration date. Either CARSON, INC. party may terminate the AM Management Agreement by providing the other party with written notice, at least 360 days in advance if terminated by Carson Products and 60 days in advance if terminated by AM Cosmetics.

NOTE 15. CHANGE IN ACCOUNTING METHOD

  Effective June 30 1997, the Company changed its method of valuing inventories in the United States from the lower of last-in, first-out (LIFO) cost or market to the lower of first-in, first-out (FIFO) cost or market. The effect of this change has been reflected to the extent material in all periods presented in these financial statements. This change in valuing inventories was made in order to provide conformity among all of the Company's subsidiaries as well as to conform with general industry practices. As a result of this change in accounting method, cost of goods sold increased and net income decreased for the period ended March 31, 1996 by $177,000 and $102,000, respectively. In addition, inventories decreased by $177,000, retained earnings decreased by $102,000 and deferred income taxes decreased by $75,000 as of March 31, 1996 and December 31, 1996. The effect on all other periods presented was not significant.

                                  CARSON, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                   (UNAUDITED)
                                                                  -------------
                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................   $  4,987
  Accounts receivable (less allowance for doubtful accounts and
   returns of $3,054)............................................     26,259
  Inventories, net...............................................     18,413
  Other current assets...........................................        723
                                                                    --------
    Total current assets.........................................     50,382
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation...     19,314
INVESTMENT IN AM COSMETICS.......................................      3,483
GOODWILL, net....................................................     91,473
OTHER ASSETS.....................................................      6,197
                                                                    --------
      TOTAL ASSETS...............................................   $170,849
                                                                    ========
              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...............................................   $  8,382
  Accrued expenses...............................................      7,447
  Income taxes payable...........................................      2,577
  Current maturities of long-term debt...........................      3,000
                                                                    --------
    Total current liabilities....................................     21,406
LONG-TERM DEBT...................................................     84,918
MINORITY INTEREST IN SUBSIDIARY..................................      3,919
DEFERRED INCOME TAXES AND OTHER LIABILITIES......................      1,701
STOCKHOLDERS' EQUITY:
  Preferred stock................................................        --
  Common stock...................................................        150
  Paid-in capital................................................     62,899
  Accumulated deficit............................................     (1,234)
  Note receivable from employee shareholders, net of discount....     (1,437)
  Foreign currency translation adjustment........................     (1,473)
                                                                    --------
    Total stockholders' equity...................................     58,905
                                                                    --------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................   $170,849
                                                                    ========

           See notes to condensed consolidated financial statements.

                                  CARSON, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
Net sales.................................................. $ 77,791  $ 56,488
Cost of goods sold.........................................   35,431    24,853
                                                            --------  --------
Gross profit...............................................   42,360    31,635
Expenses:
Marketing and selling......................................   19,602    13,283
General and administrative.................................   11,691     8,488
Incentive compensation.....................................      --      7,123
                                                            --------  --------
                                                              31,293    28,894
                                                            --------  --------
Operating income...........................................   11,067     2,741
Interest expense...........................................   (3,924)   (5,523)
Other income, net..........................................      608       497
                                                            --------  --------
Income before income taxes.................................    7,751    (2,285)
Provision for income taxes.................................    3,310     1,808
                                                            --------  --------
Net income (loss).......................................... $  4,441    (4,093)
                                                            ========  ========
Earnings (loss) per share.................................. $   0.30  $  (0.34)
                                                            ========  ========
Weighted average common shares outstanding.................   15,005    11,871


            See notes to condensed consolidated financial statements

                                  CARSON, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               NINE MONTHS
                                                             ENDED SEPTEMBER
                                                                   30,
                                                             -----------------
                                                               1997     1996
                                                             --------  -------
OPERATING ACTIVITIES:
  Net income (loss)........................................  $  4,441  $(4,093)
                                                             --------  -------
Adjustments to reconcile net income (loss) to net cash used
 in operating activities:
  Depreciation and amortization............................     2,686    1,830
  Other, net...............................................    (1,295)    (456)
  Minority interest in earnings of subsidiary..............       507       88
  Foreign currency translation adjustment..................      (164)    (578)
  Changes in operating assets and liabilities, net of
   acquisitions
  Accounts receivable......................................   (10,030)  (2,070)
  Inventories..............................................    (5,897)  (1,850)
  Other current assets.....................................    (1,547)  (1,074)
  Accounts payable.........................................       261      591
  Income taxes payable.....................................     2,577      (52)
  Accrued expenses.........................................     1,501      783
                                                             --------  -------
    Total adjustments......................................   (11,401)  (2,788)
                                                             --------  -------
    Net cash used in operating activities..................    (6,960)  (6,881)
                                                             --------  -------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment...............    (5,108)  (3,895)
  Acquisitions of business assets, net of cash acquired....   (49,406)      --
                                                             --------  -------
    Net cash used in investing activities..................   (54,514)  (3,895)
                                                             --------  -------
FINANCING ACTIVITIES:
  Proceeds from long-term borrowings.......................    62,979    5,991
  Principal payments on long-term debt.....................    (2,162)  (2,000)
  Incentive compensation...................................       --     7,123
  Other, net...............................................       (72)     456
  Proceeds from equity rights offering.....................     1,525      --
  Proceeds from sale of common stock.......................       --     2,814
                                                             --------  -------
  Net cash provided by financing activities................    62,270   14,384
                                                             --------  -------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................       796    3,608
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........     4,191      378
                                                             --------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................  $  4,987  $ 3,986
                                                             ========  =======

           See notes to condensed consolidated financial statements.

                                 CARSON, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying condensed consolidated interim financial statements of Carson, Inc. (the "Company") presented herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted from these consolidated financial statements pursuant to applicable rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto of the Company's 1996 Transition Report on Form 10-K. In the opinion of management, the accompanying unaudited financial statements contain all normal recurring adjustments necessary to present fairly the Company's financial position, results of operations and cash flows at the dates and for the periods presented. Interim results of operations are not necessarily indicative of the results to be expected for a full year. Certain prior period amounts have been reclassified to conform with the current period presentation.

2. INVENTORIES

  Inventories are summarized as follows (in thousands):

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
Raw materials........................................    $ 7,899      $ 7,017
Work-in-process......................................      1,391        1,236
Finished goods.......................................      9,123        2,319
                                                         -------      -------
                                                         $18,413      $10,572
                                                         =======      =======

  The September 30, 1997 and December 30, 1996 inventory balances are net of valuation allowances of $1.7 million and $181,000, respectively.

3. ACQUISITIONS

  During March 1997, the Company entered into an Asset Purchase Agreement with Conopco, Inc. d/b/a Chesebrough-Pond's USA Co. in order to acquire the rights to manufacture and market Cutex in the United States and Puerto Rico (the "Cutex acquisition"). Cutex is the leading brand of nail polish remover and is also a line of nail enamels. The purchase price approximated $41.4 million including amounts paid to Chesebrough-Pond's of $37.5 million and inventory acquired of $3.9 million. In addition, the Company incurred direct acquisition fees and expenses of $1.4 million including allowances for returned goods and obsolete inventory. This acquisition has been accounted for under the purchase method of accounting and the results of the operations have been included in the condensed consolidated financial statements since the date of acquisition. Funds were provided by additional long-term debt and the transaction was completed on April 30, 1997.

  During March 1997, concurrent with the Cutex acquisition, the Company entered into an Asset Repurchase Agreement with Jean Philippe Fragrances, Inc. On April 30, 1997, in connection with the termination of a license agreement between Conopco, Inc. and Jean Philippe Fragrances, Inc. by Carson as successor in interest to Conopco, Inc., Carson acquired certain assets of Jean Philippe Fragrances, Inc. used in the packaging, distributing and selling of nail enamel and nail care treatment products, nail care implements and lipstick under the trademark Cutex in the United States and Puerto Rico.

                                 CARSON, INC.

  The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and the results of the Cutex acquisition as if the acquisition had occurred as of the beginning of each period presented:

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,
                                                 -----------------
                                                   1997     1996
                                                 -------- --------
                                                    (DOLLARS IN
                                                     THOUSANDS
                                                 EXCEPT PER SHARE
                                                     AMOUNTS)
        Net sales............................... $ 82,997 $ 69,843
        Net income..............................    4,669   (2,977)
        Net income per share.................... $   0.31 $  (0.25)

  These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as an adjustment to cost of goods sold per a manufacturing agreement between the Company and Chesebrough-Pond's USA Co., additional goodwill amortization, additional selling expenses related to an agreement between the Company and AM Cosmetics and additional interest expense on acquisition debt, among others. These unaudited pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the Cutex acquisition had been in effect as of the beginning of each period presented, or of future results of operations of the consolidated Company. The pro forma nine months ended September 30, 1996 reflects the change from last-in, first-out (LIFO) cost or market to the lower of first-in, first-out (FIFO) cost or market.

  During April 1997, the Company completed the acquisition of the Let's Jam product line. This acquisition adds one of the leading hair care maintenance brands in the ethnic retail market to the Company's portfolio of brands. The purchase price was approximately $5.6 million cash with funds provided by additional long-term debt. This acquisition has been accounted for under the purchase method of accounting.

  In the first half of 1997, Carson South Africa, through its wholly-owned subsidiary, consummated three acquisitions in the African personal care industry including the African Nu-Me Cosmetics, Restore Plus and Seasilk brand names and certain related assets. The total purchase price including fees for these three acquisitions was approximately $1.5 million, comprised of $0.7 million in cash and 500,000 shares of Carson South Africa common stock.

  Carson South Africa announced on November 13, 1997 that it had completed the acquisition of A&J Cosmetics, a toiletries company. A&J Cosmetics manufactures and owns the Sadie brand of toiletry products, which has been selling in the ethnic market for over 20 years and competes primarily in the roll-on deodorant market. Carson South Africa will fund the acquisition with the issuance of shares of its common stock. The purchase consideration payable for the acquisition is approximately $10.3 million, with an additional purchase price contingency of up to $2.4 million based upon the after tax profit of the business for the year ended December 31, 1998. Approximately $5.9 million of the purchase price is payable on January 31, 1998, approximately $4.4 million is payable on or before January 3, 1999 and the remainder (subject to adjustment) is payable by no later than March 31, 1999.

4. NEW ACCOUNTING PRONOUNCEMENT

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") in February 1997. SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997. The Company currently has a simple capital structure and therefore expects no material effect from the adoption of SFAS No. 128.

                                 CARSON, INC.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Company will adopt SFAS No. 130 and 131 in 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Management expects to report comprehensive income for the effects of foreign currency translation adjustments which are currently reported as a change in shareholders' equity. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Management is currently determining the effect, if any, SFAS No. 131 will have on the annual and interim consolidated financial statements of the Company.

5. CREDIT FACILITY

  On April 30, 1997, the Company entered into an Amended and Restated Credit Agreement with Banque Indosuez, New York Branch, as agent, and the lenders named therein. The Amended and Restated Credit Agreement replaced the Company's existing $40 million senior credit facility with a $100 million senior credit facility consisting of $25 million in Term A loans maturing in April 2002, $50 million in Term B loans maturing in April 2004 and $25 million in revolving loan commitments maturing in April 2002. The proceeds of the new term loans were used in part to finance the Cutex acquisition. In connection with this refinancing, the Company incurred debt issuance costs of approximately $2.6 million, including $520,000 paid to Morningside Capital Group, L.L.C.

  On November 6, 1997, the Company completed a private offering under Rule 144A and Regulation S of the Securities Act of 1933, as amended, of $100 million aggregate principal amount of ten year, fixed rate 10 3/8% senior subordinated notes. The Company used the net proceeds from the offering, after initial purchasers' discounts and other offering expenses, to repay in full outstanding indebtedness and accrued interest under the Existing Credit Facility and transaction fees and expenses related to a new credit facility. The balance of the proceeds of the offering ($6.1 million) will be used for working capital and general corporate purposes. The Company entered into a new credit facility simultaneously with the closing of the proposed offering. The new credit facility provides for loans of up to $75 million, $25 million of which is a revolver for working capital purposes and $50 million of which can be drawn as term loans to fund acquisitions.

6. CHANGE IN ACCOUNTING METHOD

  During the second quarter of 1997, the Company changed its method of valuing inventories in the United States from the lower of last-in, first-out (LIFO) cost or market to the lower of first-in, first-out (FIFO) cost or market in order to provide conformity among subsidiaries due to recent acquisitions. The effect of this change has been reflected in all periods presented in these financial statements. This change in valuing inventories was made in order to provide conformity among all of the Company's subsidiaries as well as to conform with general industry practices. As a result of this change in accounting method, cost of goods sold increased and net income decreased for the three months ended March 31, 1996 by $177,000 and $102,000, respectively. In addition, inventories as of December 31, 1996 decreased by $177,000, retained earnings decreased by $102,000 and accrued income taxes decreased by $75,000. The effect on all other periods presented was not significant.

7. YEAR 2000 COMPUTER PROBLEM

  Many computer applications were created with a two digit field for the year in the date field, and as a result, such applications may fail or create erroneous results by the year 2000 unless corrective measures are taken. The Company has evaluated the extent of any problems and corrective measures have been taken to ensure that the upcoming change of century will not have a significant impact on future results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Chesebrough-Pond's USA Co.

  We have audited the accompanying statements of net assets sold of the Cutex brands of Chesebrough-Pond's USA Co. as of December 31, 1996 and 1995, and the statements of net sales, cost of sales and direct operating expenses for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of Chesebrough-Pond's USA Co.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying financial statements were prepared to present the net assets sold of the Cutex brands, pursuant to the purchase agreement described in Note 1, and the net sales, cost of sales and direct operating expenses of the Cutex brands and are not intended to be a complete presentation of the Cutex brands' financial position, results of operations and cash flows.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the net assets sold of the Cutex brands, pursuant to the purchase agreement referred to in Note 1, as of December 31, 1996 and 1995, and the net sales, cost of sales and direct operating expenses for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND LLP

Stamford, Connecticut
July 14, 1997

                 THE CUTEX BRANDS OF CHESEBROUGH-POND'S USA CO.

                     STATEMENTS OF NET ASSETS SOLD (NOTE 1)

                        AS OF DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                      1996 1995
                                                                      ---- ----
                               ASSETS
Inventory............................................................ $722 $641
                             LIABILITIES
Sales returns reserve................................................  145  162
Commitments and contingencies........................................
                                                                      ---- ----
      Total net assets sold.......................................... $577 $479
                                                                      ==== ====



   The accompanying notes are an integral part of these financial statements.

                 THE CUTEX BRANDS OF CHESEBROUGH-POND'S USA CO.

 STATEMENTS OF NET SALES, COST OF SALES AND DIRECT OPERATING EXPENSES (NOTE 1)

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                 1996    1995
                                                                ------- -------
Net product sales.............................................. $18,216 $15,703
Net royalty revenues...........................................     638   1,255
                                                                ------- -------
Net sales......................................................  18,854  16,958
Cost of sales..................................................   9,950   8,423
                                                                ------- -------
Gross profit...................................................   8,904   8,535
Direct operating expenses......................................     870     861
                                                                ------- -------
Excess of net sales over cost of sales and direct operating
 expenses...................................................... $ 8,034 $ 7,674
                                                                ======= =======



   The accompanying notes are an integral part of these financial statements.

                THE CUTEX BRANDS OF CHESEBROUGH-POND'S USA CO.

                         NOTES TO FINANCIAL STATEMENTS

1. BACKGROUND AND BASIS OF PRESENTATION

  Chesebrough-Pond's USA Co. ("CPUSA" or the "Company") is a division of Conopco, Inc., a wholly owned subsidiary of Unilever United States Inc., which is a wholly owned subsidiary of Unilever N.V.

  The accompanying financial statements have been prepared for the purpose of presenting the net assets sold of the Cutex brands of CPUSA, pursuant to the Asset Purchase Agreement (the "Agreement") dated as of March 27, 1997 between CPUSA and Carson, Inc. (the "Buyer") and its net sales, cost of sales and direct operating expenses for each of the two years in the period ended December 31, 1996. The transaction was consummated on April 30, 1997 ("Closing Date"). Pursuant to the Agreement, CPUSA sold to the Buyer certain assets used with respect to the Cutex brands, including all inventories of finished nail polish remover products, a license agreement (see Note 6) dated as of May 31, 1994 between CPUSA and Jean Philippe Fragrances, Inc. ("Jean Philippe"), as amended, intangible rights and other assets directly related to the Cutex brands, in exchange for consideration totaling approximately $37.5 million plus the book value of the inventory transferred. The Buyer has assumed all liabilities related to refunds or exchanges for products returned or charged back without being returned, after the Closing Date, for all Cutex brand products, except for claims with respect to damaged or deficient nail polish remover products. The Cutex brands consisting of nail polish remover, nail enamel and nail care treatment products, nail care implements and lipstick are sold and distributed principally in the United States. As a result of the Agreement, the Buyer is acquiring the Cutex brands in the United States and Puerto Rico. Foreign affiliates of Unilever N.V. and Unilever P.L.C. outside the United States and Puerto Rico will continue to sell Cutex brand products in countries outside the United States and Puerto Rico. Historically, financial statements have not been prepared for the Cutefrom the historical accounting records of CPUSA and present the net assets sold of the Cutex brands, in accordance with the Agreement, as of December 31, 1996 and 1995, and the statements of net sales, cost of sales and direct operating expenses for each of the years then ended, and are not intended to be a complete presentation of the Cutex brands' financial position, results of operations and cash flows. The historical operating results may not be indicative of the results after the acquisition by the Buyer.

  The statements of net sales, cost of sales and direct operating expenses include all revenues and expenses directly attributable to the Cutex brands of the Company. Direct operating expenses consist principally of selling, marketing and advertising expenses. The statements do not include general and administrative, research and development, interest, income tax and amortization of intangible expenses.

  CPUSA did not maintain the Cutex brands as a separate business unit and had never segregated indirect operating cost information relative to these brands. Accordingly, it is not practical to isolate or allocate indirect operating costs applicable to the Cutex brands.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition:

  Sales of nail polish remover goods are included in income when goods are shipped to the customer, net of a provision for estimated returns. Royalty revenues resulting from the Jean Philippe license agreement, which represent fixed minimum royalty guarantees, are recognized on a straight-line basis over the period to which they relate. Provisions have been made for amounts not considered collectible.

  Inventories:

  Inventories consisting of finished nail polish remover goods are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. According to the purchase agreement, the Buyer is not acquiring any raw materials or work-in-process inventory and therefore, these components of inventory have been excluded from these financial statements.

                THE CUTEX BRANDS OF CHESEBROUGH-POND'S USA CO.

  Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates relate to sales returns and royalty revenues. Actual results could differ from those estimates.

  Advertising and Promotional Expenses:

  Advertising and promotional expenses are charged to expense during the periods in which they are incurred. Total advertising and promotional expense was approximately $122 and $182 for the years ended December 31, 1996 and 1995, respectively.

3. COMMITMENTS AND CONTINGENCIES

  CPUSA has various purchase commitments for materials, supplies and other items incidental to the ordinary course of business. In the aggregate, such commitments are not at prices in excess of current market price. In addition, CPUSA has commitments, in the normal course of business, with various distributors relating to Cutex nail polish remover products.

  Pursuant to the Agreement, the Buyer did not assume any product or other liability in connection with any service performed or product manufactured by CPUSA prior to the Closing Date except for liabilities related to returns or exchanges of Cutex brand products as further described in Note 1.

4. CONCENTRATION OF NET SALES

  One customer accounted for approximately 17% and 13% of net sales for the years ended December 31, 1996 and 1995, respectively.

5. MANUFACTURING AGREEMENT

  On April 30, 1997, CPUSA and the Buyer, entered into a manufacturing agreement whereby CPUSA agreed to manufacture, sell and deliver to the Buyer, and the Buyer agreed to purchase from CPUSA all of its requirements for nail polish remover products for an agreed-upon amount. The manufacturing agreement is in effect for five years from the consummation date of the Asset Purchase Agreement. Thereafter, the manufacturing agreement will be extended for an additional one-year term, unless terminated in accordance with the manufacturing agreement.

6. AGREEMENT WITH JEAN PHILIPPE

  On May 31, 1994, CPUSA and Jean Philippe entered into asset and license agreements whereby Jean Philippe acquired certain assets used in the packaging, distributing and selling of nail enamel and nail care treatment products, nail care implements and lipstick under the Cutex trademark in the United States and Puerto Rico. Under the asset agreement, Jean Philippe acquired the exclusive right to use certain tools, dies, molds, inventories, intangible assets and assumed certain liabilities.

  Under the license agreement, effective as of August 1, 1994 and amended March 28, 1996, Jean Philippe agreed unconditionally to guarantee and pay CPUSA royalties based on a percentage of its sales, including an amount representing a minimum guarantee. This agreement can be terminated under certain conditions, including the failure by Jean Philippe to achieve certain sales volumes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Chesebrough-Pond's USA Co.

  We have audited the accompanying statement of net assets sold of the Cutex brands of Chesebrough-Pond's USA Co. as of April 30, 1997, and the statement of net sales, cost of sales and direct operating expenses for the four-month period ended April 30, 1997. These financial statements are the responsibility of Chesebrough-Pond's USA Co.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying financial statements were prepared to present the net assets sold of the Cutex brands, pursuant to the purchase agreement described in Note 1, and the net sales, cost of sales and direct operating expenses of the Cutex brands and are not intended to be a complete presentation of the Cutex brands' financial position, results of operations and cash flows.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the net assets sold of the Cutex brands, pursuant to the purchase agreement referred to in Note 1, as of April 30, 1997, and the net sales, cost of sales and direct operating expenses for the four-month period ended April 30, 1997, in conformity with generally accepted accounting principles.

                                       Coopers & Lybrand LLP

Stamford, Connecticut
July 17, 1997

                 THE CUTEX BRANDS OF CHESEBROUGH-POND'S USA CO.

                     STATEMENT OF NET ASSETS SOLD (NOTE 1)

                              AS OF APRIL 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                                       APRIL 30,
                                                                         1997
                                                                       ---------
                                ASSETS
Inventory.............................................................   $808
                             LIABILITIES
Sales returns reserve.................................................    160
Commitments and contingencies.........................................
                                                                         ----
      Total net assets sold...........................................   $648
                                                                         ====



   The accompanying notes are an integral part of these financial statements.

                 THE CUTEX BRANDS OF CHESEBROUGH-POND'S USA CO.

  STATEMENT OF NET SALES, COST OF SALES AND DIRECT OPERATING EXPENSES (NOTE 1)

                 FOR THE FOUR-MONTH PERIOD ENDED APRIL 30, 1997
                             (DOLLARS IN THOUSANDS)

                          APRIL 30,
                            1997
                          ---------
Net product sales.......   $5,206
Net royalty revenues....      181
                           ------
Net sales...............    5,387
Cost of sales...........    2,834
                           ------
Gross profit............    2,553
Direct operating
 expenses...............      224
                           ------
Excess of net sales over
 cost of sales and
 direct operating
 expenses...............   $2,329
                           ======



   The accompanying notes are an integral part of these financial statements.

                THE CUTEX BRANDS OF CHESEBROUGH-POND'S USA CO.

                         NOTES TO FINANCIAL STATEMENTS
1. BACKGROUND AND BASIS OF PRESENTATION

  Chesebrough-Pond's USA Co. ("CPUSA" or the "Company") is a division of Conopco, Inc., a wholly owned subsidiary of Unilever United States Inc., which is a wholly owned subsidiary of Unilever N.V.

  The accompanying financial statements have been prepared for the purpose of presenting the net assets sold of the Cutex brands of CPUSA as of April 30, 1997, pursuant to the Asset Purchase Agreement (the "Agreement") dated as of March 27, 1997 between CPUSA and Carson, Inc. (the "Buyer") and its net sales, cost of sales and direct operating expenses for the four-month period ended April 30, 1997. The transaction was consummated on April 30, 1997 ("Closing Date"). Pursuant to the Agreement, CPUSA sold to the Buyer certain assets used with respect to the Cutex brands, including all inventories of finished nail polish remover products, a license agreement (see Note 6) dated as of May 31, 1994 between CPUSA and Jean Philippe Fragrances, Inc. ("Jean Philippe"), as amended, intangible rights and other assets directly related to the Cutex brands, in exchange for consideration totaling approximately $37.5 million plus the book value of the inventory transferred. The Buyer has assumed all liabilities related to refunds or exchanges for products returned or charged back without being returned, after the Closing Date, for all Cutex brand products, except for claims with respect to damaged or deficient nail polish remover products.

  The Cutex brands consisting of nail polish remover, nail enamel and nail care treatment products, nail care implements and lipstick are sold and distributed principally in the United States. As a result of the Agreement, the Buyer is acquiring the Cutex brands in the United States and Puerto Rico. Foreign affiliates of Unilever N.V. and Unilever P.L.C. outside the United States and Puerto Rico will continue to sell Cutex brand products in countries outside the United States and Puerto Rico.

  Historically, financial statements have not been prepared for the Cutex brands. The accompanying financial statements are derived from the historical accounting records of CPUSA and present the net assets sold of the Cutex brands, in accordance with the Agreement, as of April 30, 1997, and the statement of net sales, cost of sales and direct operating expenses for the four-month period then ended, and are not intended to be a complete presentation of the Cutex brands' financial position, results of operations and cash flows. The historical operating results may not be indicative of the results after the acquisition by the Buyer.

  The statement of net sales, cost of sales and direct operating expenses includes all revenues and expenses directly attributable to the Cutex brands of the Company. Direct operating expenses consist principally of selling, marketing and advertising expenses. The statement does not include general and administrative, research and development, interest, income tax and amortization of intangible expenses.

  CPUSA did not maintain the Cutex brands as a separate business unit and had never segregated indirect operating cost information relative to these brands. Accordingly, it is not practical to isolate or allocate indirect operating costs applicable to the Cutex brands.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition:

  Sales of nail polish remover goods are included in income when goods are shipped to the customer, net of a provision for estimated returns. Royalty revenues resulting from the Jean Philippe license agreement, which represent fixed minimum royalty guarantees, are recognized on a straight-line basis over the period to which they relate. Provisions have been made for amounts not considered collectible.

  Inventories:

  Inventories consisting of finished nail polish remover goods are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. According to the Agreement, the Buyer is not acquiring any

                THE CUTEX BRANDS OF CHESEBROUGH-POND'S USA CO.

raw materials or work-in-process inventory and therefore, these components of inventory have been excluded from these financial statements.

  Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates relate to sales returns and royalty revenues. Actual results could differ from those estimates.

  Advertising and Promotional Expenses:

  Advertising and promotional expenses are charged to expense during the periods in which they are incurred. Total advertising and promotional expense was approximately $4 for the four-month period ended April 30, 1997.

3. COMMITMENTS AND CONTINGENCIES

  CPUSA has various purchase commitments for materials, supplies and other items incidental to the ordinary course of business. In the aggregate, such commitments are not at prices in excess of current market price. In addition, CPUSA has commitments, in the normal course of business, with various distributors relating to Cutex nail polish remover products.

  Pursuant to the Agreement, the Buyer did not assume any product or other liability in connection with any service performed or product manufactured by CPUSA prior to the Closing Date except for liabilities related to returns or exchanges of Cutex brand products as further described in Note 1.

4. CONCENTRATION OF NET SALES

  One customer accounted for approximately 17% of net sales for the four-month period ended April 30, 1997.

5. MANUFACTURING AGREEMENT

  On April 30, 1997, CPUSA and the Buyer, entered into a manufacturing agreement whereby CPUSA agreed to manufacture, sell and deliver to the Buyer, and the Buyer agreed to purchase from CPUSA all of its requirements for nail polish remover products for an agreed-upon amount. The manufacturing agreement is in effect for five years. Thereafter, the manufacturing agreement will be extended for an additional one-year term, unless terminated in accordance with the manufacturing agreement.

6. AGREEMENT WITH JEAN PHILIPPE

  On May 31, 1994, CPUSA and Jean Philippe entered into asset and license agreements whereby Jean Philippe acquired certain assets used in the packaging, distributing and selling of nail enamel and nail care THE CUTEX BRANDS OF CHESEBROUGH-POND'S USA CO. treatment products, nail care implements and lipstick under the Cutex trademark in the United States and Puerto Rico. Under the asset agreement, Jean Philippe acquired the exclusive right to use certain tools, dies, molds, inventories, intangible assets and assumed certain liabilities.

  Under the license agreement, effective as of August 1, 1994 and amended March 28, 1996, Jean Philippe agreed unconditionally to guarantee and pay CPUSA royalties based on a percentage of its sales, including an amount representing a minimum guarantee. This agreement can be terminated under certain conditions, including the failure by Jean Philippe to achieve certain sales volumes.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COM-PANY, THE GUARANTORS OR BY THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANYJURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information.................................................... iii
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
The Company..............................................................  21
Use of Proceeds of the Exchange Notes....................................  23
The Exchange Offer.......................................................  24
Capitalization...........................................................  31
Unaudited Pro Forma Consolidated Financial Data..........................  32
Selected Consolidated Historical Financial Data..........................  39
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  41
Business.................................................................  50
Management...............................................................  68
Principal Stockholders and Management Ownership..........................  75
Certain Relationships and Related Transactions...........................  78
Description of the Exchange Notes........................................  81
Description of the New Credit Facility................................... 114
Certain Federal Income Tax Considerations Relating to the Exchange Of-
 fer..................................................................... 115
Plan of Distribution..................................................... 116
Legal Matters............................................................ 116
Independent Auditors..................................................... 117
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $100,000,000

                                     LOGO

                                 CARSON, INC.

                               ----------------

                                  PROSPECTUS

                               ----------------


                               OFFER TO EXCHANGE
                       10 3/8% SENIOR SUBORDINATED NOTES
                              DUE 2007, SERIES A
                        ($100,000,000 PRINCIPAL AMOUNT
                               OUTSTANDING) FOR
                       10 3/8% SENIOR SUBORDINATED NOTES
                              DUE 2007, SERIES B
                        ($100,000,000 PRINCIPAL AMOUNT)

                               JANUARY 22, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------